    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 19, 1994

                                                   REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           GENERAL SIGNAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                             38230                           16-0445660
  (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL               (IRS EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                                HIGH RIDGE PARK
                          STAMFORD, CONNECTICUT 06904
                                 (203) 329-4100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              EDGAR J. SMITH, JR.

                           GENERAL SIGNAL CORPORATION
                                HIGH RIDGE PARK
                          STAMFORD, CONNECTICUT 06904
                                 (203) 329-4100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               W. LESLIE DUFFY, ESQ.                              MICHAEL L. MILLER, ESQ.
              WILLIAM B. GANNETT, ESQ.                           CALFEE, HALTER & GRISWOLD
              CAHILL GORDON & REINDEL                               800 SUPERIOR AVENUE
                   80 PINE STREET                                   CLEVELAND, OH 44114
                 NEW YORK, NY 10005                                    (216) 622-8200
                   (212) 701-3000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") of Reliance Electric Company ("Reliance") with and into the Registrant pursuant to the Merger Agreement disclosed in the enclosed Prospectus have been satisfied or are waived.

     If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                                           PROPOSED          PROPOSED
                                                           MAXIMUM           MAXIMUM
TITLE OF EACH                                              OFFERING         AGGREGATE         AMOUNT OF
CLASS OF SECURITIES                    AMOUNT TO BE         PRICE            OFFERING        REGISTRATION
TO BE REGISTERED(1)                   REGISTERED(1)(2)   PER SHARE(3)        PRICE(3)           FEE(4)
- ------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value....... 34,048,329 Shares      $24.5625       $836,312,081        $288,383
- ------------------------------------------------------------------------------------------------------------
Class B Common Stock, $1.00 par
  value............................. 12,841,253 Shares      $2.8066        $36,040,260         $12,428
- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------

(1) Also includes associated General Signal Rights and Class B Rights. See "Description of General Signal Capital Stock."
(2) The amount of common stock, par value $1.00 per share, of the Registrant (the "Common Stock") to be registered has been determined on the basis of the conversion ratio for such shares in the Merger (0.739 of a share of Common Stock for each outstanding share of common stock, par value $.01 per share (the "Reliance Class A Stock"), of Reliance Electric Company ("Reliance")) and the maximum number of shares of Reliance Class A Stock (34,048,329) to be exchanged in the Merger, assuming the exercise prior to the effective time of the Merger (the "Effective Time") of all Reliance stock options that are, or prior to the Effective Time will be, exercisable.

    The amount of Class B Common Stock, par value $1.00 per share, of the Registrant (the "Class B Common Stock"), to be registered has been determined on the basis of the conversion ratio for such shares in the Merger (each share of Reliance Class B Common Stock, par value $.01 per share ("Reliance Class B Stock"), is exchangeable for 0.739 shares of Class B Common Stock and each share of Reliance Class C Common Stock, par value $.01 per share ("Reliance Class C Stock"), is exchangeable for 2.001 shares of Class B Common Stock) and the number of shares of Reliance Class B Stock and Reliance Class C Stock that are outstanding, 3,161,032 and 5,250,000, respectively.

(3) The maximum aggregate offering price is estimated pursuant to (i) Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"), in the case of the Common Stock, based upon the market value of the shares of Reliance Class A Stock to be cancelled in the Merger ($24 9/16 per share, which is the average of the high and low sales prices of a share of Reliance Class A Stock on the New York Stock Exchange, Inc. on October 12, 1994), and
    (ii) Rule 457(f)(2) of the Securities Act, in the case of the Class B Common Stock, based on the book value, as of September 30, 1994, of 3,161,032 shares of Reliance Class B Stock ($1.99 per share) and 5,250,000 shares of Reliance Class C Stock ($5.67 per share) to be cancelled in the Merger. The proposed maximum offering price per share has been determined by dividing the maximum aggregate offering price (calculated in accordance with the previous sentence) by the number of shares being registered hereby.

(4) A fee of $262,065 was paid on September 19, 1994 pursuant to Section 14(g)(1)(A)(i) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 0-11 promulgated thereunder ("Rule 0-11") in respect of the Merger upon the filing by the Registrant and Reliance of joint preliminary proxy materials relating thereto. Pursuant to Rule 457(b) promulgated under the Securities Act, and Rule 0-11 and Section 14(g)(1)(B) of the Exchange Act, the amount of such previously paid fee has been credited against the registration fee payable in connection with this filing. Accordingly, an additional filing fee of $38,746 is being paid with this Registration Statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                     CROSS-REFERENCE SHEET BETWEEN ITEMS IN

                      FORM S-4 AND PROSPECTUS PURSUANT TO
                         ITEM 501(B) OF REGULATION S-K

ITEM NO.               FORM S-4 CAPTION                        HEADING IN PROSPECTUS
- --------               ----------------                        ---------------------
Item 1     Forepart of Registration Statement and
           Outside Front Cover Page of
           Prospectus..............................   Outside Front Cover Page of Prospectus
Item 2     Inside Front and Outside Back Cover
           Pages of Prospectus.....................   Available Information; Incorporation of
                                                      Documents by Reference; Table of
                                                      Contents
Item 3     Risk Factors, Ratio of Earnings to Fixed
           Charges and Other Information...........   Summary; The Merger
Item 4     Terms of the Transaction................   Summary; The Merger; The Merger
                                                      Agreement; Certain Related Matters;
                                                      Certain Tax Consequences; Description of
                                                      General Signal Capital Stock;
                                                      Comparative Rights of Stockholders
Item 5     Pro Forma Financial Information.........   Summary; Unaudited Pro Forma Combined
                                                      Condensed Financial Statements
Item 6     Material Contacts with the Company Being
           Acquired................................   Summary; The Merger; Certain Related
                                                      Matters
Item 7     Additional Information Required for
           Reoffering by Persons and Parties Deemed
           to be Underwriters......................   Not Applicable
Item 8     Interests of Named Experts and
           Counsel.................................   Legal Matters; Experts
Item 9     Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities.............................   Not Applicable
Item 10    Information with Respect to S-3
           Registrants.............................   Not Applicable
Item 11    Incorporation of Certain Information by
           Reference...............................   Incorporation of Documents by Reference
Item 12    Information with Respect to S-2 or S-3
           Registrants.............................   Not Applicable
Item 13    Incorporation of Certain Information by
           Reference...............................   Not Applicable
Item 14    Information with Respect to Registrants
           Other Than S-2 or S-3 Registrants.......   Not Applicable
Item 15    Information with Respect to S-3
           Companies...............................   Incorporation of Documents by Reference
Item 16    Information with Respect to S-2 or S-3
           Companies...............................   Not Applicable
Item 17    Information with Respect to Companies
           Other Than S-2 or S-3 Companies.........   Not Applicable
Item 18    Information if Proxies, Consents or
           Authorizations are to be Solicited......   Summary; Stockholder Meetings; The
                                                      Merger; Board of Directors and
                                                      Management of General Signal
Item 19    Information if Proxies, Consents or
           Authorizations are not to be Solicited,
           or in an Exchange Offer.................   Not Applicable

[General Signal Letterhead]

                                                         [               ], 1994

Dear Shareholder:

     On behalf of the Board of Directors and management, I cordially invite you to attend the Special Meeting of Shareholders to be held on [Insert DATE and TIME] at the Corporation's headquarters, One High Ridge Park, Stamford, Connecticut 06904.

     The Notice of Special Meeting and Proxy Statement accompany this letter and provide an outline of the business to be conducted at the meeting.

     At the Special Meeting, shareholders will be asked to adopt an Agreement and Plan of Merger, for the merger of Reliance Electric Company with and into General Signal Corporation with General Signal surviving under the name
[               ]. In connection with the Merger, General Signal will issue up to 37,166,616 shares of Common Stock, of which up to 12,842,365 may be shares of a new Class B Common Stock. Shareholders also will be asked to vote on the election of seven new directors to the General Signal Board of Directors.

     The merger of General Signal and Reliance is a unique opportunity to combine two leading industrial companies that have an outstanding complementary business fit. General Signal and Reliance manufacture a similar range of electrical, mechanical, and telecommunications equipment for a wide variety of industrial customers and serve many common industries. This merger creates a company with more product breadth and depth to compete globally as a world-class supplier of electrical, mechanical, and telecommunications products and services.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. THE ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE OUTSTANDING SHARES OF COMMON STOCK. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, I URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. YOUR VOTE IS IMPORTANT.

                                          SINCERELY,

                                         EDMUND M. CARPENTER
                                              Chairman and
                                            Chief Executive
                                                Officer

                           GENERAL SIGNAL CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            [               ], 1994

                          ---------------------------

     The Special Meeting of Stockholders of GENERAL SIGNAL CORPORATION (the "Corporation") will be held at the Corporation's headquarters, One High Ridge Park, Stamford, Connecticut 06904 on [Day], [Date], [Time] for the following purposes:

          1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated August 30, 1994 (the "Merger Agreement"), between General Signal Corporation, a New York corporation, and Reliance Electric Company, a Delaware corporation, and the transactions contemplated therein, including the merger of Reliance with and into General Signal with General
     Signal surviving under the name "          " and the amendment of the
     Certificate of Incorporation to increase the authorized number of shares of Common Stock to 250,000,000 shares, to authorize 26,500,000 shares of a new Class B Common Stock and to change the name of the Corporation to
     [            ], all upon the terms and conditions set forth in the Merger
     Agreement (the "Merger"). The Merger and the transactions contemplated thereby are more completely described in the accompanying Joint Proxy Statement/Prospectus and a copy of the Merger Agreement is attached as Annex A thereto.

          2. To elect seven additional directors as provided in the Joint Proxy Statement/Prospectus.

          3. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on [               ],
1994 will be entitled to vote at the meeting.

                                         By Order of the Board of Directors

                                         EDGAR J. SMITH, JR.
                                          Vice President,
                                          General Counsel
                                           and Secretary

[               ], 1994

                          ---------------------------

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                          ---------------------------

[LOGO]

                           RELIANCE ELECTRIC COMPANY
                            6065 PARKLAND BOULEVARD
                           CLEVELAND, OHIO 44124-6106

                                                                          , 1994

To the Stockholders of Reliance Electric Company:

     You are cordially invited to attend a Special Meeting of Stockholders of Reliance Electric Company to be held at The Forum Conference Center, One
Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio on                ,
1994, at        a.m., local time.

     At the Special Meeting, holders of Reliance's Class A Common Stock will be asked to adopt a Merger Agreement providing for the merger between Reliance and
General Signal Corporation. The surviving corporation will be "               ,"
a New York corporation. In the merger, each outstanding share of Reliance Class
A Common Stock will be converted into 0.739 shares of "               " Common
Stock, each outstanding share of Reliance Class B Common Stock will be converted
into 0.739 shares of "               " Class B Common Stock, and each
outstanding share of Reliance Class C Common Stock will be converted into 2.001
shares of "               " Class B Common Stock.

     This merger is a unique opportunity to combine two leading industrial companies that have an outstanding complementary business fit. Reliance and General Signal manufacture a wide range of electrical, mechanical, electronic and telecommunications equipment for a wide variety of industrial customers and serve many common industries. This merger creates a company with a significantly greater ability to compete globally as a supplier of industrial products.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.

     A Proxy Card and an Advance Registration Form are enclosed. Please indicate your voting instructions and sign, date, and return the Proxy Card promptly in the return envelope provided. If you plan to attend the Special Meeting, please return, with your signed Proxy, the completed Advance Registration Form and an admission ticket will be sent to you. Whether or not you plan to attend the Special Meeting in person, it is important that you return the enclosed Proxy Card so that your shares are voted.

                                          Sincerely,

                                         JOHN C. MORLEY
                                           President
                                              and
                                             Chief
                                           Executive
                                            Officer

                           RELIANCE ELECTRIC COMPANY
                            6065 PARKLAND BOULEVARD
                           CLEVELAND, OHIO 44124-6106

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                           , 1994

     A Special Meeting of Stockholders of Reliance Electric Company ("Reliance") (including any adjournments or postponements thereof, the "Reliance Meeting")
will be held on             , 1994 at           a.m., local time, at The Forum
Conference Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, for the purpose of voting on the adoption of an Agreement and Plan of Merger, dated August 30, 1994 (the "Merger Agreement"), by and between Reliance and General Signal Corporation ("General Signal"), providing for the merger of Reliance with and into General Signal, with General Signal as the surviving
corporation under the name "            ", as described in the accompanying
Joint Proxy Statement/Prospectus, and all other matters properly coming before the Reliance Meeting which relate to the Merger Agreement and the transactions contemplated thereby.

     Only holders of record of Reliance Class A Common Stock as of the close of
business on             , 1994 have the right to receive notice of and to vote
at the Reliance Meeting.

     The accompanying document constitutes the Joint Proxy Statement/Prospectus of Reliance and General Signal for their respective special meetings of stockholders. A copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus and copies of the Amended and Restated Certificate of Incorporation and By-laws of the surviving corporation are attached as Annexes B and C, respectively, to the Joint Proxy Statement/Prospectus.

     YOU ARE CORDIALLY INVITED TO ATTEND THE RELIANCE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. STOCKHOLDERS WHO ATTEND THE RELIANCE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                                         By Order of the Board of Directors

                                         WILLIAM R. NORTON
                                          Vice President,
                                          General Counsel
                                           and Secretary

Cleveland, Ohio
            , 1994

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 19, 1994

                          ---------------------------

GENERAL SIGNAL CORPORATION                             RELIANCE ELECTRIC COMPANY

                      JOINT PROXY STATEMENT AND PROSPECTUS

                          ---------------------------

     This Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to stockholders of General Signal Corporation ("General Signal") and Reliance Electric Company ("Reliance") in connection with the solicitation of proxies by the respective Boards of Directors of such corporations for use at their respective Special Meetings of Stockholders (including any adjournments or
postponements thereof) to be held on [               ], 1994. This Proxy
Statement/Prospectus relates to the proposed merger of Reliance with and into General Signal (the "Merger") with General Signal as the surviving corporation
under the name "[               ]" (the "Surviving Corporation"), pursuant to
the Agreement and Plan of Merger (the "Merger Agreement"), dated August 30, 1994, between General Signal and Reliance.

     This Proxy Statement/Prospectus also constitutes a prospectus of General Signal with respect to up to 37,166,616 shares of common stock, par value $1.00 per share, and the associated common stock purchase rights (the "Common Stock" or "General Signal Common Stock"), and up to 12,842,365 shares of a new Class B common stock, par value $1.00 per share, and the associated common stock purchase rights (the "Class B Common Stock"; and together with the Common Stock, the "Shares"), issuable to Reliance stockholders in the Merger. The Class B Common Stock is non-voting and each share is convertible at any time at the option of the holder into one share of Common Stock.

     This Proxy Statement/Prospectus and accompanying forms of proxy are first being mailed to stockholders of General Signal and Reliance on or about
[               ], 1994.

                          ---------------------------

       THE SECURITIES ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED OR
      DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ---------------------------

      The date of this Proxy Statement/Prospectus is                , 1994

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    1
INCORPORATION OF DOCUMENTS BY REFERENCE...............................................    1
SUMMARY...............................................................................    3
INTRODUCTION..........................................................................   16
THE COMPANIES.........................................................................   16
  General Signal Corporation..........................................................   16
  Reliance Electric Company...........................................................   16
STOCKHOLDER MEETINGS..................................................................   17
  Date; Place; Time; Record Date......................................................   17
  Matters to Be Considered at the Special Meetings....................................   17
  Votes Required; Quorum..............................................................   17
  Proxies.............................................................................   18
  Solicitation of Proxies.............................................................   18
THE MERGER............................................................................   20
  Background of the Merger............................................................   20
  Reasons for the Merger; Recommendations of the Boards of Directors..................   20
  Opinions of Financial Advisors......................................................   22
  Interests of Certain Persons in the Merger..........................................   31
  Resales by Affiliates of Reliance...................................................   32
  Governmental Regulation.............................................................   32
  Appraisal Rights....................................................................   32
  Accounting Treatment................................................................   33
  Board of Directors and Management After the Effective Time..........................   34
  Corporate Headquarters Location After the Merger....................................   35
  Security Ownership of Management and Certain Other Beneficial Owners................   35
THE MERGER AGREEMENT..................................................................   39
  Representations and Warranties......................................................   40
  Covenants...........................................................................   40
  No Solicitation.....................................................................   40
  Conditions..........................................................................   41
  Termination.........................................................................   41
  Fees and Expenses...................................................................   42
  Indemnification; Insurance..........................................................   43
  Amendment...........................................................................   43
  Waivers; Consents...................................................................   43
CERTAIN RELATED MATTERS...............................................................   44
  CSCL Agreement......................................................................   44
  General Signal Rights Agreement Amendment...........................................   44
  Reliance Rights Agreement...........................................................   44
  Reliance Employee Benefit Plans.....................................................   45

                                                                                        PAGE
                                                                                        ----
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...........................   46
CERTAIN TAX CONSEQUENCES..............................................................   50
  General.............................................................................   50
  Federal Income Tax Consequences of the Merger.......................................   50
  Exercise of Appraisal Rights........................................................   51
BOARD OF DIRECTORS AND MANAGEMENT OF GENERAL SIGNAL...................................   52
  Directors' Compensation.............................................................   53
  Executive Compensation..............................................................   55
DESCRIPTION OF GENERAL SIGNAL CAPITAL STOCK...........................................   66
COMPARATIVE RIGHTS OF STOCKHOLDERS....................................................   67
  Amendments to Certificate of Incorporation..........................................   67
  Amendments to By-laws...............................................................   67
  Directors...........................................................................   67
  Removal of Directors................................................................   68
  Newly Created Directorships and Vacancies...........................................   68
  Vote Required for Certain Transactions..............................................   68
  Business Combinations...............................................................   69
  Appraisal Rights....................................................................   70
  Limitation on Directors' Liability..................................................   70
  Indemnification.....................................................................   70
  Loans to Directors and Officers.....................................................   71
  Special Meetings....................................................................   71
  Stockholder Action..................................................................   71
  Stockholder Action by Written Consent...............................................   72
  Payment of Dividends................................................................   72
  Rights or Options...................................................................   72
  Preemptive Rights...................................................................   72
LEGAL MATTERS.........................................................................   73
EXPERTS...............................................................................   73
STOCKHOLDER PROPOSALS.................................................................   73

Annex A  -- Agreement and Plan of Merger
Annex B  -- Form of Restated Certificate of Incorporation of the Surviving Corporation
Annex C  -- Form of Restated By-laws of the Surviving Corporation
Annex D  -- Section 262 of the Delaware General Corporation Law
Annex E  -- Fairness Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
Annex F  -- Fairness Opinion of Goldman, Sachs & Co.
Annex G  -- Fairness Opinion of Prudential Securities Incorporated

                             AVAILABLE INFORMATION

     General Signal and Reliance are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission") relating to their business, financial position, results of operations and other matters. Such reports and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at The Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, 15th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The General Signal Common Stock and the Reliance Class A Common Stock are listed on the New York Stock Exchange ("NYSE") and the General Signal Common Stock also is listed on the Pacific Stock Exchange ("PSE"). Such material can also be inspected at the offices of such exchanges. The offices of such exchanges are: the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 115 Sansome Street, Suite 1104, San Francisco, California 94104.

     General Signal has filed with the Commission a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to General Signal, Reliance and the Shares offered hereby.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by General Signal (File No. 1-996) and Reliance (File No. 1-10404) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

          1. General Signal's Annual Report on Form 10-K for the year ended December 31, 1993;

          2. General Signal's Quarterly Reports on Form 10-Q for the three months ended March 31, 1994, as amended by Form 10-Q/A filed on June 10, 1994, and the six months ended June 30, 1994;

          3. General Signal's Current Reports on Form 8-K dated March 27, 1986, June 21, 1990 and June 17, 1993;

          4. General Signal's Form 8-A/A-3 dated             , 1994;

          5. Reliance's Annual Report on Form 10-K for the year ended December 31, 1993; and

          6. Reliance's Quarterly Reports on Form 10-Q for the three months ended March 31, 1994 and the six months ended June 30, 1994.

     All documents and reports filed by General Signal and Reliance pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of their special meetings of stockholders shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL

OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO GENERAL SIGNAL, TO GENERAL SIGNAL CORPORATION, ONE HIGH RIDGE PARK, STAMFORD, CONNECTICUT 06904 (TELEPHONE NUMBER
(203) 329-4100), ATTN: CORPORATE SECRETARY, OR, IN THE CASE OF DOCUMENTS RELATING TO RELIANCE, TO RELIANCE ELECTRIC COMPANY, 6065 PARKLAND BOULEVARD, CLEVELAND, OHIO 44124 (TELEPHONE NUMBER (216) 266-5800), ATTN: CORPORATE SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE INCORPORATED DOCUMENTS,
REQUESTS SHOULD BE RECEIVED NO LATER THAN [        ], 1994.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities made under this Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of General Signal or Reliance since the date of this Proxy Statement/Prospectus.

                                    SUMMARY

     The following is a summary of certain information contained in this Proxy Statement/Prospectus. This summary does not contain a complete statement of all material information relating to General Signal, Reliance, the Merger or the Merger Agreement and is qualified in all respects by reference to the more detailed information and financial statements contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus.

                                    GENERAL

     This Proxy Statement/Prospectus is being furnished in connection with the Merger Agreement between General Signal and Reliance. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus.

                                 THE COMPANIES

General Signal Corporation
  One High Ridge Park
  Stamford, Connecticut
  06904
  (203) 329-4100...........  General Signal Corporation, incorporated in New
                             York in 1904, designs, manufactures and sells equipment and instruments for the process control, electrical, automotive, mass transportation and telecommunications industries. General Signal serves these markets through three product sectors:
                             (i) Process Controls, (ii) Electrical Controls and
                             (iii) Industrial Technology.

Reliance Electric Company
  6065 Parkland Blvd.
  Cleveland, Ohio 44124
  (216) 266-5800...........  Reliance Electric Company, incorporated in Delaware in 1986 to succeed to its predecessor business formed in 1904, designs, manufactures and sells industrial motors and related controls, generators, transformers, mechanical power transmission products and systems, and telecommunications equipment. Reliance is organized into two business segments: Industrial and Telecommunications.

                              STOCKHOLDER MEETINGS

Meetings of Stockholders...  A Special Meeting of the stockholders of General
                             Signal will be held at its headquarters, One High Ridge Park, Stamford, Connecticut, on [date and time], Eastern Standard Time ("EST") (including any postponements or adjournments thereof, the "General Signal Special Meeting"). A Special Meeting of the stockholders of Reliance will be held at The Forum Conference Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio on [date and time], EST (including any postponements or adjournments thereof, the "Reliance Special Meeting" and, together with the General Signal Special Meeting, the "Special Meetings").

Matters to Be Considered
  at the Special
  Meetings.................  At the General Signal Special Meeting the
                             stockholders of General Signal will consider and vote upon (i) the adoption of the Merger Agreement and the transactions contemplated therein (the "Merger Proposal"), including the merger of Reliance with and into General Signal with General
                             Signal surviving under the name "          " and
                             the amendment of the Certificate of Incorporation to increase the authorized number of shares of Common Stock to 250,000,000 shares, to authorize 26,500,000 shares of the new Class B Common Stock, and to change the
                             name of General Signal to [       ], and (ii) the
                             election to the Board of Directors of seven new directors (the "New Directors"), effective as of the effective time of the Merger (the "Effective Time"), of whom six are currently directors of Reliance and one is an individual designated by Court Square Capital Limited, a wholly owned subsidiary of Citicorp ("CSCL"), pursuant to an agreement between CSCL and General Signal dated August 29, 1994 (the "CSCL Agreement").

                             At the Reliance Special Meeting, the holders of shares of Reliance Class A Common Stock will consider and vote upon the adoption of the Merger Agreement and the transactions contemplated therein.

Vote Required..............  General Signal. Pursuant to Section 903 of the New
                             York Business Corporation Law ("NYBCL"), the affirmative vote of two-thirds of the outstanding shares of Common Stock is required to adopt the Merger Proposal. Pursuant to Section 614 of the NYBCL the New Directors will be elected by a plurality of votes cast at the General Signal Special Meeting, assuming a quorum is present.

                             Reliance. Pursuant to Section 252 of the Delaware General Corporation Law ("DGCL"), the affirmative vote of more than 50% of the outstanding shares of Reliance Class A Common Stock is required to adopt the Merger Agreement.

Record Date................  The record date for the General Signal Special
                             Meeting and the Reliance Special Meeting is
                                         , 1994.

                                   THE MERGER

Merger Terms...............  The Merger Agreement provides that, subject to the requisite approval of General Signal's and
                             Reliance's stockholders and the satisfaction or waiver of certain other conditions, at the Effective Time (i) Reliance shall be merged with and into General Signal as the Surviving
                             Corporation under the name [             ] and
                             shall continue its corporate existence under the laws of the State of New York, (ii) each share of
                             (a) Reliance Class A Common Stock, par value $.01 per share (the "Reliance Class A Common Stock"), shall be converted into the right to receive 0.739 (the "Conversion Ratio") shares of Common Stock;
                             (b) Reliance Class B Common Stock, par value $.01 per share ("Reliance Class B Common Stock"), shall be converted into the right to receive 0.739 shares of Class B Common Stock or, at the holder's election, 0.739 shares of Common Stock; and (c) Reliance Class C Common Stock, par value $.01 per share ("Reliance Class C Common Stock"; and together with the Reliance Class A Common Stock and the Reliance Class B Common Stock, the "Reliance Shares"), shall be converted into the right to receive 2.001 (the "Class C Conversion Ratio") shares of Class B Common Stock or, at the holder's election, 2.001 shares of Common Stock, (iii) the status of all securities of General Signal issued or reserved for issuance will remain unchanged, and
                             (iv) the Merger shall have the effects on Reliance and General Signal as constituent corporations of the Merger as provided under the DGCL and the NYBCL. See "The Merger Agreement."

Reasons for the Merger;
  Recommendations of the
  Boards of Directors......  On August 29, 1994, the Board of Directors of
                             General Signal unanimously approved the Merger Agreement and the Merger as being in the best interests of its stockholders and resolved to recommend that its stockholders (i) adopt the Merger Agreement and the transactions contemplated therein, including the merger of Reliance with and into General Signal with General Signal surviving
                             under the name "            " and the amendment of
                             the Certificate of Incorporation to increase the authorized Common Stock to 250,000,000 shares, to authorize 26,500,000 shares of the new Class B Common Stock and to change the name of General
                             Signal to [             ], and (ii) elect seven new
                             directors to the Board of Directors, of whom six are currently directors of Reliance and one is an individual designated by CSCL pursuant to the CSCL Agreement. See "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors."

                             On August 29, 1994, the Board of Directors of Reliance unanimously approved the Merger Agreement and the Merger as being in the best interests of its stockholders and resolved to recommend that its stockholders adopt the Merger Agreement and the transactions contemplated thereby. See "The
                             Merger -- Reasons for the Merger; Recommendations of the Boards of Directors."

Opinions of Financial
  Advisors.................  General Signal has received the opinion of
                             Donaldson, Lufkin & Jenrette Securities
                             Corporation, to the effect that, as of August 29, 1994, the consideration to be paid by General Signal as the Surviving Corporation to the stockholders of Reliance is fair to General Signal's stockholders from a financial point of view. The written opinion of Donaldson, Lufkin & Jenrette Securities Corporation, dated August 29, 1994, is attached to this Proxy Statement/ Prospectus as Annex E and should be read in its entirety. See "The Merger -- Opinions of Financial Advisors."

                             Reliance has received the oral opinions of (i) Goldman, Sachs & Co. to the effect that, as of August 29, 1994, the Exchange Ratio (defined as the Conversion Ratio together with the Class C Conversion Ratio) is fair to the holders of Reliance Shares and (ii) Prudential Securities Incorporated to the effect that, as of August 29, 1994, the Exchange Ratio (defined as the Conversion Ratio together with the Class C Conversion Ratio) is fair to Reliance stockholders from a financial point of view. The written opinions of Goldman, Sachs & Co. and Prudential Securities Incorporated,
                             each dated [          ], 1994, are attached to this
                             Proxy Statement/Prospectus as Annexes F and G, respectively, and should be read in their entirety. See "The Merger -- Opinions of Financial Advisors."

Interests of Certain
  Persons in the Merger....  The Merger Agreement includes certain provisions relating to the indemnification of Reliance's officers and directors and provides for the continuation of current directors' and officers' liability insurance for Reliance directors and officers. See "The Merger Agreement -- Indemnification; Insurance."

                             Prior to executing the Merger Agreement, the Reliance Board of Directors adopted a Change in Control Severance Pay Plan for certain

                             Reliance executives to provide severance benefits similar to those provided to similarly situated executives at General Signal. The Reliance Board of Directors also amended certain other existing employee benefits for Reliance employees in contemplation of the Merger. In addition, General Signal has agreed not to amend the terms of certain Reliance retirement plans for two years following the Merger. See "The Merger -- Interests of Certain Persons in the Merger."

                             Pursuant to the Merger Agreement, the Board of Directors and the management of the Surviving Corporation shall be as described under "The Merger -- Board of Directors and Management After the Effective Time."

Effective Time of the
  Merger...................  If the Merger Agreement is adopted by General
                             Signal's and Reliance's stockholders and the other conditions to the Merger are satisfied or waived, the Merger will be consummated and become effective at the time of filing of, or at such later time specified in, a certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with the provisions of
                             Section 252 of the DGCL and by the Department of State of the State of New York in accordance with the provisions of Section 904 of the NYBCL. Assuming all other conditions of the Merger are satisfied or waived, the Merger is expected to become effective as promptly as practicable after obtaining the necessary approval of General Signal's and Reliance's stockholders. See "The Merger Agreement."

Conditions to the Merger;
  Termination..............  The obligations of General Signal and Reliance to effect the Merger are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including, among other things, that General Signal and Reliance have received a letter from Ernst & Young LLP, reasonably satisfactory to each party in all respects, that, in their opinion, the Merger will qualify for pooling-of-interests accounting treatment, and a letter from Cahill Gordon & Reindel that, in their opinion, for federal income tax purposes, the Merger will be treated as a tax-free reorganization. See "The Merger
                             Agreement -- Conditions." The Merger Agreement may be terminated (i) by mutual consent of General Signal and Reliance, (ii) by either party if the Merger is not consummated on or before March 31, 1995, (iii) by either party if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, (iv) by either party if the requisite stockholder approval of either General Signal or Reliance has not been obtained at the applicable Special Meeting, (v) by either party if there has occurred since June 30, 1994 a material adverse change in the other party, (vi) by one party if the Board of Directors of the other party shall withdraw, modify or change its recommendation of the Merger Agreement or the Merger in a manner adverse to the other party, or shall have recommended any proposal in respect of an Acquisition Transaction (as defined in the Merger Agreement), (vii) by one party if the Board of Directors of the other party shall furnish or disclose non-public information or negotiate, explore or otherwise communicate in any way with a third party with respect to any Acquisition Transaction, or shall have resolved to do any of the foregoing and publicly disclosed such resolution, and (viii) in certain other situations. Under certain circumstances, if the Merger Agreement is terminated, the terminating party may be entitled to receive a termination fee of $50 million and the payment of its fees and expenses relating to the transaction. See "The Merger
                             Agreement -- Termination, Effect of Termination and Fees and Expenses."

Governmental and Regulatory
  Matters..................  The Merger is subject to the Hart-Scott-Rodino
                             Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice (the "Justice Department") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. General Signal and Reliance filed the required information and material with the Justice Department and the FTC on September 20, 1994. See "The Merger -- Governmental Regulation."

Certain Federal Income Tax
  Consequences.............  It is expected that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Accordingly, no gain or loss should be recognized by holders of Reliance Shares upon receipt solely of the Shares in the Merger in exchange for such Reliance Shares. See "Certain Tax Consequences." Reliance and General Signal stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger. See "Certain Tax Consequences."

Accounting Treatment.......  The Merger is expected to qualify as a pooling-of-interests for accounting and financial reporting purposes. The receipt of a letter from Ernst & Young LLP by each of General Signal and Reliance, confirming that the Merger will qualify for pooling-of-interests accounting is a condition to consummation of the Merger.

Comparative Rights of
  Stockholders.............  For a comparison of New York and Delaware laws and of the respective certificates of incorporation and by-laws of General Signal and of Reliance governing the rights of General Signal stockholders and Reliance stockholders, respectively, see "Comparative Rights of Stockholders."

Appraisal Rights...........  Holders of Reliance Class A Common Stock do not
                             have statutory appraisal rights. Holders of Reliance Class B Common Stock and Reliance Class C Common Stock have a statutory right to elect to have the fair value of their shares judicially appraised and to receive cash in lieu of the Shares. See "The Merger -- Appraisal Rights." CSCL, as the only holder of Reliance Class C Common Stock, has agreed not to exercise its appraisal rights. See "Certain Related Matters -- CSCL Agreement."

               BOARD OF DIRECTORS AND MANAGEMENT AFTER THE MERGER

Directors After the
  Merger...................  The Board of Directors of the Surviving Corporation
                             at the Effective Time shall number 18 authorized members consisting of the existing 10 members of the General Signal Board of Directors and adding thereto six members from the Reliance Board of Directors and one person designated by CSCL pursuant to the CSCL Agreement, and with one seat vacant. The stockholders of General Signal will vote to elect the New Directors to the Board of Directors of General Signal at the General Signal Special Meeting. The various Committees of the General Signal Board of Directors will be increased in size and the New Directors will be appointed to fill the vacancies created thereby. See "The
                             Merger -- Board of Directors and Management After the Effective Time."

Management After the
  Merger...................  The officers of the Surviving Corporation shall be determined by the Board of Directors of the Surviving Corporation immediately after the Effective Time, following consultation by the Chief Executive Officers of Reliance and General Signal, except that Mr. Edmund M. Carpenter, the Chairman and Chief Executive Officer of General Signal, shall be the Chairman and Chief Executive Officer of the Surviving Corporation and Mr. John C. Morley, the President and Chief Executive Officer of Reliance, shall be the Vice Chairman of the Surviving Corporation. See "The Merger -- Board of Directors and Management After the Effective Time."

Security Ownership of
  Management and Certain
  Other Beneficial
  Owners...................  As of September 19, 1994, directors and executive officers of General Signal and their affiliates were beneficial owners of approximately 1.9% of the outstanding shares of Common Stock. As of September 19, 1994, directors and executive officers of Reliance and their affiliates were beneficial owners of approximately 9.5% of the outstanding shares of Reliance Class A Common Stock. As of the Effective Time, former stockholders of Reliance will own approximately 44% of the outstanding stock of the Surviving Corporation. See "The
                             Merger -- Board of Directors and Management After the Effective Time."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                         OF GENERAL SIGNAL CORPORATION

     The following selected financial information of General Signal for each of the five years ended December 31, 1993, 1992, 1991, 1990 and 1989 has been derived from General Signal's audited financial statements contained in its Annual Reports on Form 10-K for the years then ended and is qualified in its entirety by such documents. The selected financial information of General Signal as of and for the six months ended June 30, 1994 and 1993 has been derived from unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information for the unaudited interim periods. The operating results for the six months ended June 30, 1994 are not necessarily indicative of results for the full year. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and the Notes thereto incorporated by reference into this Proxy Statement/Prospectus.

                                 SIX MONTHS ENDED
                                     JUNE 30,                                  YEAR ENDED DECEMBER 31,
                               ---------------------     --------------------------------------------------------------------
                                 1994         1993          1993           1992           1991         1990           1989
                                 ----         ----          ----           ----           ----         ----           ----
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS:
  Net sales..................  $815,270     $763,689     $1,530,006     $1,674,205       $1,615,832   $1,694,947     $1,738,287
  Cost of sales..............   577,403      555,556      1,100,590      1,205,622        1,165,325    1,209,705      1,220,421
  Selling, general and
    administrative
    expenses.................   157,198      154,089        308,370        339,818          333,001      356,769        378,973
  Disposition of businesses
    and restructuring........        --      (12,100)(a)     10,100(b)      85,600(c)            --      122,200(d)      (8,679)
                               --------     --------     ----------     ----------       ----------   ----------     ----------
  Total operating costs and
    expenses.................   734,601      697,545      1,419,060      1,631,040        1,498,326    1,688,674      1,590,715
                               --------     --------     ----------     ----------       ----------   ----------     ----------
  Operating earnings.........    80,669       66,144        110,946         43,165          117,506        6,273        147,572
  Interest expense, net......    (5,551)     (10,549)       (16,548)       (24,379)         (28,055)     (31,466)       (39,090)
                               --------     --------     ----------     ----------       ----------   ----------     ----------
  Earnings (loss) from
    continuing operations
    before income taxes......    75,118       55,595         94,398         18,786           89,451      (25,193)       108,482
  Income taxes...............    25,540       18,183         27,802          6,321           25,494      (11,917)        28,201
                               --------     --------     ----------     ----------       ----------   ----------     ----------
  Earnings (loss) from
    continuing operations....    49,578       37,412         66,596         12,465           63,957      (13,276)        80,281
  Discontinued operations....        --           --             --             --           (9,800)(e)  (19,657)(f)     (1,830)
  Extraordinary charge, net
    of taxes.................        --       (6,576)(g)     (6,576)(g)       (330)(g)           --           --             --
  Cumulative effect of
    accounting changes.......        --      (25,300)(h)    (25,300)(h)    (92,400)(i)           --           --             --
                               --------     --------     ----------     ----------       ----------   ----------     ----------
  Net earnings (loss)........  $ 49,578     $  5,536     $   34,720     $  (80,265)      $   54,157   $  (32,933)    $   78,451
                               --------     --------     ----------     ----------       ----------   ----------     ----------
  Earnings (loss) per share
    of common stock
    Continuing operations....  $   1.05     $   0.87     $     1.47     $     0.30       $     1.66   $    (0.35)    $     2.11
    Discontinued operations..        --           --             --             --            (0.26)       (0.51)         (0.05)
    Extraordinary charge.....        --        (0.15)         (0.14)         (0.01)              --           --             --
    Cumulative effect of
      accounting changes.....        --        (0.59)         (0.56)         (2.21)              --           --             --
                               --------     --------     ----------     ----------       ----------   ----------     ----------
    Net earnings (loss)......  $   1.05     $   0.13     $     0.77     $    (1.92)      $     1.40   $    (0.86)    $     2.06
                               --------     --------     ----------     ----------       ----------   ----------     ----------
  Cash dividends per share...  $   0.45     $   0.45     $     0.90     $     0.90       $     0.90   $     0.90     $     0.90
  Average common shares
    outstanding..............    47,359       43,215         45,205         41,753           38,572       38,398         38,112

                                                                                  DECEMBER 31,
                                       JUNE 30,      ----------------------------------------------------------------------
                                         1994           1993           1992           1991           1990           1989
                                       --------         ----           ----           ----           ----           ----
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF FINANCIAL POSITION
  (AT END OF PERIOD):
  Working capital...................  $  300,583     $  268,697     $  347,798     $  243,884     $  310,601     $  328,825
                                      ----------     ----------     ----------     ----------     ----------     ----------
  Property, plant and equipment,
    net.............................     293,185        263,353        246,858        263,650        283,040        325,060
                                      ----------     ----------     ----------     ----------     ----------     ----------
  Total assets......................   1,306,814      1,224,841      1,258,428      1,180,198      1,294,633      1,324,341
                                      ----------     ----------     ----------     ----------     ----------     ----------
  Long-term debt, net of current
    maturities......................     250,740        191,382        367,654        289,839        397,939        331,164
                                      ----------     ----------     ----------     ----------     ----------     ----------
  Shareholders' equity..............     555,821        525,186        374,849        476,436        450,349        506,109
                                      ----------     ----------     ----------     ----------     ----------     ----------

- ---------------

(a) Includes a $42.6 million credit representing excess reserves relating to the disposition of semiconductor equipment operations and a $30.5 million charge for restructuring Process Controls and Electrical Controls businesses.

(b) Represents a transaction and consolidation charge of $13.2 million for the acquisition of Revco Scientific, Inc., a charge for prior dispositions of $19.6 million, a $30.5 million charge for restructuring the Process Controls and Electrical Controls businesses, and credits of $53.2 million for the reversal of excess semiconductor equipment operations reserves.

(c) An $85.6 million charge ($58.2 million net of related income tax benefits) was recorded in the fourth quarter of 1992 related to the determination to divest General Signal's semiconductor equipment operations.

(d) Pretax earnings from continuing operations for 1990 included non-recurring charges totaling $122.2 million, consisting of a $76.0 million pretax charge primarily in connection with the disposal of certain semiconductor units and a $46.2 million special charge primarily in connection with the reduction of operating capacity, employment and product lines of Leeds & Northrup Company.

(e) A $9.8 million charge, net of related income tax benefits, was recorded in 1991 relating to General Signal's decision in 1990 to exit its rail transportation businesses. The charge represents adjustments to the estimated net realizable value of the assets sold, additional transaction costs and other contingencies.

(f) A $19.7 million charge, net of related income tax benefits, was recorded in 1990 in connection with the discontinuance and disposal of General Signal's New York Air Brake and General Railway Signal units.

(g) Represents charge for early extinguishment of debt.

(h) A non-cash charge of $25.3 million was incurred in 1993 as a result of the adoption by General Signal of new accounting standards for post-employment benefits (FAS 112).

(i) A non-cash charge of $92.4 million was incurred in 1992 as a result of adoption by General Signal of new accounting standards for post-retirement benefits other than pensions (FAS 106) and income taxes (FAS 109).

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RELIANCE

     The following selected financial information of Reliance has been derived from and should be read in conjunction with Reliance's audited financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 1993 and with the unaudited financial statements contained in Reliance's Form 10-Q for the quarter ended June 30, 1994, which are incorporated by reference in this Proxy Statement/Prospectus. The selected financial information of Reliance as of and for the six months ended June 30, 1994 and 1993 has been derived from unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information for the unaudited interim periods. The operating results for the six months ended June 30, 1994 are not necessarily indicative of results for the full year. This information should be read in conjunction with Management's Discussion and Analysis of Results of Operations and Financial Condition incorporated by reference into this Proxy Statement/Prospectus.

                              SIX MONTHS ENDED
                                  JUNE 30,                                  YEAR ENDED DECEMBER 31,
                            ---------------------     --------------------------------------------------------------------
                              1994         1993          1993           1992           1991         1990           1989
                              ----         ----          ----           ----           ----         ----           ----
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS:
Net sales.................  $830,900     $800,500     $1,607,900     $1,552,500     $1,515,600   $1,547,200     $1,410,900
Cost of sales.............   618,000      605,400      1,222,800      1,155,200      1,110,300    1,110,700      1,028,300
Selling, general and
  administrative
  expenses................   142,100      134,600        272,000        262,700        251,300      246,300        202,600
Earnings before interest
  and taxes...............    67,800       53,800         92,000(1)     131,600        147,500      176,100        165,100(2)
Interest expense..........   (12,000)     (13,400)       (26,300)       (45,200)       (83,500)     (88,400)       (93,800)
Provision for income
  taxes...................    25,700       18,900         33,200         39,100         30,000       40,200         39,000
Earnings from continuing
  operations before
  extraordinary items and
  cumulative effect of
  accounting change.......    30,100       21,500         32,500         47,300         34,000       47,500         32,300
Net earnings..............    27,700(3)    14,400(4)      25,400(4)      25,200(5)      34,000       46,500         48,500(6)
Preferred stock dividends
  and accretion(7)........        --           --             --         15,600         19,300       20,100         10,500
Net earnings available for
  common stock............  $ 27,700     $ 14,400     $   25,400     $    9,600     $   14,700   $   26,400     $   38,000
Earnings per equivalent
  share of common stock
  from continuing
  operations before
  extraordinary items and
  cumulative effect of
  accounting change.......  $   0.59     $   0.42     $     0.64     $     0.73     $     0.44   $     0.83     $     0.56
Net earnings per share....  $   0.54     $   0.28     $     0.50     $     0.22     $     0.44   $     0.80     $     0.96
Common dividends per
  share...................        --           --             --             --             --           --             --
Average common shares
  outstanding(8)..........    50,729       50,733         50,664         43,433         33,252       32,763         39,875

                                                                                  DECEMBER 31,
                                       JUNE 30,      ----------------------------------------------------------------------
                                         1994           1993           1992           1991           1990           1989
                                       --------         ----           ----           ----           ----           ----
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF FINANCIAL POSITION
  (AT END OF PERIOD):
Working capital.....................  $  394,200     $  350,800     $  339,800     $  340,000     $  319,000     $  294,100
Property, plant and equipment, net..     308,200        298,200        287,300        290,500        299,400        304,100
Total assets........................   1,256,800      1,195,300      1,150,600      1,176,500      1,188,400      1,176,300
Long-term obligations(9)............     360,700        351,400        368,900        674,600        695,800        732,300
Stockholders' equity................     410,500        380,800        357,900         67,100         51,500         12,900

- ---------------
(1) Includes $15.6 million of restructure expense for workforce reductions, consolidation of manufacturing capacity and international structure changes.

(2) Includes option cancellation charges of $16.5 million, offset by a $5.0 million gain due to the annuitization of certain liabilities related to terminated pension plans.

(3) SFAS 112 was adopted in the first quarter of 1994, resulting in a $2.4 million net charge to earnings.

(4) Includes $7.0 million of extraordinary charges related to Reliance's 1993 refinancing, principally due to the accelerated amortization of debt issuance fees and interest rate swap costs.

(5) Includes $22.1 million of extraordinary charges associated with Reliance's 1992 recapitalization relating principally to premiums paid on redeemed subordinated debentures and accelerated amortization of debt issuance costs.

(6) Includes a $20.9 million net gain on the sale of a discontinued operation.

(7) Represents payments of dividends and the accretion of future dividends and issuance fees related to Reliance's redeemable preferred stock redeemed in 1992.

(8) The increase in average common shares outstanding after 1991 is due to the sale in May 1992 of 17.2 million shares of common stock in an initial public offering. The decrease in average common shares outstanding from 1989 to 1990 is due to a self-tender offer in December 1989.

(9) Includes Reliance's long-term debt and the $1.50 Junior Exchangeable Preferred Stock at December 31, 1991, 1990 and 1989.

                 SELECTED UNAUDITED PRO FORMA FINANCIAL DATA OF
            SURVIVING CORPORATION AFTER GIVING EFFECT TO THE MERGER

     The selected unaudited pro forma financial information of General Signal and Reliance is derived from the pro forma combined condensed financial statements and should be read in conjunction with such pro forma financial statements and notes thereto appearing elsewhere in this Proxy Statement/Prospectus. Historical and pro forma information for certain periods is derived from financial statements for certain periods that are not included or incorporated by reference herein. For pro forma purposes, General Signal's consolidated financial statements for the six month periods ended June 30, 1994 and 1993 and for each of the five years ended December 31, 1993 have been combined with the financial statements of Reliance for such periods giving effect to the proposed transaction under the pooling-of-interests method of accounting.

     The pro forma information is presented for comparative purposes only and does not purport to be indicative of the operating results or financial position that would have resulted if the Merger had been in effect at the beginning of the periods presented and should not be considered indicative of future operating results or financial position.

                                       SIX MONTHS ENDED
                                           JUNE 30,                               YEAR ENDED DECEMBER 31,
                                   -------------------------   --------------------------------------------------------------
                                      1994           1993         1993         1992         1991         1990         1989
                                      ----           ----         ----         ----         ----         ----         ----
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating earnings................ $  148,469     $119,944     $  202,946   $  174,765   $  265,306   $  182,373   $  312,672
Earnings from continuing
  operations......................     79,678       58,912         99,096       59,765       97,957       34,224      112,581
Earnings per share from continuing
  operations(a)...................       0.94         0.73           1.20         0.60         1.25         0.23         1.51
Weighted average shares and
  equivalent shares...............     84,848       80,707         82,646       73,850       63,145       62,610       67,580
Working capital at end of
  period..........................    694,783           --        619,497      687,598      583,884      629,601      622,925
Property, plant and equipment,
  net, at end of period...........    601,385           --        561,553      534,158      554,150      582,440      629,160
Total assets at end of period.....  2,563,614           --      2,420,141    2,409,028    2,356,698    2,483,033    2,500,641
Shareholders' equity at end of
  period..........................    966,321           --        905,986      732,749      543,536      501,849      519,109
Common dividends per share(b).....       0.45         0.45           0.90         0.90         0.90         0.90         0.90

- ---------------

(a) After deduction of preferred stock dividends and accretion of $15.6 million, $19.3 million, $20.1 million and $10.5 million for 1992, 1991, 1990 and 1989, respectively.

(b) Pro forma common dividends per share reflect General Signal's cash dividends declared in the periods indicated.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical and pro forma combined per share data giving effect to the Merger on a pooling-of-interests accounting basis as described more fully in the notes to the unaudited combined condensed pro forma financial statements. The data should be read in conjunction with the selected historical and unaudited pro forma financial data, the pro forma combined condensed financial statements and the separate historical consolidated financial statements of General Signal and Reliance and notes thereto included or incorporated by reference into this Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect at the beginning of the periods presented and should not be considered indicative of future operations.

     Pro forma combined per equivalent Reliance share of Class A Common Stock (assumes conversion of Reliance Class B Common Stock and Reliance Class C Common Stock into Reliance Class A Common Stock) amounts are calculated by multiplying the pro forma combined earnings per Surviving Corporation share from continuing operations, historical dividends per Surviving Corporation share and pro forma combined book value per Surviving Corporation share by the Conversion Ratio (0.739 shares of Common Stock for each equivalent share of Reliance Class A Common Stock) so that the equivalent per share amounts are comparable to historical amounts for each equivalent share of Reliance Class A Common Stock.

                                                   SIX MONTHS                  YEAR ENDED
                                                 ENDED JUNE 30,               DECEMBER 31,
                                                -----------------     ----------------------------
                                                 1994       1993       1993       1992       1991
                                                 ----       ----       ----       ----       ----
HISTORICAL PER GENERAL SIGNAL SHARE:
Earnings from Continuing Operations...........  $ 1.05     $0.87      $ 1.47     $0.30      $1.66
Dividends.....................................    0.45      0.45        0.90      0.90       0.90
Book Value....................................   11.76                 11.09

HISTORICAL PER EQUIVALENT RELIANCE SHARE OF
  CLASS A COMMON STOCK:
Earnings from Continuing Operations...........    0.59      0.42        0.64      0.73       0.44
Dividends.....................................      --        --          --        --         --
Book Value....................................    8.17                  7.58

PRO FORMA COMBINED PER SURVIVING CORPORATION
  SHARE:
Earnings from Continuing Operations(a)........    0.94      0.73        1.20      0.60       1.25
Dividends(b)..................................    0.45      0.45        0.90      0.90       0.90
Book Value(c).................................   11.45                 10.72

PRO FORMA COMBINED PER EQUIVALENT RELIANCE
  SHARE OF CLASS A COMMON STOCK:
Earnings from Continuing Operations...........    0.69      0.54        0.89      0.44       0.92
Dividends.....................................    0.33      0.33        0.67      0.67       0.67
Book Value....................................    8.46                  7.92

- ---------------
(a) Based on the aggregate of (1) historical General Signal weighted average shares outstanding and (2) 0.739 times the historical Reliance weighted average shares outstanding.

(b) Pro forma combined dividends per share reflect dividends of General Signal declared in the periods indicated.

(c) Based on the aggregate of (1) historical General Signal shares issued and outstanding and (2) 0.739 times the historical Reliance shares issued and outstanding.

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

GENERAL SIGNAL AND RELIANCE COMMON STOCK PRICE RANGE AND DIVIDENDS

     General Signal Common Stock is listed for trading on the NYSE and the PSE under the symbol GSX. Reliance Class A Common Stock is listed on the NYSE under the symbol REE. The following table sets forth the high and low sale prices of General Signal Common Stock and Reliance Class A Common Stock as reported on the NYSE Composite Tape for the periods indicated. There was no market for Reliance Class A Common Stock prior to May 6, 1992. There is no established market for Reliance Class B Common Stock or Reliance Class C Common Stock.

                                                      GENERAL SIGNAL                    RELIANCE
                                                 -------------------------       -------------------------
                                                 HIGH     LOW     DIVIDEND       HIGH     LOW     DIVIDEND
                                                 ----     ---     --------       ----     ---     --------
1991
  First Quarter..............................   23 3/8  17  5/8    0.225            --       --     -0-
  Second Quarter.............................   23 7/8  20  1/2    0.225            --       --     -0-
  Third Quarter..............................   25      20  5/8    0.225            --       --     -0-
  Fourth Quarter.............................   26 7/8  23  3/4    0.225            --       --     -0-
1992
  First Quarter..............................   31      25  7/8    0.225            --       --     -0-
  Second Quarter.............................   32 5/8  28  5/8    0.225        20 5/8  16  3/8     -0-
  Third Quarter..............................   29 7/8  26  7/8    0.225        19 1/2  16  3/8     -0-
  Fourth Quarter.............................   30 7/8  26  1/2    0.225        20 7/8  15  1/4     -0-
1993
  First Quarter..............................   33 7/8  30  1/8    0.225        23 7/8  19  3/4     -0-
  Second Quarter.............................   33 7/8  30         0.225        21 7/8  18  3/4     -0-
  Third Quarter..............................   33 3/8  30  1/2    0.225        20 3/4  16  3/4     -0-
  Fourth Quarter.............................   37 7/8  31  1/2    0.225        18 1/2  16  3/8     -0-
1994
  First Quarter..............................   38      32  1/2    0.225        20      16  1/2     -0-
  Second Quarter.............................   34 5/8  30  1/8    0.225        19 5/8  16  1/4     -0-
  Third Quarter to September 19, 1994........   37 1/4  32  3/8    0.225        25 5/8  18          -0-

     On August 29, 1994, the last trading day before the announcement of the Merger, the last reported sale price for General Signal Common Stock on the NYSE Composite Tape was 37 1/4.

     On August 29, 1994, the last trading day before the announcement of the Merger, the last reported sale price for Reliance Class A Common Stock on the NYSE Composite Tape was 19 7/8.

     Although it is General Signal's and Reliance's present intention that the Surviving Corporation will continue to pay regular dividends, the payment of dividends in the future is subject to the discretion of Surviving Corporation's Board of Directors, which may consider such factors as Surviving Corporation's earnings and financial condition and other factors which it deems relevant.

                                  INTRODUCTION

     This Proxy Statement/Prospectus is being furnished to stockholders of General Signal and Reliance in connection with the solicitation of proxies by their respective Boards of Directors for use at the Special Meetings.

     At the Special Meetings, the stockholders of General Signal and Reliance will be asked to adopt the Merger Agreement attached as Annex A hereto and more fully described herein, and to vote on certain matters referred to below. The approximate date on which this Proxy Statement/Prospectus is first being sent to
stockholders is on or about [                         ], 1994.

                                 THE COMPANIES

GENERAL SIGNAL CORPORATION

     General Signal Corporation, incorporated in New York in 1904, designs, manufactures and sells equipment and instruments for the process control, electrical, automotive, mass transportation and telecommunications industries. General Signal serves these markets through three product sectors: (i) Process Controls, (ii) Electrical Controls and (iii) Industrial Technology. General Signal's corporate strategy is to develop its current three product sectors and their related core businesses through internal growth, expansion into international markets and the acquisition of similar businesses which provide synergistic cost savings and sales growth opportunities with General Signal's current operations. General Signal seeks to achieve a critical mass of sales in each of its operating units to allow each business unit to compete effectively on a global basis.

RELIANCE ELECTRIC COMPANY

     Reliance Electric Company was organized in December 1986 as a Delaware corporation by a group of investors including senior management of Reliance for the purpose of acquiring Reliance's predecessor from Exxon Corporation. A predecessor of Reliance, originally formed in 1904, had been acquired by Exxon in 1979. Reliance designs, manufactures and sells industrial motors and related controls, generators, transformers, mechanical power transmission products and systems, and telecommunications equipment. Reliance is organized into two business segments: Industrial and Telecommunications.

     Reliance's Industrial segment, with net sales of $1,172 million, or approximately 73% of Reliance's total net sales in 1993, designs, manufactures, markets and services a broad range of products and provides related services to a variety of industries. Its four operating groups are Electrical, Mechanical, North American Transformer and Motion Control. Each group has its own manufacturing, marketing and administrative operations. Because the Electrical, Mechanical and Motion Control Groups sell to customers in similar industries, Reliance is able to offer these customers a comprehensive line of products and systems designed to meet a wide range of their needs.

     Reliance's Telecommunications segment, with net sales of $439 million, or approximately 27% of Reliance's total net sales in 1993, is known in the industry as Reliance Comm/Tec ("Comm/Tec"). Comm/Tec produces power, connection, protection and distribution devices and transmission products and systems. Comm/Tec serves the telephone operating companies including AT&T, the regional Bell operating companies, other independent telephone companies as well as other suppliers of communications equipment and services including cable television system operators, competitive access providers and wireless communications suppliers. Comm/Tec is organized into four operating divisions: Lorain Products, Reliable Electric, Transmission Systems and Network Services/Engineered Systems.

                              STOCKHOLDER MEETINGS

DATE; PLACE; TIME; RECORD DATE

     A Special Meeting of the stockholders of General Signal will be held at the General Signal headquarters, One High Ridge Park, Stamford, Connecticut 06904, on [date and time], EST. Only holders of record of General Signal Common Stock
at the close of business on [               ], 1994 will be entitled to receive
notice of and to vote at the General Signal Special Meeting.

     A Special Meeting of the stockholders of Reliance will be held at The Forum Conference Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114, on [date and time], EST. Only holders of record of Reliance Class A
Common Stock at the close of business on [               ], 1994 will be
entitled to receive notice of the Reliance Special Meeting, and only holders of record of Reliance Class A Common Stock at that time will be entitled to vote at the Reliance Special Meeting.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

     At the General Signal Special Meeting, the stockholders of General Signal will consider and vote upon (i) as a single proposal the adoption of the Merger Agreement and the transactions contemplated therein, including the merger of Reliance with and into General Signal with General Signal surviving under the
name "               " and the amendment of the Certificate of Incorporation to increase the authorized number of shares of Common Stock to 250,000,000 shares, to authorize 26,500,000 shares of the new Class B Common Stock and to change the
name of General Signal to [               ] and (ii) the election of the seven
New Directors to the Board of Directors, effective as of the Effective Time. For information about the New Directors, see "The Merger -- Board of Directors and Management After the Effective Time."

     Three of the New Directors will be elected to hold office until the 1997 Annual Meeting of Stockholders of the Surviving Corporation, three of the New Directors will be elected to hold office until the 1996 Annual Meeting and one of the New Directors will be elected to hold office until the 1995 Annual Meeting.

     Stockholders of General Signal also will consider and vote upon such other matters as may properly be brought before the meeting.

     THE BOARD OF DIRECTORS OF GENERAL SIGNAL HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN AND RECOMMENDS A VOTE FOR THE ADOPTION OF THE MERGER PROPOSAL AND THE ELECTION OF THE NEW DIRECTORS.

     At the Reliance Special Meeting, the holders of Reliance Class A Common Stock will consider and vote upon a proposal to adopt the Merger Agreement and the transactions contemplated therein and such other matters as may properly be brought before the meeting.

     THE BOARD OF DIRECTORS OF RELIANCE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

VOTES REQUIRED; QUORUM

     The Merger Agreement must be adopted by (i) in the case of General Signal, the affirmative vote of two-thirds (2/3) of the outstanding shares of Common Stock pursuant to Section 903 of the NYBCL and (ii) in the case of Reliance, the affirmative vote of more than 50% of the outstanding shares of Reliance Class A Common Stock pursuant to Section 252 of the DGCL. Pursuant to Section 614 of the NYBCL, at the General Signal Special Meeting, the New Directors will be elected by a plurality of the votes cast, assuming a quorum is present.

     On September 19, 1994, there were 47,309,801 shares of General Signal Common Stock outstanding, exclusive of shares held in its treasury. On September 19, 1994, there were 32,917,039 shares of Reliance Class A Common Stock outstanding, exclusive of shares held in its treasury.

     At the General Signal Special Meeting, only shares voted for the adoption of the Merger Proposal will be counted as voted in favor in determining whether the Merger Proposal is adopted. Therefore abstentions and broker non-votes will have the same effect as votes against adoption of the Merger Proposal. In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors. Under the rules of the NYSE, brokers who hold shares in street name for beneficial owners are not permitted to vote to adopt the Merger Proposal or for the election of directors in connection with the Merger without instructions from beneficial owners.

     At the Reliance Special Meeting, only shares voted for adoption of the Merger Agreement will be counted as voted in favor in determining whether the Merger Agreement is adopted. Therefore, abstentions and broker non-votes will have the same effect as votes against adoption of the Merger Agreement. Under the rules of the NYSE, brokers who hold shares in street name for beneficial owners are not permitted to vote to adopt the Merger Agreement without instructions from beneficial owners.

     Under the NYBCL and the General Signal By-Laws, the presence, in person or by proxy, of a majority of the outstanding shares of General Signal Common Stock is necessary to constitute a quorum of stockholders to take action at the General Signal Special Meeting. Shares which are present, or represented by a proxy, at the General Signal Special Meeting will be counted for quorum purposes regardless of whether the holder of such shares abstains with regard to the proposal to adopt the Merger Proposal or withholds a vote with respect to the election of the New Directors. Under applicable New York law, if a broker returns a proxy with regard to at least one proposal but has not voted on another proposal, such broker non-vote still will count for purposes of determining a quorum.

     Under the DGCL and the Reliance By-laws, the presence, in person or by proxy, of a majority of the outstanding shares of Reliance Class A Common Stock entitled to vote at the meeting is necessary to constitute a quorum of stockholders to take action at the Reliance Special Meeting. Shares which are present, or represented by a proxy, at the Reliance Special Meeting will be counted for quorum purposes regardless of whether the holder of such shares abstains with regard to the proposal to adopt the Merger Agreement and related transactions.

PROXIES

     Proxy cards for use at the Special Meetings accompany this Proxy Statement/Prospectus delivered to record holders of General Signal Common Stock and Reliance Class A Common Stock. A holder of General Signal Common Stock or Reliance Class A Common Stock may use his or her proxy if he or she does not attend the appropriate Special Meeting in person or wishes to have the shares voted by proxy even if he or she does attend the meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised by giving notice of such revocation to the Secretary of General Signal or Reliance, as appropriate, or by submitting a proxy bearing a later date, or by such person appearing at the appropriate Special Meeting and voting in person. All proxies validly submitted and not revoked will be voted in the manner specified. If no specification is made, the proxies will be voted in favor of the proposals indicated in the respective notices of the Special Meetings.

     General Signal has a confidential voting policy which permits stockholders to request confidentiality on the proxy card. Pursuant to such a request, proxies, ballots and voting tabulations that identify the particular vote of the stockholder will be held permanently confidential except as necessary to meet applicable legal requirements. General Signal has an agreement with its tabulators and inspectors of election requiring them to comply with such policy.

SOLICITATION OF PROXIES

     Each of General Signal and Reliance will bear the cost of the solicitation of proxies from its own stockholders, except that General Signal and Reliance will share equally the cost of printing this Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of each company and its subsidiaries may solicit proxies from stockholders of such company by telephone or telegram or in person. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and General Signal and Reliance will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. General Signal has retained D.F. King & Co. Inc., 77 Water Street, New York, New York 10005, to assist in the solicitation of proxies from its stockholders at a total estimated cost to General Signal of $11,000. Reliance has retained Corporate Investors Communications, Inc. to assist in the solicitation of proxies from its stockholders at a total estimated cost to Reliance of $4,500.

    STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In March 1994, the Chief Executive Officers of General Signal and Reliance began discussions in which each recognized that by combining the two companies they would be able to compete more effectively and realize certain operating synergies. They subsequently agreed that a limited group of senior executive officers of the two companies, together with their respective financial advisors, would further explore the possibility of such a merger.

     By mid-July, 1994, the Chief Executive Officers of the two companies agreed to enter into serious negotiations regarding a merger of the two companies and to accelerate their due diligence reviews. These negotiations culminated on August 29, 1994 when the respective Boards of Directors of General Signal and Reliance met and approved the Merger on the terms and conditions set forth in the Merger Agreement.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     The Board of Directors of General Signal believes that the terms of the Merger are fair to and in the best interests of General Signal and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, the amendment of its Certificate of Incorporation, and the election of the New Directors in connection with the Merger, and recommends approval by its stockholders of the proposals set forth herein. The Board of Directors of Reliance believes that the terms of the Merger are fair to and in the best interests of Reliance and its stockholders and has unanimously approved the Merger Agreement and recommends its adoption by its stockholders.

     Each Board of Directors determined that a merger with another large industrial company was generally the best alternative for achieving its strategic objectives because of, among other things, the achievement of the critical mass necessary to compete effectively in worldwide markets and the opportunities for increased efficiencies and significant cost savings.

     Each Board of Directors believes that the Merger will result in a strong combined entity with generally complementary businesses and management philosophies and with the resources to compete more effectively in the rapidly changing worldwide marketplace and to take advantage of opportunities that would not be available to either organization on its own. General Signal and Reliance believe that, following the Merger, the combined entity will be an industry leader with global strength and leading market shares in electrical equipment, process controls, mechanical equipment, and telecommunications equipment.

     Each Board of Directors believes that the Merger will improve the capitalization and profitability of the combined entity through the achievement of economies of scale and strong combined cash flow with resulting improvements in access to debt and equity markets. By consolidating certain operations and eliminating redundant expenses, and deploying and sharing combined research and development and information technologies, it is expected that the combined entity will achieve substantial savings of operating costs. Such savings are expected to be realized over time as consolidation is completed, with substantial benefit to be achieved in 1995 and the full benefit of annual savings of approximately $70-100 million currently projected to be realized in 1996 and beyond.

Additional Reasons of General Signal

     In reaching its conclusions, the Board of Directors of General Signal considered, with the assistance of management, financial and legal advisors, among other things, (i) information concerning the financial performance and condition, assets, liabilities, business operations, and prospects of each of General Signal and Reliance and their projected future values and prospects as separate entities and on a combined basis, (ii) current industry, economic and market conditions, (iii) the structure of the transaction, (iv) the provisions for executive management succession, (v) the terms of the Merger Agreement and other documents executed in connection with the Merger, (vi) the analyses and opinion of its financial advisors described below, (vii) the ability of the combined enterprise to compete in relevant markets, and (viii) the impact of the Merger on employees, customers and communities served.

Additional Reasons of Reliance

     At its meeting on August 29, 1994, the Board of Directors of Reliance determined that the Merger and the Merger Agreement are fair to, and in the best interests of, Reliance and its stockholders. In reaching its determination, the Reliance Board of Directors consulted with Reliance management, as well as its financial and legal advisors, and considered a number of factors, including the following:

          (a) The effectiveness of the Merger in creating a combined company with greater product breadth and resources, especially to compete on an international basis;

          (b) The results of the Reliance Board of Director's review, based in part on a presentation by Reliance management regarding (i) its due diligence review of General Signal, including the business, operations, earnings, financial condition and corporate culture of General Signal on a historical, prospective and pro forma basis, (ii) the compatibility of products and corporate goals and the respective contributions the parties would bring to a combined entity, (iii) the enhanced opportunities for the combined entity, and (iv) the enhanced opportunities for cost savings and synergies that are expected to result from the Merger;

          (c) The terms of the Merger Agreement and the other documents executed in connection with the Merger;

          (d) The oral opinions of Goldman, Sachs & Co. and Prudential Securities Incorporated, discussed elsewhere in this Proxy
     Statement/Prospectus, that as of August 29, 1994, the Exchange Ratio (defined as the Conversion Ratio together with the Class C Conversion Ratio) was fair to the holders of Reliance Shares;

          (e) The opportunity that the Merger provides (i) to strengthen and deepen the management team of the combined entity by integrating and consolidating the management teams at both Reliance and General Signal and
     (ii) to address at an early date, the requirement to identify a successor Chief Executive Officer of Reliance prior to the retirement of John C. Morley, Reliance's current Chief Executive Officer;

          (f) The expectation that the Merger would be tax-free for federal income tax purposes to Reliance and its stockholders (other than in respect of cash paid in lieu of fractional shares and dissenters' shares) and that the Merger would be accounted for under the pooling-of-interests method of accounting and, therefore, would not give rise to goodwill; and

          (g) The current and prospective economic environment generally and that facing Reliance in particular.

     In considering the Merger, the Reliance Board of Directors determined that the "merger-of-equals" with General Signal would better serve Reliance's stockholders than expansion through internal growth and/or acquisitions. Specifically, the Reliance Board of Directors determined that the Merger would best advance Reliance's strategic plan because of its belief that the Merger would combine two financially sound companies with complementary businesses, thereby creating a stronger combined entity with greater size, flexibility, breadth of products, efficiency, capital strength and profitability than Reliance would possess on a stand-alone basis. The Reliance Board of Directors believes that each company is currently well-managed and possesses management philosophies and strategic focus that are compatible with those of the other, that each institution will contribute complementary business strengths resulting in a well-diversified combined company, and that the strong capitalization of the combined company will allow it to take advantage of future acquisition opportunities and international business opportunities which otherwise may not be available to either company individually. The Reliance Board of Directors also believes that the Merger will allow the combined company to compete effectively in the rapidly changing world economy and to take advantage of opportunities for growth and diversification that may not be available to either company on its own.

     In evaluating the Merger, the Reliance Board of Directors also assigned importance to the fact that its current Directors would become directors of the Surviving Corporation and would serve on its various

Committees. In addition, John C. Morley would become the Surviving Corporation's Vice Chairman and Chairman of the Executive Committee for at least a twelve-month transition period. Furthermore, the Merger Agreement contemplates that the Reliance name will be prominently included in the name of the Surviving Corporation and that the recommendation of the location of the Surviving Corporation's headquarters will be a cooperative effort between Reliance and General Signal. Because of the foregoing, the Reliance Board of Directors determined that the businesses of Reliance and General Signal could be assimilated into a more efficient combined entity.

     The Reliance Board of Directors did not assign any specific or relative weight to the foregoing factors in the course of its consideration.

     In evaluating the Merger, the Reliance Board of Directors and management recognized the size of the transaction, discussed the critical importance of successfully integrating, and building on the respective strengths of the management teams and cultures of both companies in a merger-of-equals transaction, and considered the uncertainties inherent in any such combination of two very large companies.

OPINIONS OF FINANCIAL ADVISORS

DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

     In its role as financial advisor to General Signal, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") was asked by General Signal to render an opinion (the "DLJ Opinion") to the General Signal Board of Directors as to the fairness to the holders of General Signal Common Stock, from a financial point of view, of the consideration to be paid by General Signal to the stockholders of Reliance pursuant to the Merger Agreement. On August 18, 1994, DLJ orally advised the General Signal Board of Directors that DLJ would be prepared to deliver a written opinion to the General Signal Board of Directors that the consideration to be paid by General Signal, as the Surviving Corporation, to the stockholders of Reliance was fair to the stockholders of General Signal from a financial point of view, subject to DLJ's review of the final terms and conditions of the Merger Agreement. After such review of the Merger Agreement, DLJ issued to the General Signal Board of Directors its written opinion that, based upon and subject to the matters set forth in its opinion of August 29, 1994, the consideration to be paid by General Signal to the stockholders of Reliance pursuant to the Merger Agreement is fair to the stockholders of General Signal from a financial point of view.

     The General Signal Board of Directors selected DLJ as its financial advisor because it is a nationally recognized investment banking firm and the principals of DLJ have substantial experience in transactions similar to the Merger and are familiar with General Signal and its businesses. As part of its investment banking business, DLJ is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

     THE FULL TEXT OF THE WRITTEN OPINION OF DLJ, DATED AUGUST 29, 1994, IS ATTACHED HERETO AS ANNEX E. GENERAL SIGNAL STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW OF DLJ.

     The DLJ Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at either the General Signal Special Meeting or the Reliance Special Meeting. DLJ did not, and was not requested by the General Signal Board of Directors to, make any recommendation as to the form or amount of consideration to be paid to holders of the Reliance Shares in the Merger, which issues were resolved in arm's-length negotiations between General Signal and Reliance, in which negotiations DLJ advised General Signal. DLJ's opinion does not constitute an opinion as to the price at which the Common Stock will actually trade at any time. See "Comparative Market Prices." No restrictions or limitations were imposed by the General Signal Board of Directors upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion, except that General Signal did not authorize DLJ to solicit, and DLJ did not solicit, any third party indications of interest in a purchase of, or business combination with, General Signal or Reliance.

     In arriving at its opinion, DLJ reviewed the Merger Agreement. DLJ also reviewed financial and other information that was publicly available or furnished to it by General Signal and Reliance, including information provided during discussions with their respective managements, consolidated financial statements and other information of General Signal and Reliance for the fiscal years 1989 through 1993 and for the interim periods for the fiscal years 1993 and 1994. Included in the information provided were certain financial projections of each of General Signal and Reliance for the 1994, 1995 and 1996 fiscal years prepared by the management of General Signal and Reliance, respectively. In addition, DLJ examined the impact of the Merger on earnings attributable to the Common Stock given a range of possible operating results for General Signal and Reliance and given a range of possible operating synergies resulting from the Merger; compared the relative contribution to the Surviving Corporation of both General Signal's and Reliance's revenue, gross profit, operating profit, operating cash flow, net income and other measures with General Signal's and Reliance's relative ownership of the Surviving Corporation upon giving effect to the Merger; compared certain financial and securities data of General Signal and Reliance with such data of selected companies whose securities are traded in public markets; reviewed the historical stock prices and trading volumes of the Common Stock and Reliance Class A Common Stock; reviewed prices and premiums paid in certain other selected business combinations and performed a discounted cash flow analysis of Reliance. DLJ also discussed the past and current operations, financial condition and prospects of General Signal and Reliance with the respective managements of General Signal and Reliance and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, DLJ relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by General Signal and Reliance or their representatives, or that was otherwise reviewed by it. DLJ also assumed that the financial projections supplied to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of General Signal and Reliance as to the future operating and financial performance of General Signal and Reliance. In particular, DLJ relied, without independent investigation, upon the estimates of General Signal and Reliance of the operating synergies achievable as a result of the Merger and upon its discussion of such synergies with the managements of General Signal and Reliance. DLJ did not make any independent evaluation of the assets, liabilities or operations of General Signal or Reliance, nor did DLJ verify the information reviewed by it. DLJ made no independent investigation of any legal matters affecting General Signal or Reliance and assumed the correctness of all legal advice given to the Board of Directors of General Signal by its counsel.

     The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of the DLJ Opinion. It should be understood that, although subsequent developments may affect its opinions, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion.

     The following is a summary of the material factors considered and principal financial analyses performed by DLJ to arrive at its August 29, 1994 fairness opinion. DLJ performed certain procedures, including each of the financial analyses described below and reviewed with the managements of General Signal and Reliance the assumptions on which such analyses were based and other factors, including the current and projected financial results of such companies.

     PRO FORMA MERGER ANALYSIS. DLJ analyzed certain pro forma effects resulting from the Merger. In conducting its analysis, DLJ relied upon certain assumptions described above and financial projections provided by the managements of both General Signal and Reliance. DLJ also reviewed, without independent verification, the range of cost savings achievable in 1994, 1995 and 1996 by combining the operations of Reliance and General Signal as projected by the managements of Reliance and General Signal. DLJ analyzed the pro forma effect of such synergies on net income and earnings per share for the Surviving Corporation. The analysis indicated that the pro forma earnings per share of the Surviving Corporation, assuming no synergies, would be approximately 9% to 11% lower on a pro forma basis in the fiscal year ending 1994, approximately 4% to 9% lower in the fiscal year ending 1995 and approximately 6% to 10% lower in the fiscal year ended 1996 than comparable projections for General Signal as a stand-alone company during the same period. The analysis also indicated that the pro forma earnings per share of the Surviving Corporation, assuming a level of operating synergies in the range forecasted to be realizable by the managements of General Signal and Reliance ($75 million to $100 million annually), would be 1% to 10% higher in the fiscal year ending 1995 (assuming that one-half the expected level of annual synergies was achieved in such year) and 7% to 18% higher in the fiscal year 1996 than comparable projections for General Signal as a stand-alone company during the same period. The results of the pro forma combination analysis are not necessarily indicative of future operating results or financial position.

     CONTRIBUTION ANALYSIS. DLJ analyzed General Signal's and Reliance's relative contribution to the Surviving Corporation with respect to revenues; earnings before interest, taxes, depreciation and amortization ("EBITDA"); earnings before interest and taxes ("EBIT"); net income; and various balance sheet measures. Such analysis was considered in both absolute dollar terms and on a percentage basis and was made, where applicable, for the latest twelve months ended June 30, 1994 based on actual financial results. As a result of the Merger, General Signal stockholders will own approximately 56.0% of the Surviving Corporation. This compares with General Signal's contribution to the Surviving Corporation's pro forma results for the twelve-month period ended June 30, 1994 (prior to taking into account any operating synergies which may result from the Merger) of 49% of revenues, 52% of EBITDA, 53% of EBIT, 64% of trailing net income, 58% of stockholders' equity and 64% of tangible stockholders' equity. In addition, DLJ analyzed General Signal's projected contribution to net income of the Surviving Corporation for the fiscal years ending December 31, 1994 and 1995 based on estimates by the Institutional Brokers Estimating Service ("IBES") and the projections of the management of General Signal and Reliance as each was adjusted by DLJ to reflect a conservative view of the operating performance of General Signal and Reliance. Based on these adjusted projections, General Signal will contribute between 62% and 64% of the Surviving Corporation's 1994 fiscal year projected net income and between 58% and 62% of the Surviving Corporation's 1995 fiscal year projected net income, in each case prior to taking into account any operating synergies which may result from the Merger.

     TRANSACTION ANALYSIS. DLJ reviewed publicly available information for 16 selected transactions involving the combination of selected industrial companies. The 16 transactions selected are not intended to represent the complete list of industrial transactions which have occurred during the last three years; rather they include only transactions involving combinations of companies with operating characteristics, size or financial performance characteristics believed to be comparable to such characteristics of Reliance and General Signal. DLJ reviewed the consideration paid in such transactions in terms of the market capitalization of common stock plus total debt less cash and equivalents ("Adjusted Price") of such transactions as a multiple of revenues, EBITDA and EBIT for the latest reported twelve months prior to the announcement of such transaction. The multiple of Adjusted Price to EBITDA, computed based on the selected transactions announced since June 1991, averaged 10.5 times and ranged from 5.3 times to 18.1 times compared to 9.8 times EBITDA for the Merger based on the operating performance of Reliance for the twelve months ended June 30, 1994, and on the product of the price of Common Stock at August 29, 1994, multiplied by the Conversion Ratio. The multiple of Adjusted Price to EBIT, computed for the selected transactions announced since June 1991, averaged 18.0 times and ranged from 8.8 times to 39.4 times compared to 13.8 times EBIT for the Merger, again based on the operating performance of Reliance for the period ended June 30, 1994, and on the product of the price of Common Stock on August 29, 1994 multiplied by the Conversion Ratio. The ratio of Adjusted Price to revenues, computed for the selected transactions announced since June 1991, averaged 1.0 times and ranged from 0.5 times to 1.8 times compared to 1.0 times revenue for the Merger based on Reliance's operating performance for the twelve months ended June 30, 1994 and based on the product of the price of Common Stock on August 29, 1994 multiplied by the Conversion Ratio.

     DLJ also reviewed the consideration paid in such transactions in terms of equity value as a multiple of the latest twelve months net income of Reliance and of the tangible book value of Reliance at the close of the last fiscal quarter prior to the date of announcement of the Merger. The average multiple of stock price to latest twelve months earnings per share computed for the selected comparable transactions averaged 25.8 times and ranged from 11.9 times to 53.3 times. This compares to the 28.3 times Reliance's latest twelve months earnings per share for the Merger based upon a value for Reliance at August 29, 1994 of the product of the price of Common Stock at August 29, 1994 multiplied by the Conversion Ratio. The average multiple of stock price to tangible book value per share was 2.6 times and ranged from 0.5 times to 7.3 times. This compares to the 6.8 times tangible book value attributable to Reliance based upon a value for Reliance at August 29, 1994 of the product of the price of Common Stock at August 29, 1994 multiplied by the Conversion Ratio.

     DLJ's analysis also determined the percentage increase of the offer prices (represented by the purchase price per share in cash transactions and the stock price of the constituent securities times the exchange ratio in the case of stock-for-stock mergers) over the trading prices one day, one week and one month prior to the announcement date of transactions in three general categories: (i) the 16 industrial merger and acquisition transactions announced since June 30, 1991, (ii) 17 merger and acquisition transactions since June 1, 1993 with a transaction value in excess of $1.0 billion, and (iii) 110 stock-for-stock transactions completed since January 1, 1993. The percentage amount by which offer prices exceeded the closing stock prices one day, one week and one month prior to the announcement dates of the selected transactions announced since June 30, 1991 averaged 34.7%, 36.8% and 38.8%, respectively. The percentage amount by which offer prices exceeded the closing stock prices one day, one week and one month prior to the announcement date of all completed merger and acquisition transactions since June 1, 1993 with a transaction value in excess of $1.0 billion averaged 25.7%, 27.8% and 28.7%, respectively. The percentage amount by which offer prices exceeded the closing stock prices one day, one week and one month prior to the announcement date of stock-for-stock transactions completed since January 1, 1993 averaged 31.4%, 33.8% and 38.0%, respectively compared to a premium of 38.5%, 37.7% and 38.5%, respectively over the Reliance Class A Common Stock price one day, one week and one month prior to August 29, 1994 based on the price of the General Signal Common Stock at August 29, 1994.

     Although these various merger and acquisition transactions were used for comparison purposes, none of such transactions is directly comparable to the Merger.

     ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, DLJ compared selected historical share price, earnings, and operating and financial ratios for Reliance to the corresponding data and ratios of certain other companies whose securities are publicly traded. Such data and ratios included Adjusted Price as a multiple of revenues, EBITDA and EBIT for the latest reported twelve months and the growth rates of each of such items for the three most recent fiscal years. The average multiple of Adjusted Price to EBITDA for the companies reviewed was 8.8 times, with a high of 13.9 times and a low of 6.6 times. This compares to the 9.8 times EBITDA multiple for Reliance based on the product of the Common Stock price at August 29, 1994 multiplied by the Conversion Ratio. The average multiple of Adjusted Price to EBIT for the comparable companies was 11.7 times, with a high of 13.3 times and a low of 10.3 times. This compares to the 13.8 times EBIT multiple for Reliance based on the product of the Common Stock price at August 29, 1994 multiplied by the Conversion Ratio. The average ratio of Adjusted Price to revenue for the comparable companies was 1.3 times, with a high of 2.1 times and a low of 0.7 times. This compares to the 1.0 times revenue multiple for Reliance based on the product of the Common Stock price at August 29, 1994 multiplied by the Conversion Ratio. In addition, DLJ examined the ratios of current stock prices to the latest twelve-month ended June 30, 1994 EPS, fiscal year 1994 estimated EPS (as estimated by IBES), and estimated EPS for the 1995 fiscal year (as estimated by IBES); after-tax cash flow (defined as net income plus depreciation and amortization plus deferred taxes) and book value for these companies and compared such ratios with those of Reliance and the value of Reliance based on the Common Stock price at August 29, 1994 multiplied by the Conversion Ratio. The average multiple of stock price to latest twelve-month EPS for the comparable companies was 20.7 times, with a high of 23.4 times and a low of 15.0 times. This compares to a 28.3 times multiple for Reliance based on the product of the Common Stock price at August 29, 1994 multiplied by the Conversion Ratio. The average multiple of stock price to estimated 1994 EPS for the comparable companies was 19.4 times with a high of 26.4 times and a low of
16.1 times. This compares to a 22.6 times multiple for Reliance based on the product of the Common Stock price at August 29, 1994 multiplied by the Conversion Ratio. The average multiple of stock price to estimated 1995 EPS for the comparable companies was 16.3 times with a high of 18.6 times and a low of
13.6 times. This compares to a 18.5 times multiple for Reliance based on the product of the Common Stock price at August 29, 1994 multiplied by the Conversion Ratio. The average multiple of stock price to after-tax cash flow for the comparable companies was 13.0 times with a high of 20.0 times and a low of
7.2 times. This compares
to a 15.6 times multiple for Reliance based on the product of the Common Stock price at August 29, 1994 multiplied by the Conversion Ratio. The average multiple of stock price to book value for the comparable companies was 2.9 times with a high of 3.5 times and a low of 2.4 times. This compares to a 3.4 times multiple for Reliance based on the product of the Common Stock price at August 29, 1994 multiplied by the Conversion Ratio.

     STOCK TRADING HISTORY. To provide contextual data and comparative market data, DLJ examined the history of the trading prices and their relative relationships for both General Signal Common Stock and Reliance Class A Common Stock since January 1990 in the case of General Signal and since May 6, 1992 in the case of Reliance, with particular focus on the 12 months ended August 29, 1994. DLJ also reviewed the daily closing prices of General Signal Common Stock and Reliance Class A Common Stock and compared the Reliance closing stock prices with an index of selected electrical component manufacturing companies. In addition, DLJ reviewed and analyzed the historical changes in the ratio of the stock price of General Signal Common Stock to the stock price of Reliance Class A Common Stock for the twelve months ended August 29, 1994.

     DISCOUNTED CASH FLOW ANALYSIS. DLJ also performed a discounted cash flow analysis to evaluate the consideration being paid in the Merger. In conducting this analysis, DLJ calculated the net present value to the General Signal stockholders of the incremental cash flows provided by the Merger based upon projections provided to DLJ by the managements of General Signal and Reliance and based upon a weighted average cost of capital for General Signal provided to DLJ by General Signal's management. For this analysis, Discounted Cash Flow was defined as projected unleveraged operating income for Reliance (including the effects of synergies), less taxes plus depreciation, less capital expenditures and adjusted for changes in non-cash working capital. The terminal value for this analysis was computed by multiplying Reliance's projected unleveraged terminal net income by a multiple ranging from 14 times to 16 times, which DLJ believed to be appropriate based upon the current trading multiples of General Signal and Reliance. The net present value of the Merger was then calculated by subtracting the aggregate consideration paid by General Signal to the stockholders of Reliance based on the General Signal Common Stock price at August 29, 1994, multiplied by the Conversion Ratio plus net debt assumed by General Signal in the Merger from the present value of these cash flow streams. For the purposes of this analysis, a synergy level of $75 million annually was used with appropriate expenses to realize those synergies as projected by the managements of General Signal and Reliance. Based upon these assumptions, DLJ calculated net present value for the Merger to the stockholders of General Signal of $328 million to $721 million. In addition to the net present value of the Merger, DLJ also calculated the internal rate of return to General Signal stockholders. Based upon the above synergy levels and exit multiples, DLJ calculated an internal rate of return to the stockholders of General Signal in the Merger ranging from 15.3% to 19.9%.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinions. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Pursuant to the terms of an engagement letter dated August 16, 1994, General Signal has agreed to pay DLJ $4,250,000 for acting as financial advisor in connection with the Merger, including the rendering of its opinion; $150,000 was paid on the date DLJ notified the Board of Directors of General Signal that it was prepared to deliver its opinion, $350,000 was paid on the date DLJ delivered its opinion, and the remainder to be paid upon consummation of the Merger. General Signal has also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and General Signal believe are customary in transactions of this nature, were negotiated at arm's length between General Signal and DLJ and the General Signal Board of Directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger. DLJ has from time to time rendered various investment banking and other financial advisory services to General Signal. Since August 1992, DLJ has earned compensation with respect to such services of approximately $2,300,000.

     In the ordinary course of business, DLJ actively trades the securities of both General Signal and Reliance for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. DLJ is a wholly-owned subsidiary of The Equitable Life Companies Incorporated of the United States ("The Equitable"). DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Alliance Capital Management L.P. ("Alliance"), a 65% owned affiliate company of The Equitable, owns approximately 75,000 shares of General Signal (0.2% of the outstanding common shares) and approximately 4.3 million shares of Reliance Class A Common Stock (8.6% of the outstanding Reliance Shares). Although DLJ and Alliance share a common parent company in The Equitable, DLJ disclaims any ability to influence the investment decisions made by Alliance.

GOLDMAN, SACHS & CO. AND PRUDENTIAL SECURITIES INCORPORATED

     On August 29, 1994, (A) Goldman, Sachs & Co. ("Goldman Sachs") delivered its oral opinion to the Board of Directors of Reliance to the effect that, as of such date the Exchange Ratio (defined as the Conversion Ratio together with the Class C Conversion Ratio) was fair to the holders of Reliance Shares and (B) Prudential Securities Incorporated ("Prudential Securities") delivered its oral opinion to the Board of Directors of Reliance to the effect that, as of such date the Exchange Ratio (defined as the Conversion Ratio together with the Class C Conversion Ratio) was fair, from a financial point of view, to the stockholders of Reliance. Each of Goldman Sachs and Prudential Securities
delivered their respective written opinions dated as of             , 1994.

     THE FULL TEXT OF THE WRITTEN OPINIONS OF GOLDMAN SACHS AND PRUDENTIAL
SECURITIES, EACH DATED AS OF             , 1994, WHICH SET FORTH ASSUMPTIONS
MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS OF THEIR REVIEW, ARE ATTACHED HERETO AS ANNEXES F AND G, RESPECTIVELY, AND ARE INCORPORATED HEREIN BY REFERENCE. HOLDERS OF RELIANCE CLASS A COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINIONS IN THEIR ENTIRETY.

     In connection with their written opinion, dated as of             , 1994,
Goldman Sachs reviewed, among other things, the Merger Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of Reliance for the two years ended December 31, 1993; Annual Reports to Shareholders and Annual Reports on Form 10-K of General Signal for the five years ended December 31, 1993; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Reliance; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of General Signal; certain other communications from Reliance and General Signal to their respective stockholders; and certain internal financial analyses and forecasts for Reliance and General Signal prepared by their respective managements together with certain estimates prepared jointly by the managements of Reliance and General Signal concerning potential cost savings and synergies expected to result from the Merger. Goldman Sachs also held discussions with members of the senior management of Reliance and General Signal regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Reliance Class A Common Stock and the General Signal Common Stock, compared certain financial and stock market information for Reliance and General Signal with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as they considered appropriate.

     Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by them for purposes of their opinion, and estimates of cost savings and synergies assumed that the financial forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Reliance and General Signal as to the expected future financial performance of their respective companies individually and as combined in the Merger. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Reliance or General Signal or any of their respective subsidiaries and has not been furnished with any such evaluations or appraisals. Goldman Sachs also assumed that the Merger would be recorded as a pooling-of-interests under generally accepted accounting principles.

     In conducting its analyses and arriving at its written opinion, dated as of
            , 1994, Prudential Securities reviewed, among other things (i) Reliance's and General Signal's historical financial data and financial and other data and analyses that were publicly available or furnished to Prudential Securities regarding Reliance and General Signal, including research analysts' reports; (ii) certain internal financial analyses and projections prepared by the managements of Reliance and General Signal, respectively; (iii) the Merger Agreement; (iv) trading histories of the Reliance Class A Common Stock and General Signal Common Stock; (v) publicly available financial, operating and stock market data for Reliance and General Signal and for companies engaged in businesses that Prudential Securities deemed comparable to Reliance and General Signal, respectively, or otherwise relevant to its inquiry; (vi) the financial terms of certain other recent transactions that Prudential Securities deemed relevant; and (vii) such other factors as Prudential Securities deemed appropriate. Prudential Securities participated in discussions with senior officers of the managements of Reliance and General Signal regarding the strategic benefits of and potential synergies arising out of the Merger. Prudential Securities met with senior officers of management of Reliance and General Signal to discuss their respective business prospects and financial conditions, as well as their estimates and judgments on future financial performance and such other matters as Prudential Securities believed relevant to its inquiry. Prudential Securities' opinion is based on economic, financial and market conditions as they existed and could be evaluated as of the date of its opinion.

     Prudential Securities assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not attempt independently to verify any such information. Prudential Securities neither made nor obtained any independent appraisals of the properties or facilities of Reliance or General Signal. With respect to estimates of future financial performance provided to Prudential Securities by Reliance and General Signal, Prudential Securities assumed that they represented the best currently available estimates and judgments of their respective managements as to the future financial performance of Reliance and General Signal, respectively, and with respect to estimates of the strategic benefits of and potential synergies arising out of the Merger, Prudential Securities assumed they represent the best currently available estimates of the managements of Reliance and General Signal.

     The following is a summary of certain of the financial analyses used by each of Goldman Sachs and Prudential Securities in connection with providing their respective oral opinions to the Board of Directors of Reliance on August 29, 1994. Goldman Sachs and Prudential Securities utilized substantially the same types of financial analyses in preparing their respective written opinions
dated as of             , 1994 as they utilized in preparing their respective
oral opinions.

     SELECTED COMPANIES ANALYSIS. Goldman Sachs and Prudential Securities reviewed and compared selected actual and estimated financial, operating and stock market information for Reliance, General Signal and the pro forma combined entity resulting from the Merger in comparison with (x) for Reliance: Baldor Electric Company, Cooper Industries, Inc., Emerson Co., Franklin Electric Co., Inc., General Electric Company, Hubbell Incorporated, Magnetek, Inc., and Westinghouse Electric Corporation (collectively, the "Reliance Selected Companies"), (y) for General Signal: Ametek, Inc., Cooper Industries, Inc., BW/IP, Inc., Dover Corporation, The Duriron Company, Inc., General Electric Company, Hubbell Incorporated, Ingersoll-Rand Company, Keystone International, Inc., Parker-Hannifin Corporation and Tyco International Ltd. (collectively, the "General Signal Selected Companies") and (z) for the pro forma combined entity resulting from the Merger: Cooper Industries, Inc., Dover Corporation, Emerson Electric Co., General Electric Company, Hubbell Incorporated, Ingersoll-Rand Company, Parker-Hannifin Corporation and Tyco

International (collectively, the "Surviving Corporation Selected Companies"). Such analysis indicated that (A) leveraged market capitalization as a multiple of latest twelve-month ("LTM") revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") (i) ranged from 0.6x to 4.6x, 6.2x to 16.6x and 7.3x to 23.7x, respectively, with medians of 1.1x, 8.4x and 12.3x, for the Reliance Selected Companies, as compared to corresponding multiples for Reliance of 0.8x, 7.6x and 10.8x, (ii) ranged from 0.8x to 4.6x, 6.2x to 16.6x and 8.8x to 23.7x, respectively, with medians of 1.1x, 9.4x and 12.7x, for the General Signal Selected Companies, as compared to corresponding multiples for General Signal of 1.2x, 10.9x and 15.2x and (iii) ranged from 0.8x to 4.6x, 6.2x to 16.6x and 8.8x to 23.7x, respectively, with medians of 1.2x, 9.6x and 13.0x, for the Surviving Corporation Selected Companies, (B) market price as a multiple of LTM earnings, estimates of 1994 earnings and estimates of 1995 earnings (i) ranged from 12.6x to 24.8x, 11.5x to 25.5x and 9.1x to 15.5x, respectively, with medians of 15.8x, 17.8x and 14.2x, for the Reliance Selected Companies (based on consensus analysts' earnings estimates), as compared to corresponding multiples for Reliance of 26.3x, 15.5x and 12.9x (based on management's estimates of 1994 and 1995 earnings and the closing price of Reliance Class A Common Stock on August 17, 1994 of $20.00 per share), (ii) ranged from 13.4x to 42.0x, 14.1x to 19.1x and 10.8x to 15.5x, respectively, with medians of 19.6x, 16.3x and 14.0x, for the General Signal Selected Companies (based on consensus analysts' earnings estimates), as compared to corresponding multiples for General Signal of 20.8x, 15.3x and 13.2x (based on management's estimates of 1994 and 1995 earnings and the closing price of General Signal Common Stock on August 17, 1994 of $34.38) and (iii) ranged from 14.5x to 42.0x, 14.4x to 19.1x and 12.4x to 15.3x, respectively, with medians of 19.0x, 16.8x and 14.4x, for the Surviving Corporation Selected Companies (based on consensus analysts' earnings estimates), (C) five-year compound annual growth rates of sales and earnings per share (i) ranged from (0.9)% to 12.0% and (7.1%) to 8.5%, respectively, with medians of 5.1% and 3.0%, for the Reliance Selected Companies, as compared to corresponding rates for Reliance of 3.3% and 3.4%, (ii) ranged from 1.1% to 12.1% and (10.7%) to 13.9%, respectively, with medians of 5.2% and 0.5%, for the General Signal Selected Companies, as compared to corresponding rates for General Signal of (3.1%) and (8.6%) and (iii) ranged from 1.1% to 12.1% and (10.7%) to 7.5%, with medians of 4.5% and (1.0%), for the Surviving Corporation Selected Companies and (D) LTM EBIT margins, pre-tax earnings margins and net margins (i) ranged from 4.1% to 22.3%, 0.6% to 16.3% and 0.2% to 10.4%, respectively, with medians of 12.0%, 10.3% and 7.2%, for the Reliance Selected Companies, as compared to corresponding rates of 7.5%, 4.7% and 2.4% for Reliance, (ii) ranged from 6.3% to 22.3%, 4.1% to 11.4% and 1.9% to 7.9%, respectively, with medians of 10.7%, 9.9% and 5.5%, for the General Signal Selected Companies, as compared to corresponding rates of 7.8%, 6.4% and 5.0% for General Signal and (iii) ranged from 6.3% to 22.3%, 4.1% to 16.3% and 1.9% to 10.4%, respectively, with medians of 11.1%, 9.8% and 6.0%, for the Surviving Corporation Selected Control Companies, as compared to corresponding pro forma rates of 7.7%, 5.6% and 3.7% for the pro forma combined entity resulting from the Merger.

     SELECTED TRANSACTIONS ANALYSIS. Goldman Sachs and Prudential Securities reviewed and analyzed selected financial and operating information relating to 14 transactions involving industrial companies since February 1985 (the "Selected Transactions"). Such analysis indicated that, based on the closing prices of Reliance Class A Common Stock and General Signal Common Stock on August 17, 1994 of $20.00 and $34.38, respectively, aggregate levered consideration as a multiple of LTM sales, EBIT and EBITDA ranged from 0.5x to 1.8x, 8.5x to 18.8x and 6.2x to 37.2x, respectively, with medians of 1.2x, 11.0x and 8.8x, respectively, as compared to corresponding multiples of (i) 1.00x, 14.2x and 9.2x, respectively, based on Reliance's 1993 financial results, (ii) 0.94x, 11.0x and 8.2x, respectively, based on management's estimates of Reliance's 1994 financial performance and (iii) 0.89x, 8.9x and 6.5x, respectively, based on management's estimates of Reliance's 1995 financial performance.

     PRO FORMA MERGER ANALYSIS. Goldman Sachs and Prudential Securities reviewed certain financial information for the pro forma combined entity resulting from the Merger based on internal financial analyses and forecasts for Reliance and General Signal prepared by their respective managements, consensus research analysts' estimates of 1994 and 1995 earnings for Reliance and General Signal, and the estimates concerning potential cost savings and synergies expected to result from the proposed Merger prepared jointly by the managements of Reliance and General Signal. Such analysis indicated that, based on the Exchange Ratio and based on management's earnings estimates, the Merger would be dilutive to General Signal's earnings per share in 1994, but accretive in 1995 and 1996 so long as the estimated synergies and cost savings were realized in the amounts and at the times estimated.

     CONTRIBUTION ANALYSIS. Goldman Sachs and Prudential Securities reviewed certain historical and estimated future operating and financial information (including, among other things, sales, EBIT and net income for Reliance, General Signal and the pro forma combined entity resulting from the Merger). Such analysis indicated that, based on the pro forma 44% ownership interest of current stockholders of Reliance Class A Common Stock in the pro forma combined entity resulting from the Merger, Reliance's contribution to sales, EBIT and net income of the pro forma combined entity resulting from the Merger (i) would have been 48.1%, 54.9% and 47.8%, based on an average of the past five years financial results for each of Reliance and General Signal, (ii) would have been 51.2%, 48.3% and 32.5%, based on 1993 financial results for each of Reliance and General Signal, (iii) would be 49.5%, 46.0% and 38.5%, based on 1994 estimates of financial performance for each of Reliance and General Signal prepared by their respective managements and (iv) would be 48.5%, 44.8% and 41.1%, based on 1995 estimates of financial performance for each of Reliance Electric and General Signal prepared by their respective managements. In a related analysis, Goldman Sachs and Prudential Securities compared the amounts of market value, earnings, revenues, operating income, operating cash flow, assets, book value and dividends, all on a per share basis, being exchanged by a holder of Reliance Class A Common Stock in the Merger, assuming $100 million of synergies, for the amounts of such items of General Signal to be received. That analysis showed a significant increase in projected earnings per share in each of 1994, 1995 and 1996, a slight increase in book value per share and an improvement from no dividend to a $0.66 per share dividend. That analysis also showed reductions in 1993 operating cash flow, assets and 1994 estimated revenues, and a small decline in 1994 estimated operating income, all on a per share basis.

     HISTORICAL STOCK TRADING ANALYSIS. Goldman Sachs and Prudential Securities reviewed and compared the historical stock price performance of each of Reliance and General Signal. This analysis showed that during the period from May 8, 1992 through August 12, 1994, Reliance Class A Common Stock traded at a high price of $23.375 and a low price of $15.75 and that from the start to the end of that period had a stock market performance slightly worse than a composite comprising the Reliance Selected Companies and the S&P 400. This analysis also showed that during the period from August 12, 1991 through August 12, 1994, General Signal Common Stock traded at a high price of $37.625 and a low price (early in the period examined) of $20.875 and that from the start to the end of that period General Signal had a stock market performance superior to a composite comprising the eleven General Signal Selected Companies and to the S&P 400. This analysis also showed that during the period from May 8, 1992 through August 12, 1994, the ratio of the price of Reliance Class A Common Stock to the price of General Signal Common Stock ranged from a high of .723 to a low of .462 and that during the year ended August 17, 1994 this ratio ranged from a high of .633 to a low of .462.

     OTHER ANALYSIS. Goldman Sachs and Prudential Securities analyzed available information regarding current institutional holdings of Reliance Shares and General Signal Common Stock and pro forma institutional holdings of common stock of the pro forma combined entity resulting from the Merger.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Goldman Sachs' and Prudential Securities' respective opinions. In arriving at their respective fairness determinations, Goldman Sachs and Prudential Securities considered the results of all such analyses. No company or transaction used in the above analysis as a comparison is identical to Reliance or General Signal or the proposed Merger. The analyses were prepared solely for purposes of Goldman Sachs and Prudential Securities providing their respective opinions as to the fairness, with respect to the Prudential Securities opinion, from a financial point of view, of the Exchange Ratio to the holders of Reliance Shares, to the Board of Directors of Reliance and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Goldman Sachs' and Prudential Securities' respective opinions to the Board of Directors of Reliance were two of many factors taken into consideration by the Reliance Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs and Prudential Securities and is qualified by reference to the respective written opinions of Goldman Sachs and Prudential Securities set forth in Annexes F and G, respectively, hereto.

     Each of Goldman Sachs and Prudential Securities is an internationally recognized investment banking firm and each is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Each of Goldman Sachs and Prudential Securities is familiar with Reliance, having provided certain investment banking and financial advisory services to Reliance from time to time, including (i) having acted as financial advisor to Reliance in connection with the potential sale of Reliance in 1991, (ii) having acted as a managing underwriter of the initial public offering of Reliance Class A Common Stock in May 1992, (iii) having acted as a managing underwriter of a public offering of 6.80% Notes of Reliance in April 1993 and (iv) having acted as Reliance's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. In addition (i) H. Virgil Sherrill, Chairman of the Board of Directors of Reliance, is a Senior Director of Prudential Securities, a non-officer position and (ii) affiliates of Prudential Securities participated as equity investors in the acquisition and related financing of Reliance in 1986 and 1987, as a result of which affiliates of Prudential Securities continued to own approximately 2,466,968 shares of Reliance Class B Common Stock as of the date of Prudential Securities' opinion. Reliance selected Goldman Sachs and Prudential Securities as its financial advisors based on their familiarity with Reliance and their experience in mergers and acquisitions and securities valuation generally.

     Pursuant to separate letter agreements dated July 5, 1994 (the "Engagement Letters"), Reliance engaged Goldman Sachs and Prudential Securities to act as its financial advisors in connection with the contemplated transaction. Pursuant to the terms of the Engagement Letters, Reliance agreed to pay each of Goldman Sachs and Prudential Securities (i) $200,000 on the date of the Engagement Letters, (ii) $200,000 on the date of the Merger Agreement and (iii) a transaction fee of .3125% of the aggregate consideration paid for Reliance Shares pursuant to the Merger, less any fees previously paid to such financial advisor, upon consummation of the Merger. Reliance has also agreed to reimburse each of Goldman Sachs and Prudential Securities for their reasonable out-of-pocket expenses, including the fees and disbursements of their attorneys plus any sales, use or similar taxes arising in connection with their respective engagements, and to indemnify each of Goldman Sachs and Prudential Securities against certain liabilities arising in connection with their respective engagements, including certain liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     INDEMNIFICATION. Pursuant to the terms of the Merger Agreement the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Reliance and its subsidiaries against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in Reliance's Certificate of Incorporation and By-laws and agreements in effect on August 30, 1994 (to the extent consistent with applicable law).

     The Merger Agreement further provides that for a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect, with certain limited exceptions, the current policies of directors' and officers' liability insurance maintained by Reliance (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time.

     EMPLOYEE PLANS AND SEVERANCE ARRANGEMENTS. In lieu of severance benefits previously provided to certain Reliance executives, on August 29, 1994 Reliance's Board of Directors adopted the Reliance Electric

Change in Control Severance Pay Plan (the "Severance Plan"). The Severance Plan provides severance benefits to certain Reliance executives if their employment is terminated within two years of the Merger. The benefits provided by the Severance Plan are similar to those provided to General Signal executives in its Severance Pay Plan. Under the Severance Plan, Reliance executives would be entitled to a lump sum payment of between one and three years' salary and the continuation of certain other benefits, depending on the executive's level.

     In addition, on that same date, the Reliance directors adopted an amendment to the 1994 Reliance Electric Executive Long Term Incentive Plan (the "Amended LTIP"). The Amended LTIP provides that the maximum level of awards thereunder becomes payable within 30 days of the consummation of the Merger. The amount of the Award Payout (as defined in the Amended LTIP), however, is being reduced pro rata based upon the period of time the Performance Units (as defined in the Amended LTIP) are outstanding prior to the consummation of the Merger as more specifically set forth in the Amended LTIP.

     BOARD OF DIRECTORS AND MANAGEMENT. The Merger Agreement contains certain agreements with respect to the directors and management after the Effective Time. See "Board of Directors and Management After the Effective Time."

RESALES BY AFFILIATES OF RELIANCE

     None of the Shares received by Reliance stockholders in connection with the Merger will be subject to restrictions on transfer under the Securities Act, except that Shares received by persons who are deemed to be "affiliates" (as such term is defined in Rule 144 under the Securities Act) of Reliance prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145(d) or, in the case of any such persons who become affiliates of General Signal, Rule 144 under the Securities Act, or as otherwise permitted under the Securities Act.

     Pursuant to the terms of the CSCL Agreement, General Signal has agreed to give CSCL certain registration rights with respect to the Shares received by CSCL in the Merger, substantially equivalent to the registration rights previously held by CSCL with respect to its Reliance Class C Common Stock. Specifically, CSCL will be entitled to demand two registrations of its unsold shares, with such demands to be at least one year apart. The Surviving Corporation generally will pay all registration expenses in connection with such registrations, whether or not the registration is effected.

GOVERNMENTAL REGULATION

     Certain acquisition transactions, including the Merger, may not be consummated until certain information has been furnished to the Justice Department and the FTC pursuant to the HSR Act, and certain waiting period requirements thereunder have been satisfied. General Signal and Reliance filed the required information and material with the Justice Department and the FTC with respect to the Merger Agreement on September 20, 1994. No additional filings are applicable with respect to the Merger pursuant to the HSR Act and the rules promulgated thereunder.

     At any time before or after the Effective Time, the Justice Department or the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause the Surviving Corporation to divest itself, in whole or in part, of businesses presently conducted by General Signal or Reliance. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, General Signal and Reliance will prevail. The obligations of General Signal and Reliance to consummate the Merger are subject to the conditions that any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and that there be no preliminary or permanent injunction or other order by any court or governmental or regulatory authority of competent jurisdiction prohibiting consummation of the Merger.

APPRAISAL RIGHTS

     In accordance with Section 262 of the DGCL, holders of Class A Common Stock do not have statutory appraisal rights. Pursuant to Section 262 of the DGCL, any holders of Reliance Class B Common Stock and

Reliance Class C Common Stock may dissent from the Merger and elect to have the fair value of their shares of such Reliance stock, excluding any element of value arising from the accomplishment or expectation of the Merger, judicially determined and paid to them, together with a fair rate of interest, if any, on such amount, in the event that the Merger is approved. CSCL, as the only holder of Reliance Class C Common Stock, has agreed not to exercise its appraisal rights. See "Certain Related Matters -- CSCL Agreement."

     In order to perfect its right to have such fair value so determined and paid, a holder of Reliance Class B Common Stock must deliver by registered or certified mail, before the taking of the vote on the Merger, to the Surviving Corporation, One High Ridge Park, Stamford, Connecticut 06904, a written demand for the appraisal of its shares within 20 days after the Surviving Corporation has mailed notice of the effectiveness of the Merger as described below. A failure to consent to the approval of the Merger shall not constitute such a demand. Only stockholders who have made such a demand, and who do not consent to approval of the Merger, are entitled to appraisal rights with respect to such Reliance Class B Common Stock. If any stockholder fails to comply with any of these conditions, it will not be entitled to any appraisal of its shares.

     Within ten days after the Effective Time, the Surviving Corporation must give notice to each stockholder who has perfected its appraisal rights and who has not voted in favor of the Merger of the date when the Merger has become effective to each holder of Reliance Shares.

     Any holder of Reliance Class B Common Stock who has demanded appraisal of its shares may, within 60 days after the Effective Time, accept the terms of the Merger by withdrawing its demand for an appraisal by written notice to the Surviving Corporation and receive the appropriate number of shares of Common Stock or Class B Common Stock.

     Within 120 days after the Effective Time, the Surviving Corporation or any such stockholder who has perfected its appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of its shares. In determining fair value, the court is to take into account all relevant factors. The costs of the proceeding will be apportioned among the parties as the Court deems equitable and, upon the application of a stockholder party, the Court may order all or a portion of the expenses incurred by any such stockholder in the appraisal proceeding (including reasonable attorneys' fees and expenses of experts) to be charged pro rata against the value of all shares entitled to an appraisal.

     Stockholders who have duly demanded appraisal rights are not entitled after the Effective Time to vote their shares for any purpose or to receive dividends or other distributions on their shares payable to stockholders of record at a date after the Effective Time.

     The foregoing is a brief summary of the statutory procedures to be followed by a holder of Reliance Class B Common Stock in order to perfect such holder's right of appraisal under Section 262 of the DGCL and is qualified in its entirety by reference to such Section 262, the text of which is attached hereto as Annex D. Stockholders wishing to exercise their right of appraisal are urged to consult their own legal counsel.

ACCOUNTING TREATMENT

     The Merger will be accounted for by the pooling-of-interests method. See "Unaudited Pro Forma Combined Condensed Financial Statements."

BOARD OF DIRECTORS AND MANAGEMENT AFTER EFFECTIVE TIME

     BOARD OF DIRECTORS

     The Board of Directors of the Surviving Corporation at the Effective Time shall number 18 authorized members consisting of the existing 10 members of the General Signal Board of Directors and adding thereto the six members of the Reliance Board of Directors and one person designated by CSCL pursuant to the CSCL Agreement, and with one seat vacant. The stockholders of General Signal will vote at the General Signal Special Meeting to elect the New Directors to the Board of Directors of General Signal at the Effective Time. Three of the New Directors will be elected to hold office until the 1997 Annual Meeting of Stockholders of the Surviving Corporation, three of the New Directors will be elected to hold office until the 1996 Annual Meeting, and one of the New Directors will be elected to hold office until the 1995 Annual Meeting, as indicated below. The current directors of General Signal will continue to serve in accordance with their previous election. See "Board of Directors and Management of General Signal."

     ANTHONY C. HOWKINS, (to serve until 1996) 70, a director of Reliance since 1987. Group Head and Policy Committee Member of Citicorp and Citibank, N.A. from 1982 to 1986. Serves as a director of Yasuda Trust and Banking Co. Ltd.

     JOHN C. MORLEY, (to serve until 1997) 63, a Director of Reliance since its formation in 1986. President and Chief Executive Officer of Reliance since 1980. Held numerous executive positions with Exxon Corporation, including President of Exxon Chemical USA and Senior Vice President of Exxon USA, from 1958 to 1980. Serves as a director of AMP Incorporated, Ferro Corporation and KeyCorp.

     ALFRED M. RANKIN, JR., (to serve until 1996) 52, a Director of Reliance since January 1993. President and Chief Executive Officer of NACCO Industries, Inc., a holding company for The North American Coal Corporation, Hamilton Beach/Proctor Silex, Inc., NACCO Materials Handling Group, Inc., Materials Handling, Inc. and The Kitchen Collection, Inc. since 1991. President and Chief Operating Officer of NACCO Industries, Inc. from 1989 to 1991. Serves as a director of NACCO Industries, Inc., NACCO Materials Handling Group, Inc., The BF Goodrich Company, The Standard Products Company and The Vanguard Group.

     DUDLEY P. SHEFFLER, (to serve until 1997) 49, a Director of Reliance since October 1993. Vice President of Reliance since 1981 and President of its wholly owned subsidiary, Reliance Comm/Tec Corporation, since 1989.

     H. VIRGIL SHERRILL, (to serve until 1997) 74, Chairman of the Board of Directors of Reliance since 1986. Senior Director, a non-officer position, of Prudential Securities since 1986. Formerly Vice Chairman and President of Prudential Securities. Mr. Virgil Sherrill is the father of Mr. Stephen Sherrill.

     E. MANDELL DE WINDT, (to serve until 1996) 73, a Director of Reliance since 1987. Chairman and Chief Executive Officer of Eaton Corporation from 1969 to 1986. Serves as a director of Cleveland-Cliffs Corp., Birmingham Steel, Inc. and DTM Investors Inc., and is a trustee of Carnegie Funds Group.

     STEPHEN C. SHERRILL, (to serve until 1995) 41, is currently a Managing Director of Citicorp Venture Capital Ltd. and from 1989 to 1994 served as a Vice President of Citicorp Venture Capital Ltd. Mr. Sherrill also serves as a director of Galey & Lord, Inc. Mr. Stephen Sherrill is the nominee designated by CSCL pursuant to the CSCL Agreement and is the son of Mr. Virgil Sherrill.

     COMMITTEES

     Each of the Committees of the Board of Directors of General Signal existing prior to the Effective Time with an even number of members shall be increased by an equal number of members and committees with an odd number of members shall be increased by an equal number of members minus one. Such newly created vacancies shall be filled by the New Directors. Accordingly, the members of the Audit Committee shall be increased to eight members, including as additional members
Messrs. [               ] and [               ]; the Employee Benefits Committee
to nine members, including as additional members Messrs. [               ] and
[               ]; the Executive Committee to twelve members, including as additional
members Messrs. [               ] and [               ]; the Personnel and
Compensation Committee to nine members, including as additional members Messrs.
[               ] and [               ]; and the Committee on Directors to five
members, including as additional members Messrs. [               ] and
[               ]. The existing members of the Committees will continue to serve on such Committees in accordance with their previous appointments. See "Board of Directors and Management of General Signal."

     MANAGEMENT AFTER THE MERGER

     The officers of the Surviving Corporation shall be determined by the Board of Directors of the Surviving Corporation immediately after the Effective Time, following consultation between the respective Chief Executive Officers of General Signal and Reliance, except that Mr. Carpenter shall be the Chairman and Chief Executive Officer of the Surviving Corporation and Mr. Morley shall be the Vice Chairman of the Surviving Corporation. Each officer will hold office from and after the Effective Time until his or her successor is duly appointed and qualified in the manner provided in the By-laws of the Surviving Corporation or as otherwise provided by law or his or her earlier resignation or removal. The Vice Chairman shall be a Director and an executive officer of the Surviving Corporation and shall serve as Chairman of the Executive Committee. For a period of twelve (12) months following the Effective Time, the Vice Chairman's duties shall be focused primarily on the development of the strategy for and implementation of the transition of the Reliance business with the business of General Signal upon consultation with and under the direction of the Chairman of the Board. During the above period, the Chairman of the Board, with the advice of the Vice Chairman of the Board, shall select Presidents of the segments of the Surviving Corporation's business to be operated as divisions. In addition, the Vice Chairman of the Board shall have such other duties as the Chairman of the Board and the Vice Chairman of the Board shall agree.

CORPORATE HEADQUARTERS LOCATION AFTER THE MERGER

     The process of establishing the location of the combined headquarters of the Surviving Corporation contemplates the appointment of a study team composed of Reliance and General Signal personnel, who may engage consultants to develop and recommend a location to the Chief Executive Officer of General Signal. The study team will recommend a headquarters site to the Chief Executive Officer of General Signal prior to the consummation of the Merger. Such Chief Executive Officer will then consult with the Chief Executive Officer of Reliance concerning the decision, which will be made by the Chief Executive Officer of General Signal.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER BENEFICIAL HOLDERS

     The following table sets forth information based upon General Signal's and Reliance's records and Commission filings as of September 19, 1994 (unless otherwise noted) with respect to (i) each person known to be the beneficial owner of more than 5% of General Signal Common Stock, (ii) the number of shares of General Signal Common Stock owned by each director and certain executive officers of General Signal and by all directors and executive officers of General Signal as a group and the percentage of the total number of outstanding shares of General Signal Common Stock that such numbers represent, and (iii) the percentage of the total number of outstanding shares of General Signal Common Stock to be owned at the Effective Time by the persons named in clauses (i) and
(ii) and by the New Directors and each person known to be the beneficial owner of more than 5% of Reliance Class A Common Stock as of September 19, 1994. All directors and certain executive officers of General Signal owned 1.9% of the outstanding General Signal Common Stock as of September 19, 1994. As of September 19, 1994 none of the New Directors owned any shares of General Signal Common Stock nor did they have any relationships with General Signal.

                                                     PRE-EFFECTIVE TIME
                                                -----------------------------
                                                  AMOUNT AND                       POST-EFFECTIVE TIME
                                                   NATURE OF                       -------------------
NAME OF                                           BENEFICIAL         PERCENT          TOTAL PERCENT
BENEFICIAL OWNER                                OWNERSHIP(1)(2)      OF CLASS       OF OUTSTANDING(3)
- ----------------                                ---------------      --------       -----------------
GENERAL SIGNAL
J.P. Morgan & Co., Incorporated..............       5,414,462(4)       11.43%               6.41%
  60 Wall Street
  New York, N.Y. 10260

FMR Corp. ...................................       3,305,057(5)        6.99%               3.91%
  82 Devonshire Street
  Boston, MA 02109

College Retirement Equities Fund.............       2,751,000(6)        5.81%               3.26%
  730 Third Avenue
  New York, NY 10017

Ralph E. Bailey..............................           5,182              *                   *
Van C. Campbell..............................           1,440              *                   *
Edmund M. Carpenter..........................         308,284              *                   *
Ronald E. Ferguson...........................           2,421              *                   *
Joel S. Friedman.............................         118,646(7)           *                   *
John P. Horgan...............................           9,368(8)           *                   *
C. Robert Kidder.............................           1,000              *                   *
Richard J. Kogan.............................           1,000              *                   *
Peter A. Laing...............................         123,653              *                   *
Stephen W. Nagy..............................         118,454              *                   *
Nathan R. Owen...............................          56,408(8)           *                   *
Roland W. Schmitt............................             992(8)           *                   *
John R. Selby................................           3,269(8)           *                   *
Edgar J. Smith, Jr...........................          38,584              *                   *
All General Signal directors and executive
  officers as a group (21 persons)...........         905,773(9)(10)     1.9%                1.1%

RELIANCE
Citicorp(11).................................                                              12.44%
  399 Park Ave.
  New York, N.Y. 10043

College Retirement Equities Fund(12).........                                               1.31%

The Equitable Companies Incorporated(13).....                                               3.55%
  787 Seventh Avenue
  New York, N.Y. 10019

Society National Bank, as Trustee under
  Reliance's Savings and Investment
  Plan(14)...................................                                               2.17%
  127 Public Square
  Cleveland, OH 44114

Anthony C. Howkins(15).......................                                                  *
John C. Morley(16)...........................                                                  *
Alfred M. Rankin, Jr.(17)....................                                                  *
Dudley P. Sheffler(18).......................                                                  *
H. Virgil Sherrill(19).......................                                               1.00%
E. Mandell de Windt(20)......................                                                  *
Stephen C. Sherrill(21)......................                                                  *
All nominees as a group (7 persons)..........                                                2.3%

- ---------------

   * Less than 1%.

 (1) The figures shown include the interest of executive officers of General Signal in an aggregate of 47,635 shares of General Signal Common Stock held by the trustee under General Signal's Savings and Stock Ownership Plan (the "Savings Plan") as of June 30, 1994 and include the following shares of General Signal Common Stock which the persons listed have the right to acquire as of September 19, 1994 or within 60 days of that date through the exercise of stock options: Edmund M. Carpenter (252,679); Joel S. Friedman (97,771); Peter A. Laing (114,012); Stephen W. Nagy (116,875); Edgar J.
     Smith, Jr. (20,521); and all directors and executive officers of General Signal as a group (680,926).

 (2) General Signal executive officers also own "stock units" not reflected in the table. The "stock units" represent compensation deferred and credited as "phantom stock units" under General Signal's Deferred Compensation Plan (see "Stock Ownership Guidelines" for a description of this Plan). For Ronald E. Ferguson, the "stock units" represent director fees deferred to his share-denominated account under General Signal's Deferred Compensation Plan for directors as of July 8, 1994 (see General Signal's 1994 Proxy Statement for a description of this Plan). Under both Plans, the value of the "stock units" at the time of distribution will be based on the market value of General Signal Common Stock, but the deferred amounts will be paid in cash. The ownership of "stock units" (the value of which is tied to the value of General Signal Common Stock) beneficially owned as of June 30, 1994 (unless otherwise noted above) was as follows: Edmund M. Carpenter 1,743 units; Ronald E. Ferguson 5,276 units; Joel S. Friedman 572 units; Peter A. Laing 409 units; Stephen W. Nagy 702 units; Edgar J. Smith, Jr. 341 units; and all General Signal directors and executive officers as a group 10,356 units.

 (3) All percentages assume the Merger took effect on September 19, 1994 and that all Class B Common Stock outstanding at the Effective Time has been converted to an equivalent number of shares of Common Stock.

 (4) Based on a review of a Schedule 13G filed by J.P. Morgan & Co., Incorporated ("J.P. Morgan") as of December 31, 1993, J.P. Morgan had sole voting power with respect to 3,024,972 shares, shared voting power with respect to 3,400 shares, sole dispositive power with respect to 5,382,019 shares and shared dispositive power with respect to 32,443 shares.

 (5) Based on certain correspondence received by General Signal from FMR Corp., as of September 14, 1994, FMR Corp. had sole voting power with respect to 185,525 shares of Common Stock and sole dispositive power with respect to 3,305,057 shares of Common Stock. In addition, General Signal has become aware, through information obtained from an outside subscriber service, that as of June 30, 1994, IDS Financial Corp. had sole voting power with respect to 2,105,000 shares of Common Stock, shared voting power with respect to 665,000 shares of Common Stock and no voting power with respect to 17,629 shares of Common Stock. The report does not indicate whether IDS Financial Corp. has dispositive power over any of the shares of Common Stock held by it.

 (6) Based on a review of a Schedule 13G filed by College Retirement Equities Fund ("CREF") as of December 31, 1993, CREF had sole voting power and sole dispositive power with respect to 2,751,000 shares.

 (7) Includes 5,200 shares owned by the wife of Joel S. Friedman with respect to which he does not disclaim beneficial ownership.

 (8) Messrs. Campbell, Horgan, Owen, Schmitt and Selby have elected to defer all or part of their cash compensation as directors and to receive in lieu thereof restricted stock under General Signal's 1992 Stock Incentive Plan (see General Signal's 1994 Proxy Statement for a description of this Plan as it applies to non-employee directors). The figures shown include the shares of restricted stock with respect to which the holders had sole voting power, but no investment power during the restricted period as follows: John P. Horgan (1,368); Nathan R. Owen (2,504); Roland W. Schmitt
     (592); and John R. Selby (2,669).

 (9) Includes 2,040 shares of restricted stock held by four current executive officers with respect to which the holders had sole voting power, but no investment power during the restricted period.

(10) Includes 200 shares owned by the children of an executive officer with respect to which he does not disclaim beneficial ownership.

(11) As of September 19, 1994, Citicorp owned 5,250,000 shares of Reliance Class C Common Stock which were held by its wholly owned subsidiary, CSCL, and which are convertible into 14,217,000 shares of Reliance Class A Common Stock.

(12) As of June 30, 1994, CREF owned 1,502,900 shares of Reliance Class A Common Stock. This information was obtained by Reliance from CREF's Schedule 13F as filed with the Commission.

(13) As of June 30, 1994, the Equitable Companies Incorporated ("Equitable") owned 4,061,905 shares of Reliance Class A Common Stock. This information was obtained by Reliance from Equitable's Schedule 13F as filed with the Commission.

(14) Society National Bank ("Society") is the Trustee of Reliance's Savings and Investment Plan. As of July 31, 1994, Reliance's Savings and Investment Plan held 2,478,272 shares of Reliance Class A Common Stock on behalf of participants in the Plan. All participants in this Plan, including the executive officers of Reliance, have the power to vote the shares of Reliance Class A Common Stock in their personal accounts under the Plan.

(15) Mr. Howkins is a director of Reliance and as of September 19, 1994, owned 30,000 shares of Reliance Class A Common Stock.

(16) Mr. Morley is a director and an executive officer of Reliance. As of September 19, 1994, Mr. Morley's ownership of Reliance Class A Common Stock was comprised of 769,584 shares of which he owned directly, 6,736 shares owned by one of his children, 205 shares which he owned indirectly through Reliance's Savings and Investment Plan and 60,000 shares which he had the right to acquire through the exercise of stock options. The ownership of the shares held by his child is attributed to Mr. Morley pursuant to Commission rules.

(17) Mr. Rankin is a director of Reliance and as of September 19, 1994, owned 2,000 shares of Reliance Class A Common Stock.

(18) Mr. Sheffler is a director and an executive officer of Reliance. As of September 19, 1994, Mr. Sheffler's ownership of Reliance Class A Common Stock was comprised of 182,920 shares which he owned directly, 207 shares which he owned indirectly through Reliance's Savings and Investment Plan and 30,000 shares which he had the right to acquire through the exercise of stock options.

(19) Mr. Sherrill is a director of Reliance. As of September 19, 1994, Mr. Sherrill's share ownership of Reliance Class A Common Stock was comprised of 1,091,820 shares which he owned directly and 40,000 shares owned by the Sherrill Foundation, of which Mr. Sherrill is the President. Mr. Sherrill has no financial interest in the shares owned by the Sherrill Foundation. The ownership of the shares held by the Sherrill Foundation is attributed to Mr. Sherrill pursuant to Commission rules.

(20) Mr. de Windt is a director of Reliance. As of September 19, 1994, Mr. de Windt's share ownership of Reliance Class A Common Stock was comprised of 75,000 shares which he had the right to acquire through the exercise of stock options.

(21) Mr. Stephen C. Sherrill is CSCL's nominee to General Signal's Board of Directors. As of September 19, 1994, Mr. Sherrill's share ownership of Reliance Class A Common Stock was comprised of 274,560 shares which he owned directly and 16,200 shares which he held as custodian for his children.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference in its entirety. This summary is qualified in its entirety by reference to the Merger Agreement.

     The Merger Agreement provides that, following the adoption of the Merger Proposal by the requisite vote of the stockholders of General Signal, the adoption of the Merger Agreement by the requisite vote of the holders of Reliance Class A Common Stock and the satisfaction or waiver of the other conditions to the Merger, Reliance will be merged with and into General Signal. The Merger will become effective upon the filing with the Secretary of State of the State of Delaware and the filing by the office of the Department of State of the State of New York of a duly executed Certificate of Merger, in the form required by and in accordance with the DGCL and the NYBCL, or at such time thereafter as is provided in the Certificate of Merger.

     As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof: (i) each share of Reliance's Class A Common Stock issued and outstanding immediately prior to the Effective Time (except for shares owned by Reliance or any of its subsidiaries) shall be converted into the right to receive 0.739 shares of Common Stock (ii) each share of Reliance's Class B Common Stock issued and outstanding immediately prior to the Effective Time (except for shares owned by Reliance or any of its subsidiaries and any Dissenting Shares (as defined in the Merger Agreement)) shall be converted into the right to receive 0.739 shares of Class B Common Stock, or, if General Signal receives, at least two business days prior to the Closing Date (as defined in the Merger Agreement), a written notice from any holder of Reliance Class B Common Stock that it elects to receive Common Stock in lieu of the Class B Common Stock it would otherwise be entitled to receive under this clause, 0.739 shares of Common Stock; and (iii) each share of Reliance Class C Common Stock issued and outstanding immediately prior to the Effective Time (except for shares owned by Reliance or any of its subsidiaries and any Dissenting Shares) shall be converted into the right to receive 2.001 shares of Class B Common Stock, or, if General Signal receives, at least two business days prior to the Closing Date, a written notice from any holder of Reliance Class C Common Stock that it elects to receive Common Stock in lieu of the Class B Common Stock it would otherwise be entitled to receive under this clause, 2.001 shares of Common Stock. Each share of Reliance Class A Common Stock, Reliance Class B Common Stock and Reliance Class C Common Stock owned by Reliance as treasury stock or owned by any subsidiary of Reliance shall be cancelled. The status of all securities of General Signal, issued or reserved for issuance, shall remain unchanged.

     The Certificate of Incorporation, as amended in accordance with the Merger Agreement, and By-laws of General Signal as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter amended as provided by law.

     The number of authorized directors of the Surviving Corporation shall be 18 until otherwise determined pursuant to the By-laws of the Surviving Corporation. The directors of General Signal and, subject to the requisite vote of the stockholders of General Signal, the New Directors shall be directors of the Surviving Corporation and will hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-laws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal.

     The officers of the Surviving Corporation shall be determined by the Board of Directors of the Surviving Corporation immediately after the Effective Time, following consultation between the respective Chief Executive Officers of General Signal and Reliance, and will hold office until their respective successors are duly appointed and qualified in the manner provided in the By-laws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal, except that Mr. Carpenter shall be the Chairman and Chief Executive Officer of the Surviving Corporation and Mr. Morley shall be the Vice Chairman of the Surviving Corporation. The Vice Chairman shall be an executive officer of the Surviving Corporation with the duties set forth in the By-laws of the Surviving Corporation.

     Each standing committee of the General Signal Board of Directors in existence immediately prior to the Effective Time shall be increased in size at the Effective Time so that each such committee (i) with an even number of members immediately prior to the Effective Time shall be increased in size at the Effective Time by such number of members and (ii) with an odd number of members immediately prior to the Effective Time shall be increased in size at the Effective Time by such number of members minus one, and, in each case, such newly-created vacancies shall be filled, subject to the requisite vote of the stockholders of General Signal, by the New Directors, immediately after the Effective Time.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties by each of General Signal and Reliance (as to such party) concerning: the organization and qualification of General Signal and Reliance and their respective subsidiaries; the capitalization of each of General Signal and Reliance; the authority of each of General Signal and Reliance relative to the execution and delivery of, and performance of its respective obligations under, the Merger Agreement and approval by the Board of Directors of each of General Signal and Reliance regarding certain related matters; obtaining necessary approvals to consummate the transactions contemplated by the Merger Agreement and the absence of any conflict with, or violations of, the corporate documents and certain binding instruments of each of General Signal and Reliance or their respective subsidiaries or with or of any statute, rule, regulation, order or decree of courts or governmental entities, subject to certain exceptions; the accuracy of reports and documents filed by each of General Signal and Reliance with the Commission since January 1, 1992 and certain financial statements of each company; the absence of undisclosed liabilities or obligations; the absence of any Material Adverse Effect (as defined in the Merger Agreement) since December 31, 1993; the absence of material litigation involving either General Signal or Reliance or their respective subsidiaries; compliance by each of General Signal and Reliance and their respective subsidiaries with applicable laws and agreements; the amendment of the General Signal Rights Agreement so that the Merger does not trigger the Rights thereunder; and certain accounting matters.

COVENANTS

     The Merger Agreement obligates each of General Signal and Reliance and their respective subsidiaries to conduct their respective businesses in the ordinary course of business consistent with past practice including specific covenants as to certain permissible activities.

NO SOLICITATION

     Each of Reliance and General Signal has agreed that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its subsidiaries' directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving Reliance or its subsidiaries or General Signal or its subsidiaries or acquisition of any kind of all or substantially all of the assets or capital stock of Reliance and its subsidiaries taken as a whole or General Signal and its subsidiaries taken as a whole (an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party (other than General Signal or Reliance, as the case may be) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided that General Signal or Reliance may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a financially capable third party that contains no financing condition, (i) furnish or disclose non-public information to such third party and (ii) negotiate, explore or otherwise communicate with such third party, in each case only if the Board of Directors of such party determines in good faith by a majority vote after consultation with its legal and financial advisors, and after receipt of the written opinion of outside legal counsel of such party that failing to take such action would constitute a breach of the fiduciary duties of such Board of Directors, that taking such action is reasonably likely to lead to an Acquisition Transaction that is more favorable to the stockholders of such party than the Merger and that failing to take such action would constitute a breach of the Board's fiduciary duties.

     Each of Reliance and General Signal has agreed immediately to advise the other in writing of the receipt of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to the preceding paragraph.

CONDITIONS

     The obligations of each party to effect the Merger are subject to, among other things, the fulfillment or waiver of the following conditions: the effectiveness of the Proxy Statement/Prospectus in accordance with the provisions of the Securities Act; the requisite vote of the stockholders of General Signal and Reliance necessary to consummate the Merger and the transactions contemplated thereby; the obtaining of all necessary consents and approvals and the expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act; the receipt of a letter from the independent accountants of General Signal that the Merger will qualify for pooling-of-interests accounting treatment; and the receipt of an opinion of Cahill Gordon & Reindel that the Merger constitutes a tax-free reorganization. The obligations of each of General Signal and Reliance to consummate the Merger are further subject to the fulfillment or waiver of, among other things, the following conditions: the representations and warranties of the other party contained in the Merger Agreement shall be true and correct in all material respects; the other party to the Merger Agreement shall have complied in all material respects with all of its agreements required by the Merger Agreement; no writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall be in effect against either party, and no proceedings therefor shall have been threatened or commenced by any governmental entity, which prohibit or restrict the consummation of the Merger; and there shall not have occurred since June 30, 1994 any material adverse change in the business, operations, assets, financial condition or results of operations of the other party.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Reliance or General Signal: (a) by mutual consent of the Boards of Directors of General Signal and Reliance; (b) by either General Signal or Reliance if, without fault of such terminating party, the Merger shall not have been consummated on or before March 31, 1995, which date may be extended by mutual consent of the parties; (c) by either General Signal or Reliance, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and unappealable; provided that the party seeking to terminate the Merger Agreement shall have used all commercially reasonable efforts to remove or lift such order, decree or ruling; or (d) by either General Signal or Reliance, if the requisite stockholder approvals of the stockholders of either General Signal or Reliance are not obtained at the meeting of stockholders duly called and held therefor.

     The Merger Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of General Signal, at any time prior to the Effective Time, before or after the approval by the stockholders of General Signal or Reliance, if (a) Reliance shall have failed to comply in any material respect with any of the covenants or agreements contained in certain articles of the Merger Agreement to be complied with or performed by Reliance at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of Reliance contained in the Merger Agreement such that the closing conditions in favor of General Signal would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within 30 days of delivery to Reliance of written notice of such breach or breaches, (c) the Board of Directors of Reliance shall withdraw, modify or change its recommendation of the Merger Agreement or the Merger in a manner adverse to General Signal or shall have recommended any proposal in respect of an Acquisition Transaction, or (d) the Board of Directors of Reliance shall furnish or disclose non-public information or negotiate, explore or otherwise communicate in any way with a third party with respect to any Acquisition Transaction, or shall have resolved to do any of the foregoing and publicly disclosed such resolution.

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of General Signal or Reliance, by action of the Board of the Directors of Reliance, if (a) General Signal shall have failed to comply in any material respect with any of the covenants or agreements contained in certain articles of the Merger Agreement to be complied with or performed by General Signal at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of General Signal contained in the Merger Agreement such that the closing conditions in favor of Reliance would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within 30 days of delivery to General Signal of written notice of such breach or breaches, (c) the Board of Directors of General Signal shall withdraw, modify or change its recommendation of the Merger Agreement or the Merger in a manner adverse to Reliance or shall have recommended any proposal in respect of an Acquisition Transaction, or (d) the Board of Directors of General Signal shall furnish or disclose non-public information or negotiate, explore or otherwise communicate in any way with a third party with respect to any Acquisition Transaction, or shall have resolved to do any of the foregoing and publicly disclosed such resolution.

FEES AND EXPENSES

     Except as set forth below, each of General Signal and Reliance shall bear their respective expenses incurred in connection with the Merger except that expenses incurred in printing, mailing and filing this Proxy
Statement/Prospectus shall be shared equally by General Signal and Reliance.

     If the Merger Agreement is terminated (i) pursuant to the first paragraph of "-- Termination" above (except clause (a)) and prior to such termination any financially capable person shall have made a bona fide proposal concerning an Acquisition Transaction to Reliance or its stockholders by public announcement or written communication that is or becomes subject to public disclosure, or
(ii) by General Signal pursuant to clause (c) or (d) of the second paragraph of "-- Termination" above, then, in any such case, Reliance shall within two business days pay General Signal by wire transfer of immediately available funds to an account specified by General Signal up to $2.5 million to reimburse General Signal for its documented fees and expenses directly related to the Merger Agreement and the transactions contemplated thereby and if terminated by General Signal pursuant to clause (c) or (d), an additional fee of $50 million, and if an additional fee has not already become payable and within twelve months after the date of the Merger Agreement, Reliance or any of its subsidiaries enters into a definitive agreement with either a person referred to in clause
(i) of this paragraph or a third party to which Reliance has provided non-public information or with which it has negotiated, explored or in any way communicated after the date of the Merger Agreement and prior to the termination of the Merger Agreement in accordance with its terms with respect to an Acquisition Transaction, then Reliance, prior to entering into any such definitive agreement, shall pay General Signal by wire transfer of immediately available funds to an account specified by General Signal, an additional fee of $50 million.

     If the Merger Agreement is terminated (i) pursuant to the first paragraph of "-- Termination" above (except clause (a)) and prior to such termination any financially capable person shall have made a bona fide proposal concerning an Acquisition Transaction to General Signal or its stockholders by public announcement or written communication that is or becomes subject to public disclosure, or (ii) by Reliance pursuant to clause (c) or (d) of the third paragraph of "-- Termination" above then, in any such case, General Signal shall within two business days pay Reliance by wire transfer of immediately available funds to an account specified by Reliance up to $2.5 million to reimburse Reliance for its documented fees and expenses directly related to the Merger Agreement and the transactions contemplated thereby and if terminated by Reliance pursuant to clause (c) or (d), an additional fee of $50 million, and if an additional fee has not already become payable and within twelve months after the date of the Merger Agreement, General Signal or any of its subsidiaries enters into a definitive agreement with either a person referred to in clause
(i) of this paragraph or a third party to which General Signal has provided non-public information or with which it has negotiated, explored or in any way communicated after the date of the Merger Agreement and prior to the termination of the Merger Agreement in accordance with its terms with respect to an Acquisition Transaction, then General Signal, prior to entering into any such definitive agreement, shall pay Reliance by wire transfer of immediately available funds to an account specified by Reliance, an additional fee of $50 million.

     So long as General Signal is not in breach or default under any covenant, condition, representation or warranty in the Merger Agreement, in the event of a termination of the Merger Agreement by General Signal pursuant to clause (a) or
(b) of the second paragraph of "-- Termination" above, then Reliance shall promptly pay General Signal up to $2.5 million for all documented fees and expenses incurred by General Signal (including the fees and expenses of counsel, accountants, consultants and advisors) directly related to the Merger Agreement and the transactions contemplated thereby. So long as Reliance is not in breach or default under any covenant, condition, representation or warranty in the Merger Agreement, in the event of a termination of the Merger Agreement by Reliance pursuant to clause (a) or (b) of the third paragraph of "-- Termination" above, then General Signal shall promptly pay Reliance up to $2.5 million for all documented fees and expenses incurred by Reliance (including the fees and expenses of counsel, accountants, consultants and advisors) directly related to the Merger Agreement and the transactions contemplated thereby.

INDEMNIFICATION; INSURANCE

     The Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Reliance and its subsidiaries against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in Reliance's Certificate of Incorporation and By-Laws and agreements in effect at the date of the Merger Agreement (to the extent consistent with applicable law).

     For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Reliance (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date of the Merger Agreement by Reliance for such insurance.

AMENDMENT

     Subject to applicable law, the Merger Agreement may be amended, modified or supplemented only by written agreement of General Signal and Reliance at any time prior to the Effective Time with respect to any of the terms contained therein; provided, however, that, after the Merger Agreement is adopted by the stockholders of either Reliance or General Signal, no such amendment or modification shall change the amount or form of the consideration to be delivered in respect of the Reliance Shares.

WAIVERS; CONSENTS

     Any failure of General Signal or Reliance to comply with any obligation, covenant, agreement or condition contained in the Merger Agreement may be waived by Reliance or General Signal, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever the Merger Agreement requires or permits consent by or on behalf of any party to the Merger Agreement, such consent shall be given in writing pursuant to the terms thereof.

                            CERTAIN RELATED MATTERS

CSCL AGREEMENT

     On August 29, 1994, General Signal entered into the CSCL Agreement. As of that date, CSCL owned all of the 5,250,000 shares outstanding of Reliance Class C Common Stock which are convertible into 14,217,000 shares of Reliance Class A Common Stock. Pursuant to the terms of the CSCL Agreement, CSCL agreed in connection with the Merger that among other things it will, (i) not exercise any appraisal or dissenter's rights, (ii) execute an agreement not to sell, transfer or otherwise dispose of any shares of Common Stock received by it in the Merger for such time period as is necessary to preserve the accounting treatment of the Merger as a pooling-of-interests, and (iii) not convert any of its shares of Reliance Class C Common Stock into Reliance Class A Common Stock at any time on or before the record date for the Reliance Special Meeting. General Signal agreed among other things (i) to enter into a registration rights agreement with CSCL to register with the Commission, upon the request of CSCL in certain circumstances, the shares of Common Stock received by CSCL in the Merger; (ii) to amend its charter to provide for two classes of common stock, including a class of non-voting common stock with economic terms substantially equivalent to the terms of the Reliance Class B Common Stock; (iii) that in connection with the Merger, CSCL's Reliance Class C Common Stock would be converted into 4.9% of General Signal Common Stock and the balance of its Reliance Class C Common Stock would be converted into Class B Common Stock; and (iv) to enter into an agreement with CSCL providing that for so long as CSCL (and its affiliates) owns at least 10% (and in certain circumstances at least 5%) of the total outstanding shares of General Signal's capital stock, General Signal shall use its best efforts to have a CSCL nominee elected to its Board of Directors.

GENERAL SIGNAL RIGHTS AGREEMENT AMENDMENT

     On August 29, 1994, the Board of Directors of General Signal adopted an amendment (the "Amendment") to the General Signal Rights Agreement (the "Rights Plan") dated as of March 7, 1986 between General Signal and the rights agent named therein (as subsequently amended on June 21, 1990, and June 17, 1993). The Amendment provided that pursuant to the transactions contemplated by the Merger Agreement, Reliance is not an "Acquiring Person" (as defined in the Rights Plan) and that no "Triggering Event," "Share Acquisition Date" or "Distribution Date" (each as defined in the Rights Plan) has occurred or will occur. The Amendment also provides that upon the issuance of any Class B Common Stock, an associated common stock purchase right ("Class B Right") shall attach thereto. For a description of the Rights Plan see "Description of Capital Stock."

RELIANCE RIGHTS AGREEMENT

     On August 29, 1994, the Board of Directors of Reliance declared a dividend of one preferred stock purchase right (a "Reliance Right") for each outstanding share of Reliance Class A Common Stock, Reliance Class B Common Stock and Reliance Class C Common Stock to purchase one one-hundredth of a share of a new Series A, Series B or Series C Preferred Stock of Reliance, respectively. The dividend was payable on September 15, 1994 to the stockholders of record on that date. Each Reliance Right entitles the registered holders of Reliance Class A Common Stock and Reliance Class B Common Stock to buy one one-hundredth of a share of Series A and Series B Preferred Stock, respectively, at an exercise price of $60.00, subject to adjustment, and holders of Reliance Class C Common Stock to buy one one-hundredth of a share of Series C Preferred Stock at an exercise price of $162.48, subject to adjustment. The description and terms of the Reliance Rights are set forth in a Rights Agreement between Reliance and Society National Bank, as rights agent.

     The Reliance Rights are not exercisable until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 10% or more of the outstanding shares of Reliance Class A Common Stock or (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer, or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of Reliance Class A Common Stock. The Reliance Rights will expire on the earliest of (i) the close of business on August 29, 2004, (ii) the time at which the Reliance Rights are redeemed, (iii) immediately prior to the Effective Time or (iv) the time at which such Reliance Rights are exchanged.

     In the event that Reliance is acquired in a merger or other business combination transaction (other than the Merger), each holder of a Reliance Right thereafter has the right to receive, upon the exercise thereof at the then current exercise price of the Reliance Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Reliance Right. In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 10% or more of Reliance Class A Common Stock (other than pursuant to the Merger), each holder of a Reliance Right, other than Reliance Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Reliance Class A Common Stock having a market value of two times the exercise price of the Reliance Right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of Reliance Class A Common Stock and prior to the acquisition by such person or group of 50% or more of Reliance Class A Common Stock, the Board of Directors may exchange the Reliance Rights (other than Reliance Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Reliance Class A Common Stock, or one one-hundredth share of Preferred Stock (or of a share of a class or series of Reliance's preferred stock having equivalent rights, preferences and privileges), per Reliance Right (subject to adjustment). At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of Reliance Class A Common Stock, the Board of Directors may redeem the Reliance Rights in whole, but not in part, at a price of $.01 per Reliance Right.

RELIANCE EMPLOYEE BENEFIT PLANS

     On August 28, 1994, Reliance's Board of Directors adopted a retention plan which was added to its Severance/Separation Program for salaried and management employees. The plan will provide certain approved employees, other than Reliance employees covered by Reliance's Severance Plan described previously, with three or four months severance pay in the event that their employment is terminated under certain circumstances. General Signal has agreed not to amend the terms of Reliance's Deferred Compensation Plan, the Reliance Special Retirement Program for Officers or the Supplemental Executive Retirement Plan for two years following the Merger. See "The Merger -- Interests of Certain Persons in the Merger."

                          UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the Merger of General Signal and Reliance as described more fully in the accompanying notes to these financial statements. This pro forma information has been prepared utilizing the historical consolidated financial statements of General Signal and Reliance. This information should be read in conjunction with the historical financial statements and notes thereto, which are incorporated by reference into this Proxy Statement/Prospectus. The pro forma financial data are provided for comparative purposes only and do not purport to be indicative of the results that would have been obtained if the Merger had been effected during the periods presented.

     The pro forma financial information is based on the pooling-of-interests method of accounting for the Merger as if the Merger had occurred at the beginning of the earliest period presented. Pro forma adjustments are described in the accompanying notes to the unaudited pro forma combined condensed financial statements.

               PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

                                   SIX MONTHS ENDED
                                       JUNE 30,                      YEAR ENDED DECEMBER 31,
                               -------------------------     ----------------------------------------
                                  1994           1993           1993           1992           1991
                               ----------     ----------     ----------     ----------     ----------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales....................  $1,646,170     $1,564,189     $3,137,906     $3,226,705     $3,131,432
Cost of sales................   1,195,403      1,160,956      2,323,390      2,360,822      2,275,625
Selling, general and
  administrative expenses....     302,298        291,289        585,870        604,518        588,901
Transaction and consolidation
  charge.....................          --             --         13,200             --             --
Dispositions of businesses
  and restructuring:
  Prior dispositions.........          --             --         19,600             --             --
  Semiconductor and
     restructuring...........          --         (8,000)        (7,100)        86,600          1,600
                               ----------     ----------     ----------     ----------     ----------
                                1,497,701      1,444,245      2,934,960      3,051,940      2,866,126
                               ----------     ----------     ----------     ----------     ----------
Operating earnings...........     148,469        119,944        202,946        174,765        265,306
Interest expense, net........     (17,551)       (23,949)       (42,848)       (69,579)      (111,855)
                               ----------     ----------     ----------     ----------     ----------
Earnings from continuing
  operations before
  income taxes...............     130,918         95,995        160,098        105,186        153,451
Income taxes.................      51,240         37,083         61,002         45,421         55,494
                               ----------     ----------     ----------     ----------     ----------
Earnings from continuing
  operations.................  $   79,678     $   58,912     $   99,096     $   59,765     $   97,957
                               ----------     ----------     ----------     ----------     ----------
Earnings per share from
  continuing operations......  $     0.94     $     0.73     $     1.20     $     0.60     $     1.25
                               ----------     ----------     ----------     ----------     ----------
Weighted average shares and
  equivalent shares..........      84,848         80,707         82,646         73,850         63,145
                               ----------     ----------     ----------     ----------     ----------

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 1994

                                           GENERAL                                        PRO FORMA
                                            SIGNAL        RELIANCE      ADJUSTMENTS        COMBINED
                                          ----------     ----------     -----------       ----------
                                                                (IN THOUSANDS)
ASSETS:
Cash and cash equivalents...............  $    8,389     $   37,400                       $   45,789
Accounts receivable.....................     280,023        241,900                          521,923
Inventories.............................     229,516        353,200                          582,716
Prepaid expenses and other current
  assets................................      51,780         23,800      $ (11,900)(5)        63,680
Deferred income taxes...................      59,263             --         11,900 (5)        71,163
                                          ----------     ----------     ----------        ----------
Current assets..........................     628,971        656,300             --         1,285,271
Property, plant and equipment...........     293,185        308,200                          601,385
Intangibles.............................     188,756        214,800                          403,556
Other assets............................     148,147         77,500        (27,400)(5)       198,247
Deferred income taxes...................      47,755             --         27,400 (5)        75,155
                                          ----------     ----------     ----------        ----------
Total assets............................  $1,306,814     $1,256,800             --        $2,563,614
                                          ----------     ----------     ----------        ----------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Short-term borrowings and current
  maturities of long-term debt..........  $    9,247     $      200                       $    9,447
Accounts payable........................     149,230         73,900                          223,130
Accrued expenses/other..................     146,051        188,000      $ (42,800)(5)       291,251
Income taxes............................      23,860             --         42,800 (5)        66,660
                                          ----------     ----------     ----------        ----------
Current liabilities.....................     328,388        262,100             --           590,488
                                          ----------     ----------     ----------        ----------
Long-term debt, less current
  maturities............................     250,740        360,700                          611,440
Accrued postretirement and
  postemployment obligations............     163,404             --        179,800 (5)       343,204
Other liabilities.......................       8,461        223,500       (179,800)(5)        52,161
                                          ----------     ----------     ----------        ----------
Long-term liabilities...................     422,605        584,200             --         1,006,805
                                          ----------     ----------     ----------        ----------
Shareholders' equity....................     555,821        410,500                          966,321
                                          ----------     ----------     ----------        ----------
Total liabilities and shareholders'
  equity................................  $1,306,814     $1,256,800             --        $2,563,614
                                          ----------     ----------     ----------        ----------

- ---------------

NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

(1) The pro forma combined condensed financial data reflect the assumed shares outstanding and weighted average shares outstanding of General Signal Common Stock, based on an exchange ratio of 0.739 shares of General Signal Common Stock for each equivalent share of Reliance Class A Common Stock (assuming that all shares of Reliance Class B Common Stock and Reliance Class C Common Stock have been converted to shares of Reliance Class A Common Stock). Options of Reliance are assumed to be converted at the Conversion Ratio to Surviving Corporation options with terms the same as those offered under Reliance option plans.

    The following table sets forth the pro forma sales, earnings from continuing operations and earnings per share from continuing operations for the periods indicated as though the Merger had occurred at the beginning of the earliest period presented.



                                                         SIX MONTHS ENDED
                                                             JUNE 30,                        YEAR ENDED DECEMBER,
                                                     -------------------------     ----------------------------------------
                                                        1994           1993           1993           1992           1991
                                                        ----           ----           ----           ----           ----
                                                                     (In thousands, except per share data)
    Net sales
    General Signal historical......................  $  815,270     $  763,689     $1,530,006     $1,674,205     $1,615,832
    Reliance historical............................     830,900        800,500      1,607,900      1,552,500      1,515,600
                                                     ----------     ----------     ----------     ----------     ----------
    Pro forma combined.............................  $1,646,170     $1,564,189     $3,137,906     $3,226,705     $3,131,432
                                                     ----------     ----------     ----------     ----------     ----------
    Earnings from continuing operations
    General Signal historical......................  $   49,578     $   37,412     $   66,596     $   12,465     $   63,957
    Reliance historical............................      30,100         21,500         32,500         47,300         34,000
                                                     ----------     ----------     ----------     ----------     ----------
    Pro forma combined.............................  $   79,678     $   58,912     $   99,096     $   59,765     $   97,957
                                                     ----------     ----------     ----------     ----------     ----------
    Earnings per share from continuing operations
    General Signal historical......................  $     1.05     $     0.87     $     1.47     $     0.30     $     1.66
                                                     ----------     ----------     ----------     ----------     ----------
    Reliance historical............................  $     0.59     $     0.42     $     0.64     $     0.73     $     0.44
                                                     ----------     ----------     ----------     ----------     ----------
    Pro forma combined.............................  $     0.94     $     0.73     $     1.20     $     0.60     $     1.25
                                                     ----------     ----------     ----------     ----------     ----------
    Weighted average shares and equivalent shares
      outstanding
    General Signal historical......................      47,359         43,215         45,205         41,753         38,572
    Shares assumed to be issued for
      Reliance(a)..................................      37,489         37,492         37,441         32,097         24,573
                                                     ----------     ----------     ----------     ----------     ----------
    Pro forma combined.............................      84,848         80,707         82,646         73,850         63,145
                                                     ----------     ----------     ----------     ----------     ----------

- ---------------
    (a) Shares assumed to be issued to Reliance stockholders are historical weighted average Reliance shares outstanding of 50,729, 50,733, 50,664, 43,433 and 33,252, respectively, times the Conversion Ratio of 0.739.

(2) There were no material transactions between General Signal and Reliance during any period presented.

(3) General Signal and Reliance estimate, on a preliminary basis, that they will
    incur transaction costs of approximately $[          ] and combination and
    integration costs ranging from $[          ] to $[          ] associated
    with the Merger. The transaction costs include investment banker and professional fees. The preliminary estimate of combination and integration costs includes, among others, amounts for unit mergers, relocation of certain key personnel, and severance related costs at both General Signal and Reliance locations. The precise magnitude of the costs to be incurred is presently under study and, therefore, such transaction, combination and integration costs have not been reflected in the pro forma combined condensed financial statements.

(4) General Signal and Reliance are presently studying accounting policies of both companies and, therefore, no adjustments have been made to conform accounting policies in the pro forma financial statements. The effect of adjustments, if any, to conform accounting policies is not expected to be material.

(5) Certain reclassifications were made to Reliance balance sheet classifications to conform to the General Signal presentation format. For the pro forma statements of earnings, Reliance categories entitled "option cancellation expense," "pension settlement gain" and "other expense, net" have been combined with selling, general and administrative expenses.

(6) Pro forma earnings per share from continuing operations have been determined after deduction of $15.6 million and $19.3 million in 1992 and 1991, respectively, representing Reliance preferred stock dividends and accretion.

                            CERTAIN TAX CONSEQUENCES

GENERAL

     The following discussion of certain federal income tax consequences of the Merger is included for general information only and is not intended to be a complete discussion of all potential tax effects that might be relevant to a decision on whether to vote in favor of the Merger. The tax treatment of a stockholder may vary depending upon his or her particular situation, and certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States and employees with respect to options received in connection with their employment) may be subject to special rules not discussed below. Moreover, neither the state, local and foreign tax consequences to Reliance stockholders of the Merger nor the consequences of the receipt of General Signal Common Stock by a holder of a warrant to acquire shares of Reliance Common Stock are discussed below. This summary is based on laws, regulations, rulings and judicial decisions in effect at the date of this Proxy Statement/Prospectus; however, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences described herein to stockholders. No rulings have been or will be requested from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed herein.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Based upon the advice of Cahill Gordon & Reindel, counsel to General Signal, General Signal believes that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and both General Signal and Reliance will be a party to such reorganization within the meaning of
Section 368(b) of the Code, and accordingly (i) no gain or loss will be recognized by Reliance upon the transfer of its assets to General Signal in the merger; (ii) no gain or loss will be recognized by the stockholders of Reliance on the exchange of their Reliance Shares for the Shares; (iii) the tax basis of the Shares received by a stockholder of Reliance (including any fractional share interest to which it may be entitled) will be the same as the tax basis of the Reliance Shares surrendered in exchange therefor; (iv) the holding period of the Shares received by a stockholder of Reliance in the exchange (including any fractional share interest to which it may be entitled) will include the holding period of the Reliance Shares to be surrendered in exchange therefor, provided the Reliance Shares are held as capital assets in the hands of the stockholder of Reliance at the Effective Time; (v) a Reliance stockholder who receives cash in lieu of a fractional Share will be treated as if the fractional Share were distributed as part of the exchange and then redeemed by the Surviving Corporation, with the cash being received in full payment for the fractional share resulting in the recognition of gain or loss for federal income tax purposes measured by the difference between the cash received and the portion of the tax basis of the Reliance Shares surrendered in the exchange allocable to such fractional Share, provided that such redemption is not essentially equivalent to a dividend (such gain or loss will be a capital gain or loss provided the Reliance Shares were held as capital assets in the hands of the Reliance stockholder at the Effective Time); (vi) the basis of the assets of Reliance in the hands of General Signal will be the same as the basis of such assets in the hands of Reliance immediately prior to the Merger; and (vii) the holding period of the assets of Reliance to be received by General Signal will include the holding period of those assets in the hands of Reliance immediately prior to the Merger.

     If for any reason the Merger should not be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, each Reliance stockholder would recognize gain or loss equal to the difference between the fair market value at the Effective Time of the Shares received by such Reliance stockholder and the tax basis of the Reliance Shares surrendered by such Reliance stockholder. Such gain or loss would be long-term capital gain or loss to the Reliance stockholder if the Reliance Shares were held by the Reliance stockholder for more than one year and were capital assets in the hands of such Reliance stockholder at the Effective Time.

EXERCISE OF APPRAISAL RIGHTS

     Cash received by a holder of Reliance Class B Common Stock which properly exercises its appraisal rights under Delaware law will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the basis of the Reliance Shares surrendered. Such gain or loss will be capital gain or loss, provided that such Reliance Shares were held as capital assets at the time of surrender, and will be long-term capital gain or loss if such Reliance Shares have been held for more than one year.

     THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS THAT MAY BE RELEVANT TO RELIANCE STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. RELIANCE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, THE OWNERSHIP AND DISPOSITION OF GENERAL SIGNAL SHARES AND THE APPLICABILITY AND INAPPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

              BOARD OF DIRECTORS AND MANAGEMENT OF GENERAL SIGNAL

     The Board of Directors of General Signal is divided into three classes with the directors in each class serving for a term of three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term. Directors elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) may be elected only for a term expiring at the next Annual Meeting.

     Regularly scheduled meetings of the Board of Directors are currently held seven times each year, and additional special meetings are called whenever necessary. In 1993 there were seven meetings of the Board. The Board's current policy is to consider dividend action in March, June, September and December.

     The Board of Directors has established an Audit Committee, an Employee Benefits Committee, an Executive Committee, a Personnel and Compensation Committee and a Committee on Directors. Except for Edmund M. Carpenter, who serves on the Executive Committee, the directors serving on these committees are non-employee directors.

     The members of the Audit Committee are John R. Selby (Chairman), Van C. Campbell, C. Robert Kidder and Richard J. Kogan. This Committee discusses audit and financial reporting matters with both management and General Signal's independent auditors. To ensure complete independence, the auditors meet with the Audit Committee both with and without the presence of management representatives. The Audit Committee met three times in 1993.

     The members of the Employee Benefits Committee are John P. Horgan (Chairman), Van C. Campbell, C. Robert Kidder, Nathan R. Owen and Roland W. Schmitt. The Employee Benefits Committee provides guidance to the Corporate Pension Board as requested and reviews the actions of the Corporate Pension Board, which is an internal committee having overall responsibility for benefits planning and administration. The Employee Benefits Committee met four times in 1993.

     The members of the Executive Committee are Nathan R. Owen (Chairman), Ralph
E. Bailey, Edmund M. Carpenter, Ronald E. Ferguson, John P. Horgan and John R. Selby. The Executive Committee has the authority to exercise in the interim periods between meetings of the Board of Directors all of the rights, powers and duties of the Board of Directors, except those that cannot lawfully be delegated. The Executive Committee did not meet in 1993.

     The members of the Personnel and Compensation Committee are Ronald E. Ferguson (Chairman), Ralph E. Bailey, John P. Horgan, Richard J. Kogan and John
R. Selby. The Personnel and Compensation Committee assists the Board of Directors in overseeing the compensation of the executive officers and, through liaison with the Board, administers the executive compensation programs. The Personnel and Compensation Committee met four times in 1993.

     The members of the Committee on Directors are Ralph E. Bailey (Chairman), Ronald E. Ferguson, and Roland W. Schmitt. The responsibilities of the Committee on Directors include making recommendations to the Board with regard to Committee structure, compensation and benefits for directors, the qualifications of directors and candidates for election as directors. In addition, the Committee on Directors is responsible for reviewing the performance and succession of the Chief Executive Officer.

     Any stockholder entitled to vote at a meeting may nominate persons for election as directors if written notice of such intent is delivered or mailed, postage prepaid, and received by the Secretary at the principal executive offices of General Signal not less than 45 days nor more than 60 days prior to such meeting. In the event less than 55 days prior public disclosure of the meeting date is made to stockholders, or if the only public disclosure of the meeting date is made by written notice, a stockholder's notice must be received no later than the close of business on the tenth day following the day such notice of the meeting date was mailed or public disclosure was made. The stockholder notice must include the following information about the proposed nominee: (a) name, age, and business and residence addresses; (b) principal occupation or employment; (c) class and number of shares or securities of General Signal beneficially owned; (d) any other information required to be disclosed in solicitations of proxies pursuant to Regulation 14A of the Exchange Act, including the proposed nominee's written consent to being named in the proxy and to serve if elected. The notice must also include information on the stockholder making the nomination, such as name and address as it appears on General Signal's books and the class and number of shares of General Signal beneficially owned. The nomination of any person not made in compliance with the foregoing procedures shall be disregarded.

DIRECTORS' COMPENSATION

     Employee directors of General Signal receive no fees or compensation for services as members of the Board of Directors. Directors who are not employees currently receive fees consisting of an annual retainer of $20,000 for Board service and an annual retainer of $3,000 for each Board Committee of which the director is Chairman. In addition, each non-employee director receives an attendance fee of $1,200 for each Board meeting attended, $1,000 for each Board Committee meeting attended and reimbursement for expenses incurred in connection with such meetings.

     Under General Signal's 1992 Stock Incentive Plan, each non-employee director may elect to defer all or part of his cash compensation as a director and to receive in lieu thereof restricted stock subject to a five-year restriction period. In consideration for forgoing cash compensation, the value of the restricted shares is 10% greater than the amount of the director's cash compensation elected to be deferred. Four directors elected to defer compensation for 1993 under this Plan.

     General Signal has a Deferred Compensation Plan for Directors which permits the deferral, at the election of the director, of all or part of the compensation he receives for his services as a director. Compensation so deferred may be denominated in dollar amounts or in units based on the value of shares of Common Stock of General Signal. Share-denominated accounts are credited with dividends when paid, and dollar amounts bear interest based on the annual yield for long-term U.S. government bonds. Deferred amounts become payable in cash in a lump sum in an amount equal to the value of the cash or units then credited to the director's account or in installments over such period and commencing at such time as the director may elect. One director elected to defer compensation for 1993 under this Plan.

     General Signal has a retirement plan for non-employee directors who retire from the Board with one or more years of service as a non-employee director. The annual benefits payable to a director for his lifetime on and after reaching age 65 are equal to 10% of the annual Board retainer (exclusive of any committee compensation) in effect at the time of such director's retirement for each year of service as a non-employee director, to a maximum of 100%.

     General Signal pays the premiums on indemnity and liability insurance, fiduciary insurance and business travel accident insurance policies which provide coverage for the directors.

     The directors are eligible to participate in General Signal's Matching Gifts to Education Program. Under this program, a minimum of $25 up to a maximum of $5,000 per eligible institution is matched. The maximum permissible annual participation per director is $5,000.

     General Signal has a Director's Charitable Award Program funded by life insurance policies on directors as part of its overall program of charitable giving. Beginning at the death of a director, General Signal will donate $100,000 per year for ten years to the educational institutions recommended by the director. To be eligible to receive a donation, a recommended institution must be eligible to receive matching gifts under General Signal's Matching Gifts to Education Program. During 1993, General Signal paid $358,825 in premiums for these policies. A director may not personally benefit from any recommended donation or use a donation in satisfaction of any currently outstanding or future pledge or obligation of the director to the recommended institution. All directors are eligible to participate in the program.

     General Signal has a consulting agreement with Nathan R. Owen, who retired from General Signal at normal retirement age on June 1, 1984, providing for a consulting fee of $50,000 per year for the original seven-year term of the agreement. This agreement was renewed for the period June 1, 1994 through May 31, 1995.

Directors of General Signal
Whose Terms Expire in 1997

     RONALD E. FERGUSON, 52, a Director of General Signal since 1986. Chairman and Chief Executive Officer of General Re Corporation since 1987 and President of General Re Corporation since 1983; previously held various other management positions since joining General Re Corporation/General Reinsurance Corporation in 1969. Also a director of Colgate-Palmolive Company.

     C. ROBERT KIDDER, 50, a Director of General Signal since 1992. Chairman of the Board and Chief Executive Officer of Duracell International, Inc. since April 1992; Chairman of the Board, President and Chief Executive Officer of Duracell International, Inc. from August 1991 until April 1992; President and Chief Executive Officer of Duracell International, Inc. from June 1988 until August 1991; and President, Duracell Inc., a subsidiary of Kraft Inc., from 1984 to June 1988. Also a director of Dean Witter, Discover & Co.

     JOHN R. SELBY, 65, a Director of General Signal since 1986. Former Chairman from 1986 to November 1993 and Chief Executive Officer from 1971 to November 1993 of SPS Technologies, Inc. Previously President and Chief Executive Officer of SPS Technologies, Inc. from 1971 to 1986; President of U.S. Motors Division of Emerson Electric Company from 1969 to 1971; Vice President Manufacturing of Emerson Electric Company from 1968 to 1969; and Vice President European Operations of The Trane Company from 1966 to 1968. Also a director of Berwind Industries, Inc.

Directors of General Signal
Whose Terms Expire in 1996

     RALPH E. BAILEY, 70, a Director of General Signal since 1982. Chairman of United Meridian Corporation, a publicly traded company engaged in making equity investments in the oil and gas industry, as well as Chairman and Chief Executive Officer of American Bailey Corporation, a private holding company, since April 1987. Former Chairman and Chief Executive Officer of Conoco Inc. from 1979 to March 1987 and Vice Chairman of E.I. du Pont de Nemours & Company from 1981 to March 1987. Also a director of The Williams Companies, Inc.

     ROLAND W. SCHMITT, 71, a Director of General Signal since 1987. President Emeritus since July 1993 and President of Rensselaer Polytechnic Institute from March 1988 to July 1993. Previously Senior Vice President-Science and Technology of General Electric Company from 1986 to February 1988, Senior Vice President for Corporate Research and Development from 1982 to 1986, Vice President for Corporate Research and Development from 1978 to 1982 and previously held various other management positions since joining General Electric Company in 1951. Also a member and former Chairman of the National Science Board and former Councillor of the National Academy of Engineering.

     JOHN P. HORGAN, 70, a Director of General Signal since 1971. Private investor since 1971. Previously a General Partner of J. H. Whitney & Co., a private investment company, and also served as a director of General Signal from 1960 to 1967. Also a director of DTX Corporation.

Directors of General Signal
Whose Terms Expire in 1995

     VAN C. CAMPBELL, 55, a Director of General Signal since 1992. Vice Chairman for Finance and Administration since 1983 and a director of Corning Incorporated. Previously Senior Vice President and General Manager-Consumer Products Division from 1981 to 1983, Senior Vice President-Finance from 1980 to 1981, Vice President-Finance from 1975 to 1980, Vice President-Treasurer from 1972 to 1975 and previously held various management positions since joining Corning Incorporated in 1965. Also a director of Armstrong World Industries, Inc., Corning International Corporation and Dow Corning Corporation.

     EDMUND M. CARPENTER, 52, a Director of General Signal since 1988. Chairman and Chief Executive Officer of General Signal since May 1988. Previously Director, President and Chief Operating Officer of ITT

Corporation from 1985 to 1988 and Executive Vice President of ITT Corporation from 1983 to 1985. Also a director of Campbell Soup Company, Dana Corporation and Texaco Inc.

     RICHARD J. KOGAN, 53, a Director of General Signal since 1992. President and Chief Operating Officer since January 1986 and a director of Schering-Plough Corporation. Previously Executive Vice President (Pharmaceutical Operations) from 1982 to 1986. Also a director of National Westminster Bancorp, Inc.

     NATHAN R. OWEN, 75, a Director of General Signal since 1960. Chairman of the Executive Committee of General Signal since 1980. Previously Chairman and Chief Executive Officer of General Signal from 1962 to April 1984.

EXECUTIVE COMPENSATION

     The following disclosure and discussion of executive compensation is intended to provide stockholders with an understanding of General Signal's executive compensation program and actions affecting the compensation of the Chairman and Chief Executive Officers. Included are:

     (a) the Summary Compensation Table;

     (b) the Option Grants Table;

     (c) the Option Exercises and Year-End Value Table;

     (d) the Pension Plan Table;

     (e) the Performance Graph on Comparison of Five-Year Cumulative Total Return among General Signal, S&P 500 Index and the S&P Cap Goods Index; and

     (f) the Report of the Personnel and Compensation Committee on Executive Compensation.

                          SUMMARY COMPENSATION TABLE

     The following table shows compensation information for each of General Signal's five highest paid executive officers for services in all capacities during 1993, 1992 and 1991.

                                               ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                                   -------------------------------------------  ------------------------------
                                                                                     AWARDS            PAYOUTS
                                                                                -----------------    ---------
                                                                        OTHER                         LONG TERM
                                                                       ANNUAL   RESTRICTED           INCENTIVE
                                                             TOTAL     COMPEN-    STOCK     OPTION     PLAN      ALL OTHER
                                                           (SALARY &   SATION     AWARDS    GRANTS    PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR  SALARY($)  BONUS($)(1)  BONUS)($)     ($)      ($)(2)    (#)(3)    ($)(4)       ($)(5)
- ---------------------------- ----- --------   -----------  ----------  -------  ----------  -------  ---------  ------------
Edmund M. Carpenter......... 1993  $733,654    $450,000   $1,183,654      --         --      87,500        --     $17,511
  Chairman of the Board                                                                      17,500
  and Chief Executive
  Officer                    1992  $725,577    $420,000   $1,145,577      --         --          --        --     $ 9,154
                             1991  $650,000    $312,200   $  962,200      --         --     300,000  $187,800     $ 7,845

Joel S. Friedman............ 1993  $305,154    $181,000   $  486,154      --         --      27,500        --     $12,772
  Senior Vice President-     1992  $300,481    $182,000   $  482,481      --         --          --        --     $ 9,154
  Operations                 1991  $265,000    $122,000   $  387,000      --         --     120,000  $ 67,000     $ 7,845

Peter A. Laing.............. 1993  $291,769    $173,000   $  464,769      --         --      27,500        --     $12,628
  Senior Vice President-     1992  $300,481    $182,000   $  482,481      --         --          --        --     $ 9,154
  Operations                 1991  $265,000    $122,000   $  387,000      --         --     120,000  $ 67,000     $ 7,845

Stephen W. Nagy............. 1993  $281,365    $167,000   $  448,365      --         --      27,500        --     $12,503
  Senior Vice President-     1992  $279,981    $170,000   $  449,981      --         --          --        --     $ 9,154
  Finance and Chief          1991  $252,173    $116,000   $  368,173      --         --     120,000  $ 67,000     $ 7,845
  Financial Officer

Edgar J. Smith, Jr.......... 1993  $188,569    $ 84,000   $  272,569      --         --       6,750        --     $10,903
  Vice President, General    1992  $186,335    $ 84,000   $  270,335      --         --          --        --     $ 9,154
  Counsel and Secretary      1991  $169,808    $ 58,500   $  228,308      --         --      40,000  $ 26,300     $ 7,845


(1) The bonus represents the amounts paid under General Signal's Incentive Compensation Plan for services rendered during the specified calendar year. Such payments were made in the first quarter of the calendar year following the year in which the compensation was earned, i.e., the amount reported for 1993 reflects the amount earned for 1993 but paid in 1994.

(2) During 1993, 1992 and 1991, an aggregate of 29,170 shares of restricted stock was awarded to certain employees, including three current executive officers not named in the Summary Compensation Table. The shares covered by the restricted stock awards vest at a rate of 20% per year over a five-year period. During the restricted period, the holders of restricted stock have the right to vote the shares and to receive any cash dividends. At December 31, 1993, an aggregate of 2,720 shares of restricted stock was held by three current executive officers not named in the Summary Compensation Table with an aggregate value of $79,063. The figures in this footnote reflect the two-for-one stock split on July 7, 1993.

(3) Of the stock options granted in 1991, only one-third of the shares subject to the options is exercisable at a price equal to 100% of the fair market value on the date of grant. The remaining two-thirds of the options are exercisable at a premium (generally 15% above market value on the date of grant for the second one-third of the shares and generally 35% above market value on the date of grant for the remaining shares). These options are generally subject to a five-year vesting schedule. The figures for the 1991 stock option grant reflect the two-for-one stock split on July 7, 1993.

    Only one option was granted in 1992 to an executive officer not named in the Summary Compensation Table.

    The new stock options granted in 1993 are all exercisable at a price equal to 100% of the fair market value on the date of grant. These options are subject to a four-year vesting schedule. For further information regarding the replacement option for Edmund M. Carpenter, see footnote (3) to the Option Grant Table.

    General Signal has never repriced stock options.

    The stock option agreements for the executive officers and certain other corporate employees generally provide that immediately preceding a Change in Control (as defined in the agreements), the stock options will be cancelled and the optionee will be paid cash equal to the difference between the option price and the Change in Control price. Payment for vested options would be made on the date of the Change in Control. Payment for unvested options would be made on the vesting schedule dates under the option agreements; provided, however, that any unvested options would be paid out in full upon Involuntary Termination, as defined in the agreements.

(4) These payouts represent the amounts paid under General Signal's Long Term Incentive Plan for the three-year award period. Such payments were made in the first quarter of the calendar year following the last year of the award period in which the compensation was earned, i.e., the amount reported for 1991 reflects the amount earned for the 1989-1991 award period but paid in 1992.

(5) This represents General Signal's matching contributions under (a) the Savings Plan which are invested in Common Stock of General Signal or (b) General Signal's Deferred Compensation Plan which are invested in "phantom stock units" (see "Stock Ownership Guidelines" below for a description of this Plan). Under the Savings Plan, eligible employees may save between 3% and 17% of their pay on a combined before-and after-tax basis subject to varying limitations on contributions to ensure compliance with the Code. Eligible employees must elect to contribute a minimum of 3% of pay to participate. General Signal contributes an amount equal to 3% of the pay of each employee who is actively participating in the Savings Plan after completing one year of service. The 3% contribution rate for General Signal's contributions is increased to 4% if employee before-tax contributions of at least 3% of pay are invested in the fund primarily invested in shares of Common Stock of General Signal.

                              OPTION GRANTS TABLE

     The following table shows the individual grants of options that were made in 1993 to each of the executive officers named in the Summary Compensation Table and the potential value at stock price appreciation rates of 0%, 5% and 10%, over the term of the options. The potential value of all outstanding shares of Common Stock held by General Signal's stockholders as of December 31, 1993 at the same appreciation rates is also shown. The 5% and 10% rates of appreciation are required to be disclosed by the Commission and are not intended to forecast possible future actual appreciation, if any, in General Signal's stock prices. The actual value of the stock options to the executive officers will depend on the future price of General Signal's Common Stock. The stock options will have no value to the executive officers if the price of General Signal's Common Stock does not increase above the exercise price of the option.

                                               INDIVIDUAL GRANTS
                            -------------------------------------------------------
                              NUMBER OF      % OF TOTAL                                POTENTIAL REALIZABLE VALUE AT ASSUMED
                             SECURITIES       OPTIONS                                       ANNUAL RATES OF STOCK PRICE
                             UNDERLYING      GRANTED TO    EXERCISE OR                     APPRECIATION FOR OPTION TERM
                               OPTIONS      EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------------------------
           NAME             GRANTED(#)(1)       1993         ($/SH)         DATE      0%($)      5%($)             10%($)
           ----             -------------   ------------   -----------   ----------   -----   ------------     --------------
Edmund M. Carpenter.......      87,500(2)        32.4%       $32.25       9/14/03     $0    $  1,774,662     $    4,497,342
                                17,500(3)         6.4%       $34.88       2/21/01           $    262,169     $      616,373
Joel S. Friedman..........      27,500(2)        10.2%       $32.25       9/14/03     $0    $    557,751     $    1,413,450
Peter A. Laing............      27,500(2)        10.2%       $32.25       9/14/03     $0    $    557,751     $    1,413,450
Stephen W. Nagy...........      27,500(2)        10.2%       $32.25       9/14/03     $0    $    557,751     $    1,413,450
Edgar J. Smith, Jr........       6,750(2)         2.5%       $32.25       9/14/03     $0    $    136,902     $      346,938
All Stockholders..........         N/A            N/A           N/A           N/A     $0    $945,037,059(4)  $2,394,909,453(4)

- ---------------

(1) Options are exercisable at prices equal to 100% of the fair market value on the date of grant.

(2) Options may be exercised during a period that begins one year after the date of grant and ends ten years after the date of grant and are subject to a four-year vesting schedule.

(3) This represents a replacement ("reload") option which is an option granted when an optionee exercises a stock option by surrendering shares of Common Stock which the optionee already owns in payment of the exercise price. The replacement option covers the number of shares surrendered in the option exercise (including shares for applicable taxes) and has an exercise price equal to the market price on the date of exercise of the original option. The expiration date of the replacement option is the same as the expiration date of the option that was exercised. The replacement option becomes exercisable one year from the date the original option was exercised; provided, however, that the replacement option will be forfeited if the shares acquired on the exercise of the original option are sold for cash prior to holding them for at least one year.

(4) These amounts represent the growth in total stockholder value for a ten-year period at 5% and 10% annually, using a base price of $32.25 and 47,342,753 shares of Common Stock outstanding as of December 31, 1993 (excluding treasury shares). The percentage relationship of the potential realizable value for all the executive officers named in the Summary Compensation Table to that of all stockholders is .004%.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table summarizes 1993 information relating to exercised and unexercised options for each executive officer named in the Summary Compensation Table.

                                                                                                VALUE OF UNEXERCISED
                                     AGGREGATED OPTION           NUMBER OF SECURITIES         IN-THE-MONEY OPTIONS AT
                                     EXERCISES IN 1993          UNDERLYING UNEXERCISED         DECEMBER 31, 1993 ($)
                                 --------------------------        OPTIONS HELD AT          BASED ON $34.375 CLOSING PER
                                                                  DECEMBER 31, 1993             SHARE STOCK PRICE(1)
                                                    VALUE     ---------------------------   ----------------------------
                                 SHARES ACQUIRED   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
             NAME                ON EXERCISE(#)     ($)(1)        (#)            (#)            ($)             ($)
             ----                ---------------   --------   -----------   -------------   -----------    -------------
Edmund M. Carpenter............       22,787       $275,401     218,359        285,000      $2,203,235      $1,154,513
Joel S. Friedman...............        8,400       $ 76,950      94,380         99,500      $  983,563      $  449,438
Peter A. Laing.................       11,600       $120,130      91,456         99,500      $  940,643      $  449,438
Stephen W. Nagy................           --             --      86,000         99,500      $  825,930      $  449,438
Edgar J. Smith, Jr. ...........        6,000       $ 77,370      34,308         30,750      $  357,329      $  144,674

- ---------------

(1) Market value of shares of Common Stock at exercise or at December 31, 1993 minus the exercise price.

                               PENSION PLAN TABLE

     The following table shows the estimated annual retirement benefits payable based on the formula under the Corporate Retirement Plan of General Signal (the "Corporate Retirement Plan") and the Benefit Equalization Plan. This table assumes the normal retirement age of 65 for specified earnings and years of service, and that the employee will elect a straight-life annuity rather than one of the various survivor options. The annual retirement benefits payable under any alternative survivor option will be lower than the amounts shown in the table.

     As permitted by the Code and the Employee Retirement Income Security Act of 1974, to the extent that benefits must be reduced under the Corporate Retirement Plan due to limitations prescribed under Sections 401(a)(17)and 415 of the Code, General Signal is authorized to pay retirement benefits out of the general funds of General Signal under a nonqualified Benefit Equalization Plan. Benefits are calculated to equal the reduction.

     Amounts shown are the benefits based on the current Covered Compensation amount of $22,800 applicable to 1993. Earnings covered by the Corporate Retirement Plan and the Benefit Equalization Plan for the executive officers named in the Summary Compensation Table substantially correspond with the total (salary and bonus) column shown in the Summary Compensation Table. Benefits for eligible employees are computed under a formula integrated with Social Security based upon years of service and average earnings during the five consecutive years of highest earnings during the employee's service with General Signal.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

 AVERAGE                        TOTAL PROJECTED YEARS OF SERVICE
  ANNUAL       -------------------------------------------------------------------
 EARNINGS        10          15          20          25          30          35
- ----------     -------     -------     -------     -------     -------     -------
$  200,000      28,860      45,790      62,720      79,650      96,580     111,580
   400,000      58,860      93,290     127,720     162,150     196,580     226,580
   600,000      88,860     140,790     192,720     244,650     296,580     341,580
   800,000     118,860     188,290     257,720     327,150     396,580     456,580
 1,000,000     148,860     235,790     322,720     409,650     496,580     571,580
 1,200,000     178,860     283,290     387,720     492,150     596,580     686,580
 1,400,000     208,860     330,790     452,720     574,650     696,580     801,580
 1,600,000     238,860     378,290     517,720     657,150     796,580     916,580

- ---------------

(1) As of December 31, 1993, the years of credited service for the executive officers named in the Summary Compensation Table were as follows: 12.7 years for Edmund M. Carpenter; 21.1 years for Joel S. Friedman; 18.3 years for Peter A. Laing; 11.3 years for Stephen W. Nagy; and 33.9 years for Edgar J. Smith, Jr. The foregoing years of credited service include seven additional years of service recognized under employment agreements with Edmund M. Carpenter and Stephen W. Nagy, and, in the case of Edmund M. Carpenter, pension benefits from his previous employer will be an offset against the pension benefits payable to him by General Signal.

     General Signal has a Change in Control Severance Pay Plan for executive officers providing for a lump sum payment equal to thirty-six months of compensation in the event of Involuntary Termination within two years after a Change in Control as such terms are defined in the Plan. In addition, the executive officers will continue to receive all benefits applicable to active salaried employees for a period of thirty-six months following Involuntary Termination. This Plan also covers certain other key employees but at different levels of benefits than the foregoing.

                  PERFORMANCE GRAPH ON COMPARISON OF FIVE-YEAR
                         CUMULATIVE TOTAL RETURN AMONG
                     GENERAL SIGNAL, THE S&P 500 INDEX AND
                            THE S&P CAP GOODS INDEX

     The following graph sets forth a five-year comparison of total cumulative return for the Common Stock of General Signal, the S&P 500 Index and the S&P Cap Goods Index. It assumes $100 invested on December 31, 1988 in the Common Stock of General Signal, the S&P 500 and the S&P Cap Goods Index. Total return assumes the reinvestment of dividends quarterly and a fiscal year ending December 31.

      Measurement Period
    (Fiscal Year Covered)              GSX       S&P CAP GOODS      S&P 500
            1988                     $100           $100.00         $100.00
            1989                     $105.21        $115.83         $131.57
            1990                     $ 86.13        $112.35         $127.61
            1991                     $125.23        $127.89         $166.06
            1992                     $148.60        $139.19         $178.66
            1993                     $172.11        $159.42         $196.79

             REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

Introduction

     The Personnel and Compensation Committee of the Board of Directors (the "Committee") assists the Board of Directors in overseeing the compensation of the executive officers and administers the executive compensation programs. The Committee is composed of five independent, non-employee directors. The Committee reviews the compensation of the executive officers and makes recommendations to the Board of Directors with respect to the compensation of the Chairman and Chief Executive Officer and the executive officers reporting to him. The Committee meets in executive session to evaluate the performance of such individuals and reports on that evaluation to the independent directors of the Board. In addition, the Committee has available to it, and does employ, the services of an independent consultant on compensation and benefit matters.

     General Signal's compensation philosophy is based on the belief that compensation of its executive officers and key employees should be linked with business strategy and operating performance. The total compensation program is designed to attract, retain and reward employees and to provide an appropriate linkage between executive compensation and the creation of stockholder value. To achieve this linkage, executive salaries and incentive bonuses are paid on the basis of General Signal's performance.

     In addition, the grant of stock options (some of which are both "front-loaded" and "premium-priced" for senior executives) and restricted stock awards provide an important incentive in building stockholders' wealth and aligning the interest of employees and stockholders. A "front-loaded" stock option is a grant for a higher number of shares with a longer vesting period than a normal grant but with the anticipation of no additional options to be granted for a period of time. A "premium-priced" option is an option that is granted at an exercise price higher than the market price at the time of the grant.

     In total, the combination of these elements of compensation provides motivation for achieving short-term results, as well as building and enhancing the long-term interests of General Signal and its stockholders.

Independent Compensation Consultant Review

     The Committee periodically uses the services of an independent compensation consultant to evaluate Mr. Carpenter's total compensation package and to measure competitive status of General Signal's compensation programs.

     In June 1992, the Committee's consultant was reengaged to update compensation analyses which the consultant had previously performed in 1990. The 1992 report analyzed the 1991 total compensation packages of Mr. Carpenter and the next four highest-paid executive officers and compared them with twenty-two peer companies as reported in their proxy statements.

     The twenty-two companies used for comparison represented organizations that, individually and collectively, participated in the spectrum of industries in which General Signal was involved at the time of the independent compensation consultant's 1990 and 1992 studies. The specific group was comprised of manufacturing companies which were of similar size, structure, product offerings or location and were participants in national compensation databases that would permit compensation comparisons on an ongoing basis. The individual companies were chosen by the independent consultant after consultation with General Signal's management and members of the Committee. Fifteen of the twenty-two individual comparator companies were among those included in the S&P's Cap Goods Index.

     The final selection of the twenty-two companies was made by the independent consultant. The consultant's findings, with which the Committee and Board concurred, were that General Signal's compensation package and processes were competitive and appropriate. Based on this review, base salary recommendations for 1993 were developed.

Base Salary

     The Committee annually establishes base salaries for General Signal's senior executives by review of recommendations submitted by the Chief Executive Officer and General Signal's senior Human Resources executive. The Committee approves or modifies, as it deems appropriate, the base salary plan developed by the Human Resources staff. This plan is based on industry, peer group, and national compensation surveys.

     General Signal maintains access to several national compensation databases that are gathered, updated, and published annually by well known compensation consulting firms. Most of the 102-company S&P Cap Goods Index, selected by General Signal as an index utilized to illustrate the comparisons in the five-year cumulative total return performance graph preceding this report, are included in one or more of these national databases.

     With the primary objective of creating and maintaining a compensation program that attracts, retains and motivates the best executive talent available, the Committee considers several sets of factors when determining base salaries for General Signal's senior executives. It first reviews the data provided from the surveys to determine the general midrange of salaries for positions of similar responsibility in companies of like size, structure, product offerings or location. From this basis the Committee considers the perceived quality of the individual's performance as well as the complexity of the position's individual responsibilities and accountabilities.

     The attainment of the specific goal of planned earnings-per-share is the factor most heavily weighed in the cases of the Chief Executive Officer and his executive staff. The Committee also weighs the value of achievement of subjective factors such as demonstrated management ability, initiative, and contributions towards General Signal's goal of leadership within the industries in which it competes.

     The Committee also weighs, when appropriate, the value of the individual's actions during times when progress towards predetermined goals was hindered by elements outside General Signal's and the executive's control. Such times include economic downturns and other national or global phenomena that adversely affect not only General Signal's performance but the industry overall. The Committee recognizes that the operational challenges faced during unforeseen times or events such as these are often valid reasons to modify what may otherwise be a negative result to the base salary decision.

     Finally, the Committee considers the individual executive's impact on those elements that contribute to increased stockholder value. The Committee's discretion ultimately determines the weighing of these various factors in its final determination of base salary development or adjustment.

Incentive Compensation Plan

     Under the Incentive Compensation Plan, key employees of General Signal annually may be awarded bonuses determined by the Committee. Executive officers, unit presidents and virtually all senior staff managers throughout General Signal are eligible for participation in the Incentive Compensation Plan.

     The purpose of the Incentive Compensation Plan is to recognize employees of General Signal and its business units in significant positions who contribute materially to the success of the business by their ability, ingenuity and industry, and to reward such contributions. The Committee reviews the administration of the overall Incentive Compensation Plan, recommends to the Board of Directors the annual recommendations for executive officers, and determines the appropriate reward to be recommended to the Board of Directors for the Chairman.

     Business unit performance is measured against goals for operating income, return on capital and cash flow, while corporate performance is measured against earnings per share goals. At the beginning of each year the Committee approves corporate goals that provide the basis for the payment of awards. Utilizing information from industry, peer group and national compensation surveys, each participant has a competitive "target" percentage of total salary paid based on the individual's salary grade level. At the end of the operating year, the Committee reviews General Signal's performance against the goals. "Target" awards for individuals are adjusted up or down to reflect the actual results of General Signal or business unit and are further dependent upon the individual's contribution during the year.

     In 1993 most of General Signal's continuing operating units achieved or exceeded individual measurement goals. Some units received no award based on their failure to attain their goals. Overall, General Signal essentially achieved its earnings-per-share goal from operations, and awards for corporate executives were formulated on that basis. The Incentive Compensation Plan is among the strongest linkages between individual performance and stockholder value over the short term.

Stock Option/Restricted Stock

     The Committee decided in 1991 to emphasize the grant of stock options to Mr. Carpenter and the other executive officers as a long-term incentive program in place of the cash incentive units. Therefore, General Signal discontinued the cash awards under the Long Term Incentive Plan in 1991, and the period of 1989-1991 was the last award period under the Long Term Incentive Plan for which cash payments were made.

     The new program is intended to create long term incentives to increase stockholder value. To increase equity and stockholder focus, the 1991 stock option grant was larger than a normal grant (i.e., front-loaded) with generally a five-year vesting schedule. The 1991 stock option grant replaced three years' worth of normal annual stock option grants (1990, 1991 and 1992) and the cash incentive units that would have been awarded under the Long Term Incentive Plan for the 1990-1992 award period.

     Under the 1991 stock option grant to Mr. Carpenter, as well as the stock option grants to the other executive officers, only one-third of the shares subject to the option is exercisable at a price equal to 100% of the fair market value on the date of grant. The remaining two-thirds of the options are exercisable at a premium (generally 15% above market value on the date of grant for the second one-third of the shares and generally 35% above market value on the date of grant for the remaining shares). These options are generally subject to a five-year vesting schedule.

     As noted in the next section, the Committee also granted stock options in 1993 as part of the stock ownership guidelines for executives established by the Committee in 1993.

     During 1993, 1992 and 1991, an aggregate of 29,170 shares of restricted stock were awarded to certain employees, including three current executive officers not named in the Summary Compensation Table (see footnote 2 to the Summary Compensation Table).

Stock Ownership Guidelines

     In 1993, the Committee, based upon management recommendations and in consultation with an independent compensation consultant, considered and acted upon several matters relating to stock ownership guidelines for executive officers and Unit Presidents.

     The Committee established ownership guideline levels of General Signal stock for executive officers and Unit Presidents. The guidelines are calculated by reference to the value of General Signal's shares as a multiple of base salary: four times for the Chairman and Chief Executive Officer, three times for the Senior Vice Presidents, two times for Vice Presidents and one time for Unit Presidents. Individuals are expected to have progressed at least halfway toward the goal within three years, and if the target is not reached in five years, incentive compensation bonuses will be paid in restricted stock until the ownership level is achieved. The shares held by an individual in General Signal's Savings Plan, in "phantom stock units" under the new Deferred Compensation Plan discussed below, or outright, will be included. However, unexercised stock options will not be included in meeting the ownership goal.

     The Committee approved a single year stock option grant to executive officers and Unit Presidents in 1993. The level of grants to executives was determined in a manner similar to the method used for development of base salary. Competitive data from industry, peer group and national surveys of long term incentive plans were examined and implemented at the midrange of positions of similar responsibility in companies of like size, structure, product offerings or location.

     In addition, the Committee approved the implementation of a replacement ("reload") provision for unexercised stock options to encourage the early exercise and holding of stock option shares by executives subject to the ownership guidelines. Under this feature, a replacement option is granted when an optionee exercises a stock option by surrendering shares of Common Stock which the optionee already owns in payment of the exercise price. The replacement option covers the number of shares surrendered in the option exercise (including shares for applicable taxes) and has an exercise price equal to the market price on the date of exercise. The expiration date of the replacement option is the same as the expiration date of the option that was exercised. The replacement option becomes exercisable one year from the date the original option was exercised; provided, however, that the replacement option will be forfeited if the shares acquired on the exercise of the original option are sold for cash prior to holding them for at least one year.

     The Deferred Compensation Plan was also established in 1993. It offers the choice for executives subject to the ownership guidelines to defer certain compensation on a pre-tax basis to make up benefits (including matching contributions) lost due to restrictions on the Savings Plan imposed by the Code. The matching contributions will be forfeited in the event the employee leaves the employ of General Signal for any reason, other than death or disability, prior to one year from the date such matching contributions are allocated to the employee's account. The compensation deferred will be credited in "phantom stock units" of General Signal based on the value of shares of Common Stock of General Signal, except at age 62 a participant may convert all or part of the "phantom stock units" in this portion of the Plan into a Fixed Income Balance (which is the investment equivalent of an investment in the Fixed Income Fund under the Savings Plan).

     The Deferred Compensation Plan also permits the deferral of all or part of the incentive compensation bonuses into "phantom stock units" with General Signal contributing an amount equal to 10% of the deferral, also in "phantom stock units", which deferral and 10% contribution will be forfeited in the event the employee leaves the employ of General Signal for any reason, other than death or disability, prior to one year from the date of the deferral. The value of the "phantom stock units" at the time of distribution is payable in cash. The "phantom stock units" under both portions of this Plan are subject to certain restrictions and count toward the ownership guidelines.

     The Committee believes that the various stock incentive programs implemented (including the front-loaded options granted in 1991) as vehicles for achieving meaningful executive stock ownership requirements provide a primary means of relating the interests of executives to the interests of stockholders. This results in substantial personal investment tied to the performance of General Signal's shares so that the linkage of executives to stockholders is significant.

Corporate Performance and CEO Compensation

     Edmund M. Carpenter's salary was $733,654 and his incentive compensation bonus was $450,000 for a total of $1,183,654 for 1993. As indicated in the prior discussion of base salaries, Mr. Carpenter's base salary was determined on the basis of individual performance and is a reflection of the substantial progress made during his tenure in the repositioning of General Signal. The determination of his 1993 incentive compensation bonus was based on the level of achievement of the earnings-per-share goal from operations and the progress in carrying out General Signal's objectives and strategies.

     General Signal's net income for 1993 was impacted by the divestiture of the semiconductor equipment operations as well as the impact of the increase in the number of shares outstanding, the effects of General Signal recording a number of one-time items in the fourth quarter of 1993, the adoption of Financial Accounting Standards Board Statement No. 112, "Employer's Accounting for Post-Employment Benefits" in the fourth quarter effective as of January 1, 1993 and the results which were achieved in less than favorable economic conditions. The salary and incentive compensation levels of the other executive officers were determined on the same principles.

     With respect to the compensation expected to be paid to Mr. Carpenter in 1994, General Signal does not expect to be subject to the loss of any deduction due to the $1 million deduction limit under the Code for compensation paid during 1994.

Committee Conclusion

     The Committee believes that the caliber and motivation of General Signal's employees and the quality of their leadership make a significant difference in long-term performance. The Committee further believes that it is in the stockholders' interests to compensate executives well when performance meets or exceeds high standards set by the Board, so long as there is an appropriate downside risk to compensation when performance falls short of such high standards. The Committee believes that General Signal's current compensation program meets these requirements and is deserving of stockholders' support.

     This report is respectfully submitted by the Committee, composed of:

          Ronald E. Ferguson, Chairman

          Ralph E. Bailey

          John P. Horgan

          Richard J. Kogan

          John R. Selby

                  DESCRIPTION OF GENERAL SIGNAL CAPITAL STOCK

     The authorized capital stock of General Signal consists of 150,000,000 shares of Common Stock, and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). Upon filing the Certificate of Incorporation immediately prior to the Effective Time as contemplated by the Merger Agreement, the authorized capital stock of General Signal will consist of 250,000,000 shares of Common Stock, 26,500,000 shares of Class B Common Stock and 10,000,000 shares of Preferred Stock. The Board of Directors of General Signal is empowered to cause shares of Preferred Stock to be issued in one or more series, with the number of shares in each series and the rights, preferences and limitations of each series determined by it. As of the date of this Proxy Statement/Prospectus, no shares of the Preferred Stock were outstanding.

     Common Stock. Subject to any limitations prescribed in connection with the issuance of any outstanding shares of Preferred Stock, dividends, as determined by the Board of Directors, may be declared and paid on the Common Stock from time to time out of any funds legally available therefor. The holders of Common Stock are entitled to one vote per share and do not have cumulative voting rights or preemptive rights. The Common Stock is not subject to further calls and all of the outstanding shares of Common Stock are fully paid and non-assessable. Except as otherwise set forth under Section 630 of the NYBCL, the ten largest stockholders of General Signal, as determined by the fair value of their respective beneficial interests, may under certain circumstances be held personally liable for certain debts of General Signal.

     Class B Common Stock. Subject to any limitations prescribed in connection with the issuance of any outstanding shares of Preferred Stock, dividends, as determined by the Board of Directors, may be declared and paid on the Class B Common Stock from time to time out of any funds legally available therefor; provided that if dividends are declared which are payable in shares of Common Stock or Class B Common Stock, dividends will be declared which are payable at the same rate on each class of stock and the dividends payable in shares of Common Stock will be payable to holders of Common Stock and the dividends payable in shares of Class B Common Stock will be payable to holders of Class B Common Stock. Except as otherwise required by law, the holders of Class B Common Stock do not have voting rights. Each record holder of Class B Common Stock will be entitled to convert any or all of the shares of such holder's Class B Common Stock into the same number of shares of Common Stock.

     In connection with any merger, consolidation, or recapitalization in which holders of Common Stock generally receive, or are given the opportunity to receive, consideration for their shares (a) all holders of Class B Common Stock shall be given the opportunity to receive the same form of consideration for their shares as is received by holders of the Common Stock and (b) holders of Class B Common Stock shall be entitled to receive the same amount of consideration per share as received by holders of the Common Stock.

     Rights Plan. On March 7, 1986, the Board of Directors declared a dividend distribution of one common stock purchase right (a "General Signal Right") for each share of Common Stock outstanding on March 21, 1986. Shares issued subsequent to March 21, 1986 automatically receive these General Signal Rights. On August 29, 1994, the Board of Directors approved an Amendment to the Rights Plan which provided that one common stock purchase right (a "Class B Right") would attach to each share of Class B Common Stock subsequently issued. A more detailed description of the terms of the General Signal Rights and the Class B Rights is contained in the March 7, 1986 Form 8-K, the June 21, 1990 Form 8-K,
the June 17, 1993 Form 8-K and the Form 8A/A-3 dated [            ], 1994, each
of which is incorporated herein by reference.

     The Board of Directors of General Signal is divided into three classes having staggered three-year terms, so that the terms of approximately one-third of the Directors will expire each year. General Signal's Certificate of Incorporation requires the affirmative vote of two-thirds of all outstanding shares entitled to vote to (1) remove Directors, (2) adopt, amend or repeal any By-law, or any provision of the Certificate of Incorporation, relating to (i) the number, classification and terms of office of Directors, (ii) the quorum of Directors required for the transaction of business, (iii) the filling of newly created directorships and vacancies occurring in the Board of Directors, (iv) the removal of Directors, or (v) the power of the Board of Directors to adopt, amend or repeal By-laws of General Signal or the vote of the Board of Directors required for any such adoption, amendment or repeal or (3) amend or repeal the section of its Certificate of Incorporation requiring such action.

     The Transfer Agent and Registrar for the Common Stock is, and for the Class B Common Stock will be, The Bank of New York.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

     The following is a summary of certain of the material differences between the rights of holders of Common Stock and the rights of holders of Reliance Shares. As General Signal is organized under the laws of New York and Reliance is organized under the laws of Delaware, some of these differences arise from differences between various provisions of the corporate laws of those states. Others arise from differences in the provisions of the respective certificates of incorporation and by-laws of General Signal and Reliance. The Shares issued to stockholders of Reliance pursuant to the Merger Agreement will comprise approximately 44% of the total number of shares of Common Stock issued and outstanding (based on 47,298,081 shares of General Signal Common Stock issued and outstanding and 32,917,039 shares of Reliance Class A Common Stock issued and outstanding and 17,378,032 shares of Reliance Class A Common Stock issuable upon conversion of Reliance Class B Common Stock and Reliance Class C Common Stock, as of August 29, 1994).

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Under New York law, except for certain specified matters, an amendment or change to the General Signal Certificate of Incorporation must be authorized by a vote of the General Signal Board of Directors, followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of stockholders.

     Under Delaware Law, amendments to the Reliance Certificate of Incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on such amendment and a majority of the outstanding stock of such class entitled to vote on such amendment as a class, unless a greater proportion is specified in the certificate of incorporation or by the provisions of the DGCL.

AMENDMENTS TO BY-LAWS

     Under New York law, by-laws may be adopted, amended or repealed by a majority vote of all stockholders entitled to vote in the election of directors. When provided by the certificate of incorporation or a by-law adopted by the stockholders, as is the case with General Signal, the board of directors may also adopt, amend or repeal by-laws. Any by-law adopted by the board of directors without stockholder approval, may be amended or repealed by a majority of votes cast at a meeting of stockholders.

     Delaware law provides that after a corporation has received any payment for its stock, the power to adopt, amend or repeal by-laws resides with the stockholders entitled to vote. A corporation may, however, grant to its board of directors in its certificate of incorporation concurrent power to adopt, amend or repeal by-laws. The Reliance Certificate of Incorporation expressly authorizes the Reliance Board of Directors to make, alter or repeal the Reliance By-Laws.

DIRECTORS

     Under New York law, a corporation's board of directors must consist of at least three directors, unless the shares of the corporation are beneficially owned by less than three stockholders, in which case the number of directors shall not be less than the number of stockholders. Under the General Signal By-laws, the number of directors constituting the General Signal Board of Directors shall be determined by the General Signal Board of Directors, but, under the current By-laws, shall not be less than 9 or more than 15 (which number shall be increased to 18 at the Effective Time). The General Signal Board of Directors is classified into three classes of directors. Each class has a three-year term expiring on the date of the third annual meeting of stockholders succeeding their election.

     Under Delaware law, a corporation's board of directors must consist of one or more members, with the number fixed by the corporation's by-laws or the certificate of incorporation. Under the Reliance By-laws, the Board of Directors shall have a minimum of three and a maximum of 12 members, the number within such limits to be fixed from time to time by resolution of the Board of Directors adopted by the affirmative vote of a majority of the entire Board of Directors.

     Under New York law, directors, when taking action, including action which may relate to a change in control of the corporation, are entitled to consider both the long-term and the short-term interests of the corporation and its stockholders and the effects that any such actions may have in the short-term or the long-term on the corporation's prospects, current employees, customers and creditors. Delaware has no comparable statutory provision.

REMOVAL OF DIRECTORS

     Under New York law, any or all directors may be removed for cause by vote of the stockholders. A director may be removed without cause by stockholder vote only if the certificate of incorporation or the by-laws so provide. The General Signal Certificate of Incorporation provides that directors may be removed for cause only by the affirmative vote of two-thirds of all outstanding shares entitled to vote. The General Signal Certificate of Incorporation and the General Signal By-laws do not provide for the removal of directors without cause by a stockholder vote.

     Delaware law allows any director or the entire board of directors to be removed, with or without cause, by the vote of the holders of a majority of the shares entitled to vote. Directors of a corporation with a classified board of directors, however, can be removed only for cause unless the certificate of incorporation otherwise provides. The Reliance Certificate of Incorporation does not provide for the removal of directors without cause by a stockholder vote.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     Under New York law, newly created directorships resulting from an increase in the number of directors and vacancies occurring for any reason, other than the removal of a director without cause, may be filled by vote of the board of directors. If the number of directors then in office is less than a quorum, any vacancies may be filled by vote of a majority of the directors then in office. Unless a provision of the certificate of incorporation or a by-law adopted by the stockholders provides otherwise, vacancies occurring in the board of directors through removal of directors without cause must be filled by a vote of stockholders. The General Signal By-laws provide that newly created directorships or vacancies resulting from any cause may be filled only by the General Signal Board of Directors. If a quorum of directors is not then in office, a majority of the directors then in office, or a sole remaining director, may fill any vacancy. Pursuant to New York law, any director elected by the vote of the General Signal Board of Directors is not assigned to a particular class and will serve only until the next annual meeting of stockholders.

     Delaware law provides that unless otherwise provided in the certificate of incorporation or by-laws, vacancies, including those due to removal without cause, and newly created directorships may be filled by majority vote of the directors then in office, even if the number of directors then in office is less than a quorum. In addition, if, at the time of filling any vacancy or newly created directorship the directors then in office constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of stockholders holding at least 10% of the shares outstanding at the time and entitled to vote, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Such elections are to be conducted in accordance with the procedures provided by Delaware law for holding stockholder meetings.

VOTE REQUIRED FOR CERTAIN TRANSACTIONS

     New York law generally requires the authorization of a corporation's board of directors and the affirmative vote of two-thirds of a corporation's outstanding shares entitled to vote in order to effect a merger, a consolidation, a share exchange or the sale, lease, or other disposition of all or substantially all of a corporation's assets. Delaware law requires approval of the board of directors and the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any such action, except that, unless required by its certificate of incorporation, no stockholder vote is required of a corporation surviving a merger if (i) such corporation's certificate of incorporation is not amended by the merger, (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger and (iii) either no shares are to be issued by the surviving corporation or the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. Both New York and Delaware law contain provisions allowing mergers and consolidations of domestic with foreign corporations, so long as the other jurisdiction allows such a combination and the domestic corporation follows the procedures applicable to it.

     Under New York law, a stockholder vote is required for a corporation to redeem more than 10% of its stock from stockholders at a price above the market price. Delaware does not have a comparable statutory provision.

BUSINESS COMBINATIONS

     New York law regulates tender offers for the equity shares of New York corporations having principal offices or significant business operations within New York. The Security Takeover Disclosure Act (the "Takeover Act") applies to offers with respect to which, after acquisition of the shares, the offeror would be the owner of more than five percent of the target company's equity securities. In such cases, no tender offer may be made unless the offeror files with the New York attorney general at his New York City office a registration statement containing information required by certain sections of the Takeover Act. The Takeover Act also regulates tender offers not subject to the requirements of Section 14(d) of the Exchange Act and sets forth, among other things, the period of time within which shares may be deposited and withdrawn pursuant to a takeover bid, the requirement that shares be purchased on a pro rata basis and the requirement that when an offeror increases the consideration offered in a takeover bid, the offeror must pay such increased consideration with respect to all shares accepted. Delaware law does not contain any comparable provision.

     New York law also provides that a "resident domestic corporation" may not engage in any business combination with any "interested stockholder" (defined as the beneficial owner of 20% or more of a corporation's voting stock) for a five-year period after the interested stockholder attains such status unless the board of directors had approved either the business combination or the transaction resulting in interested stock holder status prior to the date on which the interested stockholder became a 20% holder. Resident domestic corporations are those organized under New York law that meet various criteria regarding the loci of offices, employees, or share ownership. After five years, no resident domestic corporation may engage in a business combination with an interested stockholder other than (i) a business combination or transaction that had been approved by the board prior to the date the person became an interested stockholder, (ii) a business combination approved by the affirmative vote of the holders of a majority of the voting stock not beneficially owned by that interested stockholder at a meeting called for such purpose or (iii) the aggregate amount of cash and the market value, as of the consummation date, of consideration to be received per share by holders of outstanding shares of common stock in the business combination is at least equal to a certain "fair price" as determined by various criteria set forth in the statute, subject to certain exceptions. These provisions do not apply at all to certain corporations or transactions. Among such exceptions is one for corporations who elect in their certificates of incorporation not to be governed by these provisions. General Signal has not presently made such an election. An amendment to the General Signal Certificate of Incorporation would not be effective until eighteen months following its adoption by majority vote of the shares of non-interested stockholders and would not apply to those who were already interested stockholders.

     Delaware law prevents an "interested stockholder" (defined as a holder who acquires 15% or more of a target company's stock) from entering into a business combination within three years after the date it acquires such stock. However, a business combination is permitted (i) if prior to the date the stockholder became an interested stockholder, the board of directors of the target company approved either the business combination or such acquisition of stock, (ii) if at the time the interested stockholder acquired such 15% interest, it acquired 85% or more of the outstanding stock of the corporation, excluding shares held by directors who are also officers and shares held under certain employee stock plans or (iii) if the business combination is approved by the target company's board of directors and two-thirds of the outstanding shares voting at an annual or special meeting of stockholders, excluding shares held by the interested stockholder. This provision applies automatically to Delaware corporations except those corporations with less than 2,000 stockholders of record and without voting stock listed on a national exchange or listed for quotation with a registered national securities association. Additional exceptions allow corporations, in certain instances, to adopt certificates of incorporation or by-laws that elect not to be governed by these provisions. Reliance has not so elected; any amendment to effect such an election would not be effective for 12 months and would not apply to those who were already interested stockholders.

APPRAISAL RIGHTS

     Under New York and Delaware law, holders of shares have the right, in certain circumstances, to dissent from certain corporate reorganizations by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters.

     New York law affords dissenters' rights of appraisal upon certain mergers, consolidations, sales and other dispositions of assets requiring stockholder approval and share exchanges. Delaware law grants dissenters' appraisal rights only in the case of certain mergers and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Delaware law does not grant appraisal rights in a merger to holders of shares listed on a national securities exchange or held of record by more than 2,000 stockholders unless the plan of merger converts such shares into anything other than stock of the surviving corporation or stock of another corporation which is either listed on a national securities exchange or held of record by more than 2,000 stockholders (or cash in lieu of fractional shares or some combination of the above). New York has no exceptions to such rights comparable to those afforded by Delaware law.

LIMITATION ON DIRECTORS' LIABILITY

     Under New York law, a corporation's certificate of incorporation may contain a provision limiting or eliminating the personal liability of directors to the corporation or its stockholders for damages for breaches of duty in such capacity. No such provision may eliminate or limit liability if a judgment or other final adjudication establishes that the director's acts or omissions (i) were in bad faith, (ii) involved intentional misconduct or a knowing violation of law, (iii) involved financial profit or some other advantage to which the director was not legally entitled or (iv) resulted in violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution, and particular types of loans. In addition, no such provision may eliminate or limit the liability of a director for acts occurring prior to adoption of the limitation of liability. The General Signal Certificate of Incorporation contains a provision limiting the liability of the directors except to the extent that such exemption from liability is not permitted under New York law.

     Delaware law allows a corporation to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breaches of a director's fiduciary duty as a director. However, such a limitation does not affect the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for intentional or negligent payment of unlawful dividends or stock redemptions or (iv) for any transaction from which the director derived an improper personal benefit. Additionally, the corporation may not limit or eliminate liability for acts or omissions occurring prior to the effective date of such a provision in the corporate certificate of incorporation. The Reliance Certificate of Incorporation limits the liability of Reliance's directors to the fullest extent permitted by Delaware law.

INDEMNIFICATION

     Both New York and Delaware law contain provisions setting forth conditions under which a corporation may indemnify its directors and officers. These provisions are generally referred to as "statutory indemnification" provisions. Both also permit corporations to adopt by-laws that provide for additional indemnification of directors and officers. These non-exclusive provisions are generally referred to as "non-statutory indemnification" provisions. Non-statutory indemnification provisions are generally adopted to expand the circumstances and liberalize the conditions under which indemnification will occur. New York law contains specific restrictions on the kind of matters for which non-statutory indemnification will be permitted; Delaware law does not contain any specific restrictions.

     The General Signal By-laws require it to indemnify to the maximum extent permissible under New York law its officers and directors for liability arising out of their actions in such capacity. No indemnification is provided to a director or officer who is finally adjudicated (i) to have committed acts in bad faith or resulting from active and deliberate dishonesty, that, in either case, were material to the cause of action adjudicated or (ii) to have personally gained a financial profit or other advantage to which such director was not legally entitled. Directors and officers are indemnified for acts occurring prior to adoption of the General Signal By-laws.

     The Reliance By-laws require it to indemnify to the maximum extent permissible under Delaware law its officers and directors for liability arising out of their actions in such capacity.

LOANS TO DIRECTORS AND OFFICERS

     Under New York law, a corporation may make a loan to a director only after authorization by the affirmative vote of shares other than those of the director-borrower. Under Delaware law, a corporation may make loans to, guarantee the obligations of, or otherwise assist, its officers or other employees and those of its subsidiaries, including any officer or employee who is a director of a corporation or any of its subsidiaries, when such action, in the judgment of the corporation's directors, may reasonably be expected to benefit the corporation.

SPECIAL MEETINGS

     Under New York and Delaware law, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or by-laws. In addition, New York law provides that if, for a period of one month after the date fixed by or under the by-laws for the annual meeting of stockholders, or if no date has been fixed for a period of 13 months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board of directors may call a special meeting for the election of directors. If the board fails to do so within 14 days of expiration of that period of time, holders of 10% of the shares entitled to vote in an election of directors may demand the call of a special meeting for the election of directors. Under Delaware law, if an annual meeting is not held within 30 days of the date designated for such a meeting, or is not held for a period of 13 months after the last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director. In both New York and Delaware, the number of shares represented at such meeting constitutes a quorum without regard to other provisions of law.

     The General Signal By-laws provide that a special meeting of stockholders may be called only by the Board of Directors or the Chairman of the Board, and shall be called by the Secretary upon the written request of stockholders owning at least two-thirds of the outstanding shares of stock entitled to vote.

     The Reliance By-laws provide that special meetings of stockholders may be called at any time by the Chairman of the Board, the President, the Board of Directors or by the holders of a majority of the outstanding shares of stock entitled to vote at such meetings.

STOCKHOLDER ACTION

     Under New York and Delaware law, unless the certificate of incorporation provides otherwise, stockholder action is generally by majority vote, except under New York law, directors are elected by a plurality vote. General Signal's Certificate of Incorporation requires the affirmative vote of two-thirds of all outstanding shares entitled to vote to (1) remove directors, (2) adopt, amend or repeal any By-law, or any provision of the Certificate of Incorporation, relating to (i) the number, classification and terms of office of directors,
(ii) the quorum of directors required for the transaction of business, (iii) the filling of newly created directorships and vacancies occurring in the Board of Directors, (iv) the removal of directors, or (v) the power of the Board of

Directors to adopt, amend or repeal By-laws of General Signal or the vote of the Board of Directors required for any such adoption, amendment or repeal or (3) amend or repeal the section of its Certificate of Incorporation requiring such action.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     Under New York law, any stockholder action required or permitted to be taken by stockholder vote may be taken with the unanimous written consent of stockholders. The certificate of incorporation may provide, to the extent it is not inconsistent with New York law, that such stockholder action may be taken upon the written consent of less than all outstanding shares. The General Signal Certificate of Incorporation does not provide for written consent by less than all of the stockholders.

     Unless a certificate of incorporation provides otherwise, Delaware law allows any action required to be taken, or which may be taken, at an annual or special meeting of stockholders to be taken without prior notice and without a vote so long as the written consent of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted is delivered to the corporation. The Reliance Certificate of Incorporation states that if any action is to be taken by stockholders without a meeting such action must be authorized by unanimous written consent signed by all of the holders of outstanding voting stock.

PAYMENT OF DIVIDENDS

     Under both New York and Delaware law, a corporation may generally pay dividends out of surplus. New York requires a board of directors to make certain disclosures when paying dividends out of any account other than earned surplus. Delaware law also permits a corporation to pay dividends, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends out of net profits may not be paid when the capital of the corporation amounts to less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

RIGHTS OR OPTIONS

     New York law requires the approval of the holders of a majority of the outstanding shares entitled to vote for a plan to issue or the issuance of any rights or options to directors, officers and employees as an incentive to service or continued service with the corporation, a subsidiary or affiliate. Such approval is not required for the issuance of any rights or options of a corporation in substitution for rights or options issued by another corporation, in connection with such other corporation's merger or consolidation with, or the acquisition of its shares or all or part of its assets by, the corporation or its subsidiary. Under Delaware law, rights or options to purchase shares of any class of stock may be authorized by a corporation's board of directors. However, various other legal requirements would generally make stockholder approval of stock option plans or warrants desirable.

     In addition, under both New York and Delaware law, a corporation may create and issue rights or options entitling the holders thereof to purchase from the corporation any shares of its capital stock on terms and conditions set by its board of directors. New York law specifically permits a "resident domestic corporation" to restrict the exercise, or transfer of any rights or options by a beneficial owner of 20% or more of its outstanding voting stock. Delaware does not have a comparable statutory provision but Delaware courts have upheld rights or options which contain similar limitations.

PREEMPTIVE RIGHTS

     Under New York law, unless a certificate of incorporation provides otherwise, stockholders have certain preemptive rights. In general, these rights allow stockholders whose unlimited dividend rights or voting rights would be adversely affected by the issuance of new stock to purchase, on terms and conditions set by the board of directors, that proportion of the new issue that would preserve the relative dividend or voting rights of such stockholders. However, the General Signal Certificate of Incorporation provides that its stockholders do not possess such preemptive rights. Instead, the General Signal Board may dispose of new issues to any persons, on such lawful terms, as it shall determine.

     Delaware law states that, absent a provision in a corporation's certificate of incorporation, a stockholder does not possess preemptive rights unless such rights arose prior to July 3, 1967 and were not terminated subsequently by appropriate action. The Reliance Certificate of Incorporation does not contain a provision granting preemptive rights.

     The foregoing summary does not purport to be a complete statement of the rights of holders of Common Stock and Reliance Shares under, and is qualified in its entirety by reference to, New York law and Delaware law, respectively, and the General Signal and Reliance Certificates of Incorporation and By-laws.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Shares being offered hereby will be passed upon for General Signal by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of General Signal Corporation at December 31, 1993 and 1992, and for the years then ended, appearing or incorporated by reference in General Signal Corporation's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The statements of earnings, shareholders' equity and cash flows and related schedules of General Signal and consolidated subsidiaries for the year ended December 31, 1991 (prior to the acquisition of Revco Scientific, Inc.) which appear in the December 31, 1993 annual report on Form 10-K of General Signal, incorporated herein by reference have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements, including financial statement schedules, of Reliance and consolidated subsidiaries incorporated herein by reference to the Annual Report on Form 10-K of Reliance for the year ended December 31, 1993, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given upon the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     In order for stockholder proposals for the 1995 Annual Meeting of Stockholders to be eligible for inclusion in the Surviving Corporation's proxy statement, they must be received by the Surviving Corporation at its principal
office in [               ] no later than November 22, 1994.

                                                                         ANNEX A

                               AGREEMENT AND PLAN
                                   OF MERGER
                                 BY AND BETWEEN
                           RELIANCE ELECTRIC COMPANY
                                      AND
                           GENERAL SIGNAL CORPORATION
                          DATED AS OF AUGUST 30, 1994

                                              TABLE OF CONTENTS

                                                  ARTICLE I

                                                                                          PAGE
                                                                                          ----
                                                 THE MERGER
 Section  1.01.     The Merger.......................................................     A-1
 Section  1.02.     Effective Time...................................................     A-1
 Section  1.03.     Certificate of Incorporation and By-Laws of Surviving
                    Corporation......................................................     A-2
 Section  1.04.     Directors and Officers of Surviving Corporation..................     A-2
 Section  1.05.     Further Assurances...............................................     A-2

                                                 ARTICLE II

                                            CONVERSION OF SHARES
 Section  2.01.     Effect on Reliance Shares........................................     A-2
 Section  2.02.     Effect on Reliance Options.......................................     A-4
 Section  2.03.     Exchange Procedures..............................................     A-4
 Section  2.04.     Fractional Shares................................................     A-4
 Section  2.05.     Transfers........................................................     A-5

                                                ARTICLE III

                               REPRESENTATIONS AND WARRANTIES OF THE PARTIES
 Section  3.01.     Organization.....................................................     A-5
 Section  3.02.     Capitalization...................................................     A-5
 Section  3.03.     Authority........................................................     A-6
 Section  3.04.     No Violations; Consents and Approvals............................     A-6
 Section  3.05.     SEC Documents; Financial Statements..............................     A-7
 Section  3.06.     Absence of Certain Changes.......................................     A-8
 Section  3.07.     Legal Proceedings................................................     A-8
 Section  3.08.     Compliance with Laws and Agreements..............................     A-8
 Section  3.09.     Rights Agreement.................................................     A-8
 Section  3.10.     Accounting Matters...............................................     A-8
 Section  3.11.     Joint Proxy Statement/Prospectus, Registration Statement.........     A-9
 Section  3.12.     State Antitakeover Statutes......................................     A-9
 Section  3.13.     Broker's Fees....................................................     A-9
 Section  3.14.     Fairness Opinions................................................     A-9
 Section  3.15.     Reliance Taxes...................................................     A-9

                                                ARTICLE IV

                                                COVENANTS
 Section  4.01.     Conduct of Business of Reliance and General Signal...............    A-10
 Section  4.02.     Acquisitions.....................................................    A-11
 Section  4.03.     No Solicitation..................................................    A-11
 Section  4.04.     Access to Information............................................    A-11
 Section  4.05.     Registration Statement and Proxy Statement.......................    A-12
 Section  4.06.     Stockholders' Meetings...........................................    A-12
 Section  4.07.     Board of Directors of General Signal.............................    A-13
 Section  4.08.     Reasonable Efforts; Other Actions................................    A-13
 Section  4.09.     Public Announcements.............................................    A-13
 Section  4.10.     Notification of Certain Matters..................................    A-13

                                                                                          PAGE
                                                                                          ----
 Section  4.11.     Indemnification..................................................    A-14
 Section  4.12.     Expenses.........................................................    A-14
 Section  4.13.     Affiliates.......................................................    A-14
 Section  4.14.     Stock Exchange Listings..........................................    A-14
 Section  4.15.     Reliance Rights Plan.............................................    A-14

                                                 ARTICLE V

                       CONDITIONS TO THE OBLIGATIONS OF GENERAL SIGNAL AND RELIANCE
 Section  5.01.     Registration Statement...........................................    A-15
 Section  5.02.     Stockholder Approval.............................................    A-15
 Section  5.03.     Consents and Approvals...........................................    A-15
 Section  5.04.     Auditors' Letters................................................    A-15
 Section  5.05.     Accounting Treatment.............................................    A-15
 Section  5.06.     Tax Matters......................................................    A-15

                                                ARTICLE VI

                              CONDITIONS TO THE OBLIGATIONS OF GENERAL SIGNAL
 Section  6.01.     Representations and Warranties True..............................    A-15
 Section  6.02.     Performance......................................................    A-15
 Section  6.03.     Certificates.....................................................    A-16
 Section  6.04.     Certain Proceedings..............................................    A-16
 Section  6.05.     Material Adverse Change..........................................    A-16

                                                ARTICLE VII

                                CONDITIONS TO THE OBLIGATIONS OF RELIANCE
 Section  7.01      Representations and Warranties True..............................    A-16
 Section  7.02.     Performance......................................................    A-16
 Section  7.03.     Certificates.....................................................    A-16
 Section  7.04.     Certain Proceedings..............................................    A-16
 Section  7.05.     Material Adverse Change..........................................    A-16
 Section  7.06.     Listings.........................................................    A-16

                                               ARTICLE VIII

                                                 CLOSING
 Section  8.01.     Time and Place...................................................    A-16
 Section  8.02.     Filings at the Closing...........................................    A-17

                                               ARTICLE IX

                                       TERMINATION AND ABANDONMENT
 Section  9.01.     Termination......................................................    A-17
 Section  9.02.     Termination by General Signal....................................    A-17
 Section  9.03.     Termination by Reliance..........................................    A-17
 Section  9.04.     Procedure for Termination........................................    A-18
 Section  9.05.     Effect of Termination and Abandonment............................    A-18

                                                                                          PAGE
                                                                                          ----
                                               ARTICLE X

                                              DEFINITIONS
Section 10.01.     Terms Defined in the Agreement...................................    A-19

                                               ARTICLE XI

                                              MISCELLANEOUS
Section 11.01.     Amendment and Modification.......................................    A-20
Section 11.02.     Waiver of Compliance; Consents...................................    A-20
Section 11.03.     Survivability; Investigations....................................    A-20
Section 11.04.     Reasonable Efforts...............................................    A-21
Section 11.05.     Notices..........................................................    A-21
Section 11.06.     Assignment.......................................................    A-21
Section 11.07.     Governing Law....................................................    A-22
Section 11.08.     Counterparts.....................................................    A-22
Section 11.09.     Severability.....................................................    A-22
Section 11.10.     Interpretation...................................................    A-22
Section 11.11.     Entire Agreement.................................................    A-22

SCHEDULES

  Schedule 3.02(A) General Signal Plans

  Schedule 3.02(B) Reliance Plans

EXHIBITS

  Exhibit A      Form of Citicorp Agreement
  Exhibit B      Form of Reliance Rights Plan
  Exhibit C-1    Form of Restated Certificate of Incorporation of General Signal
  Exhibit C-2    Form of General Signal Rights Agreement Amendment
  Exhibit D-1    Form of Reliance Affiliate Letter
  Exhibit D-2    Form of General Signal Affiliate Letter
  Exhibit E      Form of Tax Opinion of Cahill
  Exhibit F      Surviving Corporation By-law Provision

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of August 30, 1994 (the "Agreement"), by and between RELIANCE ELECTRIC COMPANY, a Delaware corporation originally formed under the name Reliance Acquisition Corporation ("Reliance"), and GENERAL SIGNAL CORPORATION, a New York corporation originally formed under the name General Signal Railway Company ("General Signal"). Reliance and General Signal are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                    RECITALS

     WHEREAS, the Boards of Directors of Reliance and General Signal deem it advisable and in the best interests of each corporation and its respective stockholders that Reliance and General Signal combine in order to advance their long-term business interests, all upon the terms and subject to the conditions of this Agreement; and

     WHEREAS, it is intended that the combination of Reliance and General Signal be effected by a merger of Reliance with and into General Signal with General Signal surviving, which shall be recorded for accounting purposes as a pooling-of-interests, and for Federal income tax purposes as a tax-free reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to General Signal's and Reliance's willingness to enter into this Agreement, (A) Court Square Capital Limited ("CSCL"), a wholly owned subsidiary of Citicorp ("Citicorp") and General Signal have entered into an agreement (the "Citicorp Agreement") substantially in the form of Exhibit A,
(B) Reliance adopted a stockholder rights plan in the form of Exhibit B hereto (the "Reliance Rights Plan") and (C) the Affiliates of Reliance have delivered to General Signal executed copies of the letter required to be delivered pursuant to Section 4.13 hereof;

     WHEREAS, Reliance and General Signal desire to make certain representations, warranties, covenants and agreements in connection with the merger of Reliance and General Signal.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.01 The Merger. (a) In accordance with the provisions of this Agreement and the New York Business Corporation Law ("NYBCL") and the General Corporation Law of the State of Delaware ("DGCL"), at the Effective Time, Reliance shall be merged (the "Merger") with and into General Signal, and General Signal shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of New York. At the Effective Time the separate existence of Reliance shall cease.

     (b) The parties shall select, prior to the date on which the Joint Proxy Statement/Prospectus is first mailed to stockholders, a name for the Surviving Corporation which shall prominently include the name "Reliance" and shall be approved by the Boards of Directors of Reliance and General Signal, after consultation between the Chief Executive Officers of Reliance and General Signal, and which shall be set forth in an amendment hereto approved by the Board of Directors of each of the parties hereto.

     (c) The Merger shall have the effects on Reliance and General Signal as constituent corporations of the Merger as provided under the DGCL and the NYBCL.

     Section 1.02 Effective Time. The Merger shall become effective at the time of filing of, or at such later time specified in, a certificate of merger, in the form required by and executed in accordance with the

DGCL and the NYBCL, with the Secretary of State of the State of Delaware in accordance with the provisions of Section 252 of the DGCL and by the Department of State of the State of New York in accordance with the provisions of Section 904 of the NYBCL (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

     Section 1.03 Certificate of Incorporation and By-Laws of Surviving Corporation. The Restated Certificate of Incorporation and By-Laws of General Signal, as amended in accordance with this Agreement, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended as provided by law.

     Section 1.04 Directors and Officers of Surviving Corporation. (a) The number of directors of the Surviving Corporation shall be eighteen until otherwise determined pursuant to the By-Laws of the Surviving Corporation. The directors of General Signal and, subject to the requisite vote of the shareholders of General Signal, the persons specified in Section 4.06(ii) shall be the directors of the Surviving Corporation and will hold office from and after the Effective Time as described in the Joint Proxy Statement/Prospectus until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal.

     (b) The officers of the Surviving Corporation shall be determined by the Board of Directors of the Surviving Corporation immediately after the Effective Time, following consultation between the respective Chief Executive Officers of the Constituent Corporations, except that Mr. Carpenter shall be the Chairman and Chief Executive Officer of the Surviving Corporation and Mr. Morley shall be the Vice Chairman of the Surviving Corporation, and will hold office from and after the Effective Time until their respective successors are duly appointed and qualify in the manner provided in the By-Laws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal. The Vice Chairman shall be an executive officer of the Surviving Corporation with the duties set forth in the By-Laws of the Surviving Corporation, which shall be as reflected in the Surviving Corporation By-Law provision set forth on Exhibit F.

     Section 1.05 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                              CONVERSION OF SHARES

     Section 2.01 Effect on Reliance Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Each share of Reliance's Class A common stock, par value $.01 per share ("Reliance Class A Common Stock"), issued and outstanding immediately prior to the Effective Time (except for shares owned by Reliance or any of its subsidiaries) shall be converted into the right to receive .739 shares (the "Conversion Ratio") of Common Stock, par value $1.00 per share, of the Surviving Corporation ("Survivor Common Stock"). Holders of Reliance Class A Common Stock shall also have the right to receive together with each share of Survivor Common Stock issued in the Merger pursuant to this
     Section 2.01(a), an associated common stock purchase right ("Survivor Common Stock Right") pursuant to the Rights Agreement dated as of March 7, 1986 between General Signal and the Rights

     Agent named therein (as amended through the date hereof, the "General Signal Rights Agreement"). References herein to the Survivor Common Stock issuable in the Merger shall be deemed to include associated Survivor Common Stock Rights.

          (b) Each share of Reliance's Class B common stock, par value $.01 per share ("Reliance Class B Common Stock"), issued and outstanding immediately prior to the Effective Time (except for shares owned by Reliance or any of its subsidiaries and any Dissenting Shares) shall be converted into the right to receive (i) .739 shares of Class B Common Stock, par value $1.00 per share, of the Surviving Corporation ("Survivor Class B Common Stock" and, together with the Survivor Common Stock, the "Survivor Shares") or
     (ii) if General Signal receives at least two business days prior to the Closing Date a written notice from any holder of Reliance Class B Common Stock that it elects to receive Survivor Common Stock in lieu of the Survivor Class B Common Stock it would otherwise be entitled to receive under this clause (b), .739 shares of Survivor Common Stock. Holders of Reliance Class B Common Stock shall also have the right to receive together with each share of Survivor Class B Common Stock issued in the Merger pursuant to this Section 2.01(b), an associated Survivor Class B Common Stock purchase right ("Survivor Class B Right" and, together with the Survivor Common Stock Right, the "Survivor Rights") pursuant to the General Signal Rights Agreement. References herein to the Survivor Class B Common Stock issuable in the Merger shall be deemed to include associated Survivor Class B Rights.

          (c) Each share of Reliance's Class C common stock, par value $.01 per share ("Reliance Class C Common Stock" and, together with Reliance Class A Common Stock and Reliance Class B Common Stock, the "Reliance Shares"), issued and outstanding immediately prior to the Effective Time (except for shares owned by Reliance or any of its subsidiaries and any Dissenting Shares) shall be converted into the right to receive (i) 2.001 shares of Survivor Class B Common Stock, or (ii) if General Signal receives at least two business days prior to the Closing Date a written notice from any holder of Reliance Class C Common Stock that it elects to receive Survivor Common Stock in lieu of all or a portion of the Survivor Class B Common Stock it would otherwise be entitled to receive under this clause (c),
     2.001 shares of Survivor Common Stock.

          (d) Each share of Reliance Class A Common Stock, Reliance Class B Common Stock and Reliance Class C Common Stock owned by Reliance as treasury stock or owned by any subsidiary of Reliance shall be cancelled. The status of all securities of General Signal, issued or reserved for issuance (including, without limitation, shares of General Signal Common Stock, and options, warrants and convertible debt securities to acquire shares of General Signal Common Stock), shall remain unchanged.

          (e) All Reliance Shares shall be cancelled and retired, and each certificate representing any such Reliance Shares shall thereafter (i) represent only the right to receive the Survivor Shares issuable in exchange for such Reliance Shares upon the surrender of such certificate in accordance with Section 2.03 (and any cash payable in respect of fractional shares) and (ii) entitle the holder thereof to vote with respect to, and receive dividends and distributions on, such number and class of whole Survivor Shares which such holder is entitled to receive in exchange for such certificates, provided that dividends shall be paid to such holder, without interest, only upon surrender of certificates in accordance with
     Section 2.03.

          (f) Notwithstanding anything in this Agreement to the contrary, shares of Reliance Class B Common Stock and Reliance Class C Common Stock which are outstanding immediately prior to the Effective Time and which are held by stockholders who (a) shall not have voted such shares in favor of the Merger and (b) shall have delivered to Reliance a written demand for appraisal of such shares in the manner provided in Section 262 of the DGCL (the "Dissenting Shares") shall not be converted as described in Section 2.01, but instead the holders thereof shall be entitled to payment of the appraised value of such shares in accordance with the provisions of such
     Section 262; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of its demand for appraisal of such shares (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Closing Date), or
     (ii) if any holder fails to establish such holder's entitlement to appraisal rights as provided in such Section 262, or (iii) if neither any holder of Dissenting

     Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 262, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, Survivor Class B Common Stock pursuant to Section 2.01(b) or Section 2.01(c).

     Section 2.02 Effect on Reliance Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase Reliance Class A Common Stock that is outstanding under the Reliance Plans immediately prior to the Effective Time, whether or not exercisable, shall be assumed by the Surviving Corporation in such manner that each such option shall thereafter be exercisable upon the same terms and conditions as under the applicable Reliance Plan and the applicable option agreement issued thereunder, except that (i) each such option shall be exercisable for that number of shares of Survivor Common Stock (rounded up to the nearest whole share) into which the number of shares of Reliance Class A Common Stock subject to such option immediately prior to the Effective Time would be converted under Section 2.01 if such option were exercised prior to the Effective Time, and (ii) the option price per share of Survivor Common Stock shall be an amount equal to the option price per share of Reliance Class A Common Stock subject to such option in effect immediately prior to the Effective Time divided by the Conversion Ratio (rounded up to the nearest whole cent).

     Section 2.03 Exchange Procedures. (a) Promptly after the Effective Time, the Surviving Corporation shall mail or cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Reliance Shares (the "Certificates") a form letter of transmittal which shall be mutually satisfactory to the parties hereto (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Surviving Corporation) and instructions for use in effecting the surrender of the Certificates for exchange therefor. Upon surrender to the Surviving Corporation of a Certificate, together with such letter of transmittal duly executed and any documents required thereby, the holder of such Certificate shall be entitled to receive in exchange therefor that number and class of whole Survivor Shares which such holder has the right to receive under this Article II, and such Certificate shall forthwith be cancelled. If any Survivor Shares are to be issued to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

     (b) The Surviving Corporation shall not be liable to any holder of Reliance Shares with respect to any Survivor Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the transfer agent for the Survivor Shares, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the transfer agent for the Survivor Shares will issue in exchange for such lost, stolen or destroyed Certificate the Survivor Shares and unpaid dividends and distributions on Survivor Shares as provided pursuant to Sections 2.01 and 2.03 of this Agreement.

     Section 2.04 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of Reliance Shares who upon surrender of Certificates therefor would be entitled to receive from the Surviving Corporation a fraction of a Survivor Share shall not be entitled to receive dividends on or vote such fractional share and shall receive, in lieu of such fractional share, from the Surviving Corporation cash in an amount equal to such fraction multiplied by the Market Value of the relevant Survivor Share. The fractional share interests of each Reliance shareholder will be aggregated, and no Reliance shareholder will receive cash in an amount equal to or greater than the value of one full Survivor Share. "Market Value" shall mean, with respect to the Survivor Common Stock and Survivor Class B Common Stock issued to previous holders of Reliance Shares, the mean between the high and low prices of General Signal Common Stock on the New York Stock Exchange ("NYSE") on the date immediately prior to the Effective Time. All references in this Agreement to Survivor Shares shall be deemed to include any cash in lieu of fractional shares payable pursuant to this Section 2.04.

     Section 2.05 Transfers. From and after the Effective Time there shall be no transfers on the stock transfer books of Reliance or the Surviving Corporation of Reliance Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article II.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PARTIES

     General Signal represents and warrants to Reliance and Reliance represents and warrants to General Signal (each as to itself) as follows:

     Section 3.01 Organization. It and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and it has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. It and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition or results of operations of, in the case of General Signal, General Signal and its subsidiaries taken as a whole or, in the case of Reliance, Reliance and its subsidiaries taken as a whole (a "Material Adverse Effect"). It owns directly all of the outstanding capital stock of each of its Significant Subsidiaries. As used in this Agreement a "Significant Subsidiary" means a corporation which is a "significant subsidiary" of such party within the meaning of Rule 1-02 (v) of Regulation S-X of the Securities and Exchange Commission ("SEC"). Set forth as Exhibit C-1 is a copy of the Form of Restated Certificate of Incorporation of General Signal to be delivered to the Department of State of the State of New York as it will be in effect at the Effective Time, subject to the requisite vote of the shareholders of General Signal, the form of which has been approved by the Board of Directors of General Signal.

     Section 3.02 Capitalization. (a) The authorized capital stock of General Signal consists of 150,000,000 shares of common stock, par value $1.00 per share ("General Signal Common Stock"), and 10,000,000 shares of preferred stock, par value $1.00 per share ("General Signal Preferred Stock"). As of the date hereof, there are 47,329,742 shares of General Signal Common Stock issued and outstanding, 16,258,615 shares held in General Signal's treasury, and no shares of General Signal Preferred Stock outstanding. At the Effective Time, the authorized capital stock of General Signal shall consist of 250,000,000 shares of General Signal Common Stock and 26,500,000 shares of General Signal Class B Common Stock, par value $1.00 per share ("General Signal Class B Common Stock") and 10,000,000 shares of General Signal Preferred Stock. As of the date hereof there were 3,241,437 shares of General Signal Common Stock reserved for issuance upon the exercise of outstanding options and options which may be granted under the stock option plans of General Signal, all of which are listed on Schedule 3.02(A) (the "General Signal Plans"), and 2,532,000 shares reserved for issuance upon the conversion of the outstanding $100,000,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2002 of General Signal (the "Convertible Notes"). Set forth as Exhibit C-2 is a form of Amendment to the General Signal Rights Agreement which has been approved by the Board of Directors of General Signal. Each share of General Signal Common Stock is, and each Survivor Share will be, when issued, accompanied by one Common Stock purchase right (the "Purchase Rights") or one Survivor Right. Except for the Purchase Rights, the Convertible Notes and the options granted or to be granted under the General Signal Plans, there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating

General Signal to issue, transfer or sell any shares of its capital stock or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding shares of General Signal Common Stock are, and all shares of Survivor Common Stock and Survivor Class B Common Stock to be issued at the Effective Time shall be, when issued, duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.

     (b) The authorized capital stock of Reliance consists of 100,000,000 shares of Reliance Class A Common Stock, 100,000,000 shares of Reliance Class B Common Stock, 12,000,000 Shares of Reliance Class C Common Stock and 15,000,000 Shares of preferred stock, par value $.10 per share ("Reliance Preferred Stock"). As of the date hereof, there are 32,909,939 shares of Reliance Class A Common Stock, 3,161,032 shares of Reliance Class B Common Stock, 5,250,000 shares of Reliance Class C Common Stock, no shares of Reliance Preferred Stock issued and outstanding and no Reliance Shares held in Reliance's treasury. All of the outstanding shares of Reliance Class A Common Stock are convertible into Reliance Class B Common Stock and vice versa on a share for share basis. Each share of Reliance Class C Common Stock is convertible into 2.708 shares of Reliance Class A Common Stock under certain circumstances. As of the date hereof, there were reserved under the stock option and long-term incentive plans of Reliance, all of which are listed on Schedule 3.02(B) (the "Reliance Plans"), 1,259,365 shares of Reliance Class A Common Stock for issuance upon exercise of outstanding options or options which may be granted upon achievement of certain performance goals under Reliance's 1994 Executive Long-Term Incentive Plan (the "LTIP"). Except for the conversion rights of holders of Reliance Shares with respect to conversion of such shares into other classes of Reliance Shares, the rights granted pursuant to the Reliance Rights Agreement, and options and rights to receive Reliance Class A Common Stock under the Reliance Plans, there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Reliance or any of its subsidiaries to issue, transfer or sell any shares of capital stock of Reliance or any of its subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding Reliance Shares are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.

     Section 3.03 Authority. (a) It has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of its stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by its Board of Directors, and other than the requisite approval by its stockholders, no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by it and, assuming this Agreement constitutes a legal, valid and binding agreement of the other party hereto, it constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with its terms.

     (b) General Signal's Board of Directors has taken all appropriate and necessary action such that the provisions of Section 912 of the NYBCL will not apply to the Merger. Reliance's Board of Directors has taken all appropriate and necessary action such that the provision of Section 203 of the DGCL will not apply to the Merger.

     Section 3.04 No Violations; Consents and Approvals. (a) Neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will
(i) subject to obtaining the requisite approval of the holders of, with respect to Reliance, a majority and, with respect to General Signal, two-thirds of the outstanding stock entitled to vote thereon, violate any provision of its certificate of incorporation or by-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of indebtedness for money borrowed to which it or any of its subsidiaries is a party, or by which it or any of its subsidiaries or any of their respective properties is bound other than, with respect to Reliance, the Competitive Advance and Revolving Credit Facility Agreement, dated as of April 21, 1993 among Reliance and the Lenders named therein and Chemical Bank, as administrative agent, and, with respect to each of General Signal and Reliance, any violations, defaults, breaches of or rights under notes, bonds, mortgages, indentures or other instruments of indebtedness related to indebtedness for borrowed money amounting in the aggregate to less than $20,000,000, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control, under, any of the terms, conditions or provisions of any license, franchise, permit or agreement (other than those covered by the preceding clause (ii)) to which it or any of its subsidiaries is a party, or by which it or any of its subsidiaries or any of their respective properties is bound, or (iv) violate any statute, rule, regulation, order or decree of any public body or authority by which it or any of its subsidiaries or any of its respective properties is bound, excluding from the foregoing clauses (iii) and (iv) violations, breaches, defaults or rights which, either individually or in the aggregate, would not have a Material Adverse Effect or materially impair its ability to consummate the transactions contemplated hereby or for which it has received or, prior to the Merger, shall have received appropriate consents or waivers.

     (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by it in connection with the execution and delivery of this Agreement, or the consummation by it of the transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and by the Department of State of the State of New York, (iv) in the case of General Signal, the filing of the Restated Certificate of Incorporation of General Signal by the Department of State of the State of New York, (v) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (vi) with respect to General Signal, filings with, and approval of, the NYSE and the Pacific Stock Exchange ("PSE") in connection with obligations of General Signal under Section 4.14,
(vii) filing with, and approval of, the NYSE and the SEC with respect to the delisting and deregistration of Reliance Class A Common Stock, (viii) such consents, approvals, orders, authorizations, notifications, approvals, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states and (ix) such other consents, orders, authorizations, registrations, declarations and filings not obtained prior to the Effective Time the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect, or materially impair such party's ability to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     Section 3.05 SEC Documents; Financial Statements. (a) It has made available to the other party hereto copies of each registration statement, report, proxy statement or information statement filed with the SEC by it since January 1, 1992 (the "SEC Documents"). As of their respective dates, such party's SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, none of such SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and its Board of Directors consists of the Directors identified in its 1994 proxy statement.

     (b) Neither it nor any of its subsidiaries, nor any of their respective assets, businesses, or operations, is as of the date of this Agreement a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto, that in each case would be required to be filed as an exhibit to a Form 10-K as of the date of this Agreement that has not been filed as an exhibit to an SEC Document filed prior to the date of this Agreement.

     (c) As of their respective dates, the consolidated financial statements included in such party's SEC Documents complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented its consolidated financial position and that of its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to the lack of footnotes thereto, to normal year-end audit adjustments and to any other adjustments described therein).

     (d) The SEC Documents include (i) consolidated balance sheets as of December 31, 1993 and June 30, 1994; and (ii) consolidated statements of income for the year ended December 31, 1993, and the six month period ended June 30, 1994 for such party, as the case may be. Each of the foregoing consolidated audited balance sheets as at December 31, 1993 is sometimes herein referred to as the "Balance Sheet." Each of the foregoing consolidated unaudited balance sheet as at June 30, 1994 is sometimes herein referred to as the "Interim Balance Sheet."

     (e) There are no liabilities or obligations (and no basis therefor) of such party accrued, absolute, or contingent and whether due or to become due, other than liabilities and obligations (i) reflected, or adequately reserved against, in the Interim Balance Sheet or (ii) which, individually or in the aggregate, would not have a Material Adverse Effect.

     Section 3.06 Absence of Certain Changes. Except as reflected, or adequately reserved against, in its Interim Balance Sheet, since December 31, 1993, it has not suffered (a) any event or occurrence which would have a Material Adverse Effect or (b) any changes in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles.

     Section 3.07 Legal Proceedings. Except as disclosed in such party's SEC Documents filed prior to the date hereof, or reflected or adequately reserved against in its Balance Sheet, there is no (i) claim, action, suit or proceeding pending or, to its best knowledge, threatened, against or relating to it or any of its subsidiaries or any of their respective assets before any court or governmental or regulatory authority or body or arbitration tribunal or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding, to which it or any of its subsidiaries is a party except any such claim, action, suit or proceeding or judgment, order, writ, injunction, decree, application, request or motion which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     Section 3.08 Compliance with Laws and Agreements. Neither it nor any of its subsidiaries is (i) in violation of or noncompliance with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations or (ii) in violation, breach or default (with or without due notice or lapse of time or both) under any of the terms, conditions or provisions of any agreement to which it is a party, or by which its properties are bound, except where any such violations or failures to comply or breaches or defaults would not, individually or in the aggregate, have a Material Adverse Effect. Such party and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.09 Rights Agreement. The General Signal Rights Agreement, subject to execution by the rights agent thereunder, has been amended to provide that (i) Reliance will not become an "Acquiring Person" and that no "Triggering Event", "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the General Signal Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby and (ii) holders of Reliance Class B Common Stock and Reliance Class C Common Stock, in addition to the shares of Survivor Class B Common Stock they are entitled to receive pursuant to the Merger, shall receive associated Survivor Class B Rights under the General Signal Rights Agreement. The Survivor Class B Rights shall contain the same terms and conditions (including the same potential economic benefits) as the Purchase Rights.

     Section 3.10 Accounting Matters. Neither it nor, to its best knowledge, any of its affiliates, has through the date hereof, taken or agreed to take any action that would prevent the accounting of the business combination to be effected by the Merger as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC.

     Section 3.11  Joint Proxy Statement/Prospectus, Registration
Statement. None of the information to be supplied by such party for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (as it may be amended or supplemented from time to time, the "Registration Statement") relating to Survivor Shares to be issued in connection with the Merger or (ii) the joint proxy statement to be distributed in connection with the stockholders meetings of General Signal and Reliance contemplated by Section
4.06 (as it may be amended or supplemented from time to time, the "Proxy Statement" and together with the prospectus to be included in the Registration Statement, the "Joint Proxy Statement/Prospectus") will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, and, in the case of the Proxy Statement, at the time of its mailing to stockholders of General Signal and Reliance and at the time of their respective stockholders meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement and, with respect to General Signal, the Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act.

     Section 3.12  State Antitakeover Statutes.   No "business combination,"
"moratorium," "control share" or other state antitakeover statute or regulation
(x) prohibits or restricts its ability to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement, or any provision hereof, or (z) would subject the other party hereto to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

     Section 3.13  Broker's Fees.   Except for the engagement of Donaldson,
Lufkin & Jenrette Securities Corporation by General Signal and Goldman, Sachs & Co. and Prudential Securities Incorporated by Reliance, neither Reliance, General Signal nor any of their respective subsidiaries or any of their respective directors or officers has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

     Section 3.14 Fairness Opinions. General Signal has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, to the effect that, as of August 29, 1994, the consideration to be paid by the Surviving Corporation to the stockholders of Reliance is fair to General Signal's stockholders from a financial point of view and Reliance has received (i) the opinion of Prudential Securities Corporation to the effect that, as of August 29, 1994, the Conversion Ratio is fair to Reliance stockholders from a financial point of view and (ii) the opinion of Goldman Sachs & Co. to the effect that as of August 29, 1994, the Conversion Ratio is fair to the holders of Reliance Shares.

     Section 3.15 Reliance Taxes. (a) Reliance hereby represents and warrants that, in regard to Reliance's Overall Foreign Loss in existence immediately before the Effective Time as computed here to date by Reliance, no material portion of the Overall Foreign Loss attributable to interest expense or capital losses will be allocated in accordance with Treasury Regulation Section 1.1502-9(c) to Reliance Parent at the Effective Time. Further, Reliance represents that the Reliance Parent has not owned any foreign assets since its incorporation in December of 1986.

     (b) For purposes of Section 3.15(a) the following capitalized terms have the meanings set forth below:

     "Reliance's Overall Foreign Loss" means the balance in the consolidated overall foreign loss account for the Reliance Consolidated Group as of the date hereof, as determined pursuant to Treas. Reg. sec. 1.1502-9(b).

     "Reliance Consolidated Group" means the affiliated group of corporations of which Reliance Parent is the common parent, all within the meaning attributable to such terms in section 1504(a) of the Code and the Treasury regulations promulgated thereunder.

     "Reliance Parent" means the common parent of the Reliance Consolidated Group, within the meaning of section 1504(a) of the Code.

                                   ARTICLE IV

                                   COVENANTS

     Section 4.01 Conduct of Business of Reliance and General Signal. Except as contemplated by this Agreement or as expressly agreed to in writing by General Signal and Reliance, during the period from the date of this Agreement to the Effective Time, each of General Signal and its subsidiaries and Reliance and its subsidiaries will conduct its operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither General Signal nor Reliance will nor will they permit any of their respective subsidiaries to, without the prior written consent of the other party:

          (a) amend its certificate of incorporation or by-laws, except General Signal may amend its certificate of incorporation and bylaws as required by the terms of this Agreement;

          (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, except (i) pursuant to and in accordance with the terms of the General Signal Rights Agreement, the Reliance Rights Plan or currently outstanding convertible securities and options, and (ii) options granted under the Reliance Plans or the General Signal Plans, in the ordinary course of business consistent with past practice;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or any of its subsidiaries, except (i) the payment of regular quarterly dividends consistent with past practice, (ii) purchase or redemption of General Signal Common Stock pursuant to the previously publicly announced General Signal stock repurchase plans or (iii) as otherwise expressly provided in this Agreement;

          (d) except in the ordinary course of business, consistent with past practice (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except its wholly owned subsidiaries in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

          (e) except as otherwise expressly contemplated by this Agreement or in the ordinary course of business, consistent with past practice, (i) increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director, officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with any of its directors, officers or other employees; or (iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, and to amend any of such plans or any of such agreements in existence on the date hereof;

          (f) except as otherwise expressly contemplated by this Agreement, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business, consistent with past practice;

          (g) except in the ordinary course of business, consistent with past practice, or as contemplated by this Agreement authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights; or

          (h) agree to do any of the foregoing.

     Section 4.02 Acquisitions. Prior to the Effective Time, General Signal and Reliance shall keep each other advised of the status of all discussions and negotiations concerning possible acquisitions and divestitures of any corporations or businesses and each agrees that without the prior written consent of the other it shall not make, or agree to make, any acquisition which requires the issuance of shares of capital stock of General Signal or Reliance or any security convertible into, exchangeable for or exercisable for shares of such capital stock or any acquisition or acquisitions that, individually or in the aggregate, would require the payment of more than $150 million in aggregate consideration (including by assumption of borrowings); provided, however, that this covenant shall not apply in any way to the acquisition for cash of Fairbanks Morse Pump Corporation by General Signal. General Signal or Reliance shall not undertake any acquisition that would require preparation of pro forma financial statements in accordance with applicable rules and regulations of the SEC or that might reasonably be expected to delay completion of the Merger.

     Section 4.03 No Solicitation. (a) Each of Reliance and General Signal agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving Reliance or its subsidiaries or General Signal or its subsidiaries or acquisition of any kind of all or substantially all of the assets or capital stock of Reliance and its subsidiaries taken as a whole or General Signal and its subsidiaries taken as a whole (an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party (other than General Signal or Reliance, as the case may be) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that General Signal or Reliance may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a financially capable third party that contains no financing condition, (i) furnish or disclose non-public information to such third party and (ii) negotiate, explore or otherwise communicate with such third party, in each case only if the Board of Directors of such party determines in good faith by a majority vote, after consultation with its legal and financial advisors, and after receipt of the written opinion of outside legal counsel of such party that failing to take such action would constitute a breach of the fiduciary duties of such Board of Directors, that taking such action is reasonably likely to lead to an Acquisition Transaction that is more favorable to the stockholders of such party than the Merger and that failing to take such action would constitute a breach of the Board's fiduciary duties.

     (b) Each of Reliance and General Signal shall immediately advise in writing the other of the receipt of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 4.03(a).

     Section 4.04 Access to Information. (a) From the date of this Agreement until the Effective Time, each of Reliance and General Signal will give the other party and their authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books and records of it and its subsidiaries, will permit the other party to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to its business and properties as such party may from time to time reasonably request.

     (b) Each of the parties hereto will hold and will cause its consultants and advisors to hold in strict confidence pursuant to the Confidentiality Agreement dated April 13, 1994 between the parties (the "Confidentiality Agreement") all documents and information furnished to the other in connection with the transactions contemplated by this Agreement as if each such consultant or advisor was a party thereto.

     Section 4.05 Registration Statement and Proxy Statement. (a) General Signal and Reliance shall file with the SEC as soon as is reasonably practicable after the date hereof the Joint Proxy Statement/Prospectus and General Signal shall file the Registration Statement in which the Joint Proxy Statement/Prospectus shall be included. General Signal and Reliance shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. General Signal shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Survivor Shares pursuant to this Agreement. General Signal and Reliance shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with this Section 4.05(a).

     (b) Each of General Signal and Reliance agrees that the Joint Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the respective meetings of stockholders of General Signal and Reliance, or in the case of the Registration Statement and each amendment or supplement thereto, at the time it becomes effective, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by either General Signal or Reliance, as the case may be, in reliance upon and in conformity with written information concerning the other party furnished by such other party specifically for use in the Joint Proxy Statement/Prospectus. Each of General Signal and Reliance agrees that none of the information furnished in writing to the other party specifically for use in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of General Signal and Reliance, or in the case of information furnished in writing specifically for inclusion in the Registration Statement and each amendment or supplement thereto, at the time it becomes effective, will include any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event shall occur which is required to be described in the Proxy Statement or Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of General Signal and Reliance; provided that no amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement will be made by General Signal or Reliance without the approval of the other party. To the extent applicable, each of General Signal and Reliance will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Survivor Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (c) General Signal and Reliance shall each use all commercially reasonable efforts to cause to be delivered to the other a comfort letter of its independent auditors, dated a date within two business days of the effective date of the Registration Statement, in form reasonably satisfactory to the other party and customary in scope and substance for such letters in connection with similar registration statements.

     Section 4.06 Stockholders' Meetings. Reliance and General Signal each shall call a meeting of its respective stockholders to be held as promptly as practicable in accordance with applicable law for the purpose of voting upon (i) the adoption of this Agreement and the transactions contemplated hereby including, in the case of General Signal, amending the General Signal Certificate of Incorporation to increase the authorized number of shares of General Signal Common Stock to 250,000,000 shares and to create the Survivor Class B Common Stock and to change the name of General Signal as contemplated by this Agreement and (ii) the election to the Board of Directors of the Surviving Corporation, effective as of the Effective Time, of each of the persons who, as of the date of this Agreement are directors of Reliance and the one individual designated by CSCL in accordance with the Citicorp Agreement, with each such person to be elected to the class of directors designated in writing by Reliance prior to the mailing of the Joint Proxy Statement/Prospectus. Reliance and General Signal shall, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use all commercially reasonable efforts to hold such meetings on the same day and as soon as practicable after the date hereof; provided, however, that the respective Boards of Directors may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a financially capable third party that contains no financing condition, withdraw, modify or change its recommendation to its stockholders if the Board of Directors determines in good faith by a majority vote, after consultation with its legal and financial advisors, and after receipt of the written opinion of outside legal counsel of such party that failing to take such action would constitute a breach of the fiduciary duties of such Board of Directors, that withdrawing, modifying or changing its recommendation is reasonably likely to lead to an Acquisition Transaction that is more favorable to the stockholders of such party than the Merger and that failing to take such action would constitute a breach of the Board's fiduciary duties. Each party shall use all commercially reasonable efforts to solicit from stockholders of such party proxies in favor of such matters.

     Section 4.07 Board of Directors of General Signal. (a) The General Signal Board of Directors shall take such corporate action as may be necessary to cause the number of directors comprising its full board to be increased at the Effective Time to the size necessary to include, subject to the requisite vote of the shareholders of General Signal, immediately after the Effective Time on the Surviving Corporation Board of Directors the persons specified in Section 4.06(ii).

     (b) Each standing committee of the General Signal Board of Directors in existence immediately prior to the Effective Time shall be increased in size at the Effective Time so that each such committee (i) with an even number of members immediately prior to the Effective Time shall be increased in size at the Effective Time by an equal number of members and (ii) with an odd number of members immediately prior to the Effective Time shall be increased in size at the Effective Time by such number of members minus one, and, in each case, such newly-created vacancies shall be filled, subject to the requisite vote of the stockholders of General Signal, immediately after the Effective Time by persons specified in Section 4.06(ii).

     Section 4.08 Reasonable Efforts; Other Actions. Subject to the terms and conditions herein provided and applicable law, Reliance and General Signal shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using their reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) the taking of any actions required to qualify the Merger for pooling-of-interests accounting treatment and as a tax-free reorganization within the meaning of Section 368(a) of the Code, (iii) the obtaining of all necessary consents, approvals or waivers under its material contracts, and (iv) the lifting of any legal bar to the Merger.

     Section 4.09 Public Announcements. Before issuing any press release or otherwise making any public statements with respect to the Merger, General Signal and Reliance will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     Section 4.10 Notification of Certain Matters. Each of Reliance and General Signal shall give prompt notice to the other party of (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of Reliance or General Signal, as the case may be, and their respective subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, or (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     Section 4.11 Indemnification. (a) The Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Reliance and its subsidiaries against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in Reliance's Certificate of Incorporation and By-Laws and agreements in effect at the date hereof (to the extent consistent with applicable law).

     (b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Reliance (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by Reliance for such insurance.

     (c) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by each indemnified party hereunder, his or her heirs and his or her representatives.

     Section 4.12 Expenses. Except as set forth in Section 9.05, General Signal, and Reliance, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees and stock exchange listing application fees) the Joint Proxy Statement/Prospectus shall be shared equally by Reliance and General Signal.

     Section 4.13 Affiliates. Each of Reliance and General Signal shall deliver to the other a letter identifying all persons who, as of the date hereof, may be deemed to be "affiliates" thereof for purposes of Rule 145 under the Securities Act (the "Affiliates") and shall advise the other in writing of any persons who become an Affiliate prior to the Effective Time. Reliance shall cause each person who is so identified as an Affiliate to deliver to General Signal, no later than the earlier of the date hereof or the date such person becomes an Affiliate, a written agreement substantially in the form of Exhibit D-1 hereto.

     Section 4.14 Stock Exchange Listings. General Signal shall promptly prepare and submit to the NYSE and the PSE a listing application covering the shares of Survivor Common Stock (and associated Survivor Rights) issuable in the Merger and upon conversion of any shares of Survivor Class B Common Stock issuable in the Merger and upon exercise of Reliance Stock Options, and shall use all commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Survivor Common Stock (and associated Survivor Rights), subject to official notice of issuance.

     Section 4.15 Reliance Rights Plan. On the date hereof, Reliance shall adopt, subject to execution by a rights agent thereunder, the Reliance Rights Plan, which Plan has been authorized by the Board of Directors of Reliance. The Reliance Rights Plan shall expire immediately prior to the Effective Time. Reliance shall not redeem the rights issued under the Reliance Rights Plan (other than to delay any "distribution date" thereon or to render the rights inapplicable to the Merger or any action permitted under this Agreement) or terminate the Reliance Rights Plan prior to the earlier of (i) a vote by the holders of Reliance Class A Common Stock at a meeting duly convened therefor (including any adjournments thereof) which shall not have been sufficient to satisfy the requirements of Section 5.02, (ii) the termination of this Agreement in accordance with its terms or (iii) the Effective Time unless required to do so by a court of competent jurisdiction.

                                   ARTICLE V

          CONDITIONS TO THE OBLIGATIONS OF GENERAL SIGNAL AND RELIANCE

     The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

     Section 5.01 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received.

     Section 5.02 Stockholder Approval. The requisite vote of the stockholders of Reliance and General Signal necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

     Section 5.03 Consents and Approvals. All necessary consents and approvals of any United States or any other governmental authority or any other third party required for the consummation of the transactions contemplated by this Agreement shall have been obtained except for such consents and approvals the failure to obtain which individually or in the aggregate would not have a Material Adverse Effect and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     Section 5.04 Auditors' Letters. Each of General Signal and Reliance shall have received from its independent auditors a letter dated the Closing Date reasonably satisfactory to each of them confirming in all material respects the matters set forth in the letter contemplated by Section 4.05(c).

     Section 5.05 Accounting Treatment. Each of General Signal and Reliance shall have received a letter from Ernst & Young, reasonably satisfactory to each of them in all respects, that the Merger will qualify for pooling-of-interests accounting treatment.

     Section 5.06 Tax Matters. Each of General Signal and Reliance shall have received an opinion of Cahill Gordon & Reindel addressed to it dated the Closing Date substantially in the form of Exhibit E hereto to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and that General Signal and Reliance shall each be a party to that reorganization within the meaning of Section 368(b) of the Code.

                                   ARTICLE VI

                CONDITIONS TO THE OBLIGATIONS OF GENERAL SIGNAL

     The obligation of General Signal to effect the Merger and to perform its other obligations to be performed at or subsequent to the Closing shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by General Signal:

     Section 6.01 Representations and Warranties True. The representations and warranties of Reliance contained herein (without regard to any materiality exceptions contained therein) shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, except for such untruths or inaccuracies which would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 6.02 Performance. Reliance shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     Section 6.03 Certificates. Reliance shall furnish such certificates of its officers to evidence compliance with the conditions set forth in Sections
6.01 and 6.02 as may be reasonably requested by General Signal.

     Section 6.04 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall be in effect against General Signal or Reliance, and no proceedings therefor shall have been threatened or commenced by any governmental entity, which prohibits or restricts the consummation of the Merger or would otherwise restrict the Surviving Corporation's exercise of full rights to own and operate the business of Reliance and General Signal in a manner which would have a Material Adverse Effect on Reliance or General Signal.

     Section 6.05 Material Adverse Change. There shall not have occurred since June 30, 1994 any material adverse change in the business, operations, assets, financial condition or results of operations of Reliance and its subsidiaries taken as a whole.

                                  ARTICLE VII

                   CONDITIONS TO THE OBLIGATIONS OF RELIANCE

     The obligations of Reliance under this Agreement to effect the Merger shall be subject to the fulfillment on or before the Closing Date of each of the following additional conditions, any one or more of which may be waived by
Reliance:

     Section 7.01 Representations and Warranties True. The representations and warranties of General Signal contained herein (without regard to any materiality exceptions contained therein) shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, except for such untruths or inaccuracies which would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 7.02 Performance. General Signal shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     Section 7.03 Certificates. General Signal shall furnish such certificates of its respective officers to evidence compliance with the conditions set forth in Sections 7.01 and 7.02 as may be reasonably requested by Reliance.

     Section 7.04 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall be in effect against General Signal or Reliance, and no proceedings therefor shall have been threatened or commenced by any governmental entity, which prohibits or restricts the consummation of the Merger or would otherwise restrict the Surviving Corporation's exercise of full rights to own and operate the business of Reliance and General Signal in a manner which would have a Material Adverse Effect on Reliance or General Signal.

     Section 7.05 Material Adverse Change. There shall not have occurred since June 30, 1994 any material adverse change in the business, operations, assets, financial condition or results of operations of General Signal and its subsidiaries taken as a whole.

     Section 7.06 Listings. The Survivor Common Stock issuable in the Merger shall have been authorized for listing on the NYSE and the PSE subject to official notice of issuance.

                                  ARTICLE VIII

                                    CLOSING

     Section 8.01 Time And Place. Subject to the provisions of Articles V, VI, VII and IX, the closing of the Merger (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, as soon as practicable but in no event later than 9:30 A.M., local time, on the first business day after the date on which each of the conditions set forth in Articles V, VI and VII have been satisfied or waived by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as General Signal and Reliance may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

     Section 8.02 Filings at the Closing. Subject to the provisions of Articles V, VI, VII and IX hereof, Reliance and General Signal shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be recorded in accordance with the applicable provisions of the DGCL and the NYBCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE IX

                          TERMINATION AND ABANDONMENT

     Section 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Reliance or General Signal:

     (a) by mutual consent of the Boards of Directors of General Signal and Reliance;

     (b) by either General Signal or Reliance if, without fault of such terminating party, the Merger shall not have been consummated on or before March 31, 1995, which date may be extended by mutual written consent of the parties hereto;

     (c) by either General Signal or Reliance, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used all commercially reasonable efforts to remove or lift such order, decree or ruling; or

     (d) by either General Signal or Reliance, if the requisite stockholder approvals of the stockholders of either General Signal or Reliance are not obtained at the meeting of stockholders duly called and held therefor.

     Section 9.02 Termination by General Signal. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of General Signal, at any time prior to the Effective Time, before or after the approval by the stockholders of General Signal or Reliance, if (a) Reliance shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and IV of this Agreement to be complied with or performed by Reliance at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of Reliance contained in this Agreement such that the closing condition set forth in Section
6.01 would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within 30 days of delivery to Reliance of written notice of such breach or breaches, (c) the Board of Directors of Reliance shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to General Signal or shall have recommended any proposal in respect of an Acquisition Transaction, or (d) the Board of Directors of Reliance shall furnish or disclose non-public information or negotiate, explore or otherwise communicate in any way with a third party with respect to any Acquisition Transaction, or shall have resolved to do any of the foregoing and publicly disclosed such resolution.

     Section 9.03 Termination by Reliance. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of General Signal or Reliance, by action of the Board of the Directors of Reliance, if (a) General Signal shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and IV of this Agreement to be complied with or performed by General Signal at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of General Signal contained in this Agreement such that the closing condition set forth in
Section 7.01 would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within 30 days of delivery to General Signal of written notice of such breach or breaches, (c) the Board of Directors of General Signal shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Reliance or shall have recommended any proposal in respect of an Acquisition Transaction, or (d) the Board of Directors of General Signal shall furnish or disclose non-public information or negotiate, explore or otherwise communicate in any way with a third party with respect to any Acquisition Transaction, or shall have resolved to do any of the foregoing and publicly disclosed such resolution.

     Section 9.04 Procedure for Termination. In the event of termination and abandonment of the Merger by General Signal or Reliance pursuant to this Article IX, written notice thereof shall forthwith be given to the other.

     Section 9.05 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 9.05 and Section 4.04(b) hereof and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

     (b) If this Agreement is terminated (i) pursuant to Section 9.01 (except
Section 9.01(a)) and prior to such termination any financially capable person shall have made a bona fide proposal concerning an Acquisition Transaction to Reliance or its stockholders by public announcement or written communication that is or becomes subject to public disclosure (a "Reliance Bidder"), or (ii) by General Signal pursuant to Section 9.02(c) or (d) then, in any such case referred to in clause (i) or (ii) of this paragraph, Reliance shall within two business days pay General Signal by wire transfer of immediately available funds to an account specified by General Signal up to $2.5 million to reimburse General Signal for its documented fees and expenses directly related to this Agreement and the transactions contemplated hereby and if terminated by General Signal pursuant to 9.02(c) or (d) an additional fee of $50 million, and if an additional fee has not already become payable and within twelve months after the date hereof Reliance or any of its subsidiaries enters into a definitive agreement with either a Reliance Bidder or a third party to which Reliance has provided non-public information or with which it has negotiated, explored or in any way communicated after the date of this Agreement and prior to its termination in accordance with its terms with respect to an Acquisition Transaction, then Reliance, prior to entering into any such definitive agreement, shall pay General Signal by wire transfer of immediately available funds to an account specified by General Signal, an additional fee of $50 million.

     (c) If this Agreement is terminated (i) pursuant to Section 9.01 (except
Section 9.01(a)) and prior to such termination any financially capable person shall have made a bona fide proposal concerning an Acquisition Transaction to General Signal or its stockholders by public announcement or written communication that is or becomes subject to public disclosure (a "General Signal Bidder"), or (ii) by Reliance pursuant to Section 9.03(c) or (d) then, in any such case referred to in clause (i) or (ii) of this paragraph, General Signal shall within two business days pay Reliance by wire transfer of immediately available funds to an account specified by Reliance up to $2.5 million to reimburse Reliance for its documented fees and expenses directly related to this Agreement and the transactions contemplated hereby and if terminated by Reliance pursuant to Section 9.03(c) or (d), an additional fee of $50 million, and if an additional fee has not already become payable and within twelve months after the date hereof General Signal or any of its subsidiaries enters into a definitive agreement with either a General Signal Bidder or a third party to which General Signal has provided non-public information or with which it has negotiated, explored or in any way communicated after the date of this Agreement and prior to its termination in accordance with its terms with respect to an Acquisition Transaction, then General Signal, prior to entering into any such definitive agreement, shall pay Reliance by wire transfer of immediately available funds to an account specified by Reliance, an additional fee of $50 million.

     (d) So long as General Signal is not in breach or default under any covenant, condition, representation or warranty herein, in the event of a termination of this Agreement by General Signal pursuant to Sec-tion 9.02(a) or (b), then Reliance shall promptly pay General Signal up to $2.5 million for all documented fees and expenses incurred by General Signal (including the fees and expenses of counsel, accountants, consultants and advisors) directly related to this Agreement and the transactions contemplated hereby. So long as Reliance is not in breach or default under any covenant, condition, representation or warranty herein, in the event of a termination of this Agreement by Reliance pursuant to Section 9.03(a) or (b), then General Signal shall promptly pay Reliance up to $2.5 million for all documented fees and expenses incurred by Reliance (including the fees and expenses of counsel, accountants, consultants and advisors) directly related to this Agreement and the transactions contemplated hereby.

     (e) No termination of this Agreement by one party shall affect the other party's rights to benefits under Section 9.05(b) or (c), as the case may be, if at the time of such termination a state of facts existed giving the other party the right to terminate the Agreement and receive benefits under Section 9.05(b) or (c) or to receive benefits upon the entry into of a definitive agreement as set forth in Section 9.05(b) or (c), and such other party will be entitled to receive the benefits to which it is entitled under Section 9.05(b) or (c) upon notice to the terminating party delivered when such other party is entitled to receive such benefits and in any event prior to the expiration of twelve months after the date hereof.

                                   ARTICLE X

                                  DEFINITIONS

     Section 10.01 Terms Defined in the Agreement. The following capitalized terms used herein shall have the meanings ascribed in the indicated sections.

        Acquisition Transaction                                                 4.03
        Affiliates                                                              4.13
        Balance Sheet                                                           3.05
        Certificate Of Merger                                                   1.02
        Certificates                                                            2.03
        Citicorp                                                              Recitals
        Citicorp Agreement                                                    Recitals
        Closing                                                                 8.01
        Closing Date                                                            8.01
        Code                                                                  Recitals
        Confidentiality Agreement                                               4.04
        Constituent Corporations                                              Preamble
        Conversion Ratio                                                        2.01
        Convertible Notes                                                       3.02
        CSCL                                                                  Recitals
        DGCL                                                                    1.01
        Dissenting Shares                                                       2.01
        Effective Time                                                          1.02
        Environmental Laws                                                      3.08
        Exchange Act                                                            3.04
        General Signal Common Stock                                             3.02
        General Signal Class B Common Stock                                     3.02
        General Signal Plans                                                    3.02
        General Signal Preferred Stock                                          3.02
        General Signal Rights Agreement                                         2.01
        HSR Act                                                                 3.04
        Interim Balance Sheet                                                   3.05
        Joint Proxy Statement/Prospectus                                        3.11

        LTIP                                                                    3.02
        Market Value                                                            2.04
        Material Adverse Effect                                                 3.01
        Merger                                                                  1.01
        NYBCL                                                                   1.01
        NYSE                                                                    2.04
        person                                                                 11.10
        PSE                                                                     3.04
        Purchase Rights                                                         3.02
        Reliance Class A Common Stock                                           2.01
        Reliance Class B Common Stock                                           2.01
        Reliance Class C Common Stock                                           2.01
        Reliance Plans                                                          3.02
        Reliance Preferred Stock                                                3.02
        Reliance Rights Plan                                                  Recitals
        Reliance Shares                                                         2.01
        Registration Statement                                                  3.11
        SEC                                                                     3.01
        SEC Documents                                                           3.05
        Securities Act                                                          3.04
        Significant Subsidiary                                                  3.01
        subsidiary                                                             11.10
        Surviving Corporation                                                   1.01
        Survivor Class B Common Stock                                           2.01
        Survivor Class B Right                                                  2.01
        Survivor Common Stock                                                   2.01
        Survivor Common Stock Right                                             2.01
        Survivor Rights                                                         2.01
        Survivor Shares                                                         2.01

                                   ARTICLE XI

                                 MISCELLANEOUS

     Section 11.01 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of General Signal and Reliance at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after this Agreement is adopted by the stockholders of either Reliance or General Signal, no such amendment or modification shall change the amount or form of the consideration to be delivered in respect of the Reliance Shares.

     Section 11.02 Waiver of Compliance; Consents. Any failure of General Signal or Reliance to comply with any obligation, covenant, agreement or condition herein may be waived by Reliance or General Signal, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.02.

     Section 11.03 Survivability; Investigations. The respective representations and warranties of General Signal and Reliance contained herein or in any certificates or other documents delivered prior to or at the

Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Closing.

     Section 11.04 Reasonable Efforts. Subject to the terms and conditions herein provided, and applicable law, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     Section 11.05 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

     (a) if to Reliance, to

                            Reliance Electric Company
                            6065 Parkland Avenue
                            Cleveland, Ohio 44124
                            Telecopy: (216) 266-5852

                            Attention: Chairman
                            with a copy to

                            Calfee, Halter & Griswold
                            800 Superior Avenue
                            Suite 1800
                            Cleveland, Ohio 44114
                            Telecopy: (216) 241-0816
                            Attention: Michael L. Miller, Esq.

     (b) if to General Signal, to

                            General Signal Corporation
                            One High Ridge Park
                            P. O. Box 10010
                            Stamford, CT 06904
                            Telecopy: (203) 329-4314

                            Attention: Chairman
                            with a copy to

                            Cahill Gordon & Reindel
                            80 Pine Street
                            New York, New York 10005
                            Telecopy: (212) 269-5420

                            Attention: W. Leslie Duffy, Esq.

     Section 11.06 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer any rights or remedies hereunder upon any other person except the parties hereto and, with respect to Section 4.11, the officers, directors and employees of Reliance.

     Section 11.07 Governing Law. Except as the laws of the State of Delaware are by their terms applicable, this Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     Section 11.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 11.09 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

     Section 11.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; and (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation or any other person of which a majority of the equity interests therein are, directly or indirectly, owned by such specified corporation.

     Section 11.11 Entire Agreement. This Agreement, including the schedules and exhibits hereto and the documents and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter, except for the Confidentiality Agreement, which shall remain in full force and effect. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

     IN WITNESS WHEREOF, GENERAL SIGNAL and RELIANCE have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          GENERAL SIGNAL CORPORATION

                                          By: /s/  EDMUND M. CARPENTER
                                              ------------------------------
                                              Name: Edmund M. Carpenter
                                              Title: Chairman and Chief
                                                       Executive Officer

                                          RELIANCE ELECTRIC COMPANY

                                          By: /s/  JOHN C. MORLEY
                                              ------------------------------
                                              Name: John C. Morley
                                              Title: President and Chief
                                                       Executive Officer

                                                                         ANNEX B

                                    FORM OF
                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               [               ]

               UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW
                               ------------------

     WE, THE UNDERSIGNED, Edgar J. Smith, Jr. and Thomas A. Cunnane, being
respectively the Vice President and Assistant Secretary of [               ]
(the "Corporation") hereby certify:

          1.  The name of the Corporation is [               ], having been
     changed from General Signal Corporation, such name having been changed from General Railway Signal Company, the name under which the Corporation was formed.

          2. The Certificate of Incorporation was filed by the office of the Department of State of the State of New York on the 13th day of June, 1904. [recite history of restated certificates and amendments].

          3. The text of the Certificate of Incorporation is amended heretofore and is further amended in the manner specified below:

             a. Article 1 is amended to change the name of the Corporation from
        General Signal Corporation to [               ].

             b. Article 3 is amended to increase the number of authorized shares of capital stock of the Corporation from 160,000,000 to 286,500,000.

             c. Article 3 is amended to change the number of authorized shares of common stock, par value $1.00 per share, of the Corporation from 150,000,000 shares to 250,000,000 shares.

             d. Article 3 is amended to authorize 26,500,000 shares of Class B Common Stock, par value $1.00 per share, of the Corporation, which may be converted into shares of common stock, par value $1.00 per share, of the Corporation, at any time.

             e. Article 3 is amended to set forth the rights, privileges and voting powers or restrictions or qualifications of the shares of each class of common stock. The former provisions of Article 3.B. have been replaced.

          4. The text of the Restated Certificate of Incorporation, as amended heretofore, is hereby restated with such amendments or changes to read as herein set forth in full:

                     "RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               [               ]

               UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

     1.  Name.  The name of the Corporation shall be [               ].

     2.  Purposes.

          A. To manufacture, process, construct, develop, assemble, and produce in any way; to sell, lease, supply and distribute in any way; to purchase, lease, mine, extract and acquire in any way; to own, operate, experiment with, deal in, service, finance and use in any way equipment, apparatus, appliances, devices, structures, materials, processes, information, tangible and intangible property, services and systems of every kind, nature and description:

             (1) for any application or purpose, including but not limited to, electrical and electronic, hydraulic and pneumatic devices and machinery and controls, or in any way connected with or deriving from any such application or purpose, and,

             (2) for any other application or purpose, whatsoever, including but not limited to industrial, utility, consumer, defense, governmental, scientific, educational, cultural, financial, recreational, agricultural, transportation, construction, mining, and communication applications or purposes.

          B. To acquire by purchase, subscription or other wise all or part of any interest in the property, assets, business or good will of any corporation, association, firm or individual, and to dispose of, or otherwise deal with, such property, assets, business or good will.

          C. To engage in any activity which may promote the interests of the Corporation, or enhance the value of its property, to the fullest extent permitted by law, and in furtherance of the foregoing purposes to exercise all powers now or hereafter granted or permitted by law, including the powers specified in the Business Corporation Law of New York.

     3. Capital. The total number of shares that may be issued by the Corporation is 286,500,000 of which 10,000,000 shares, par value of $1.00 per share, shall be preferred ("Preferred Stock"), 250,000,000 shares, par value $1.00 per share, shall be Common Stock ("Common Stock") and 26,500,000 shares, par value $1.00 per share, shall be Class B Common Stock ("Class B Common Stock") (the Common Stock and the Class B Common Stock shall be referred to collectively as the "Stock").

     The designations, preferences, privileges and voting powers or restrictions or qualifications of the shares of each class shall be as follows:

          A. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors, and in such resolution or resolutions providing for the initial issue of the shares of each particular series, the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series to determine whether or not said dividends shall be cumulative, and if so, from what date; the dividend payment dates for the particular series and the date, if any, from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the distributive amount or amounts per share on liquidation for the particular series; the voting rights, if any; and the right, if any, of holders of the stock of the particular series to convert the same into stock of any other series or class of other securities of the Corporation or of any other corporation, with any provisions for the subsequent adjustment of such conversion rights. All shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates, if any, from which dividends thereon shall be cumulative.

          B. Common Stock and Class B Common Stock. Except as otherwise provided herein, all shares of Stock will be identical and will entitle the holders thereof to the same rights and privileges. Subject to any limitations prescribed in accordance with Article 3.A. above, and not otherwise, the holders of Stock will be entitled to:

             (i) Dividends. Holders of Stock will be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor; provided that if dividends are declared which are payable in shares of Common Stock or Class B Common Stock, dividends will be declared which are payable at the same rate on each class of Stock and the dividends payable in shares of Common Stock will be payable to holders of Common Stock and the dividends payable in shares of Class B Common Stock will be payable to holders of Class B Common Stock.

             (ii) Conversion. Each record holder of Class B Common Stock will be entitled to convert any or all of the shares of such holder's Class B Common Stock into the same number of shares of Common Stock.

             Each conversion of shares of Class B Common Stock into shares of Common Stock will be effected by the surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares stating the number of shares that any such holder desires to convert into Common Stock. Such conversion will be deemed to have been effected as of the close of business on the date of which such certificate or certificates have been surrendered and such notice has been received by the Corporation, and at such time the rights of any such holder with respect to the converted Class B Common Stock will cease and the person or persons in whose name or names the certificate or certificates for shares of the Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of such Common Stock represented thereby.

             Promptly after such surrender and the receipt by the Corporation of the written notice from the holder hereinbefore referred to, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates for the Common Stock issuable upon such conversion and a certificate representing any shares of Class B Common Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted. The issuance of certificates for the Common Stock upon conversion will be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer taxes) in respect thereof or other cost incurred by the Corporation in connection with such conversion.

             (iii) Transfers. The Corporation will not close its books against the transfer of any share of Stock, or of any share of Common Stock issued or issuable upon conversion of shares of Class B Common Stock, in any manner that would interfere with the timely conversion of such shares of Class B Common Stock.

             (iv) Subdivision and Combinations of Shares. If the Corporation in any manner subdivides or combines the outstanding shares of any class of Stock, the outstanding shares of the other classes of Stock will be proportionately subdivided or combined.

             (v) Reservation of Shares for Conversion. So long as any shares of Class B Common Stock are outstanding, the Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock (or any shares of Common Stock which are held as treasury shares), the number of shares sufficient for issuance upon conversion of shares of Class B Common Stock.

             (vi) Distribution of Assets. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Stock will be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders after all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment.

             (vii) Voting Rights. The holders of Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Common Stock shall be entitled to one vote for each share thereof held. Except as otherwise required by law, the holders of Class B Common Stock shall have no voting rights.

             (viii) Merger, etc. In connection with any merger, consolidation, or recapitalization in which holders of Common Stock generally receive, or are given the opportunity to receive, consideration for their shares
        (a) all holders of Class B Common Stock shall be given the opportunity to receive the same form of consideration for their shares as is received by holders of Common Stock and (b) holders of Class B Common Stock shall be entitled to receive the same amount of consideration per share as received by holders of Common Stock.

          C. Preemptive Rights. No holder of shares of Preferred Stock or Stock of the Corporation shall as such holder have any preemptive right to purchase shares of any class of stock of the Corporation or shares or other securities convertible into or exchangeable for or carrying rights or options to purchase shares of any class of stock of the Corporation, whether such class of stock, shares or other securities are now or hereafter authorized, which at any time may be proposed to be issued by the Corporation or subjected to rights or options to purchase granted by the Corporation.

     4. Office. The office of the Corporation in the State of New York is to be located in the City of New York, County of New York, State of New York.

     5. Designation of Secretary of State as Agent. The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of any such process served upon him is: c/o CT Corporation System, 1633 Broadway, New York, New York 10019.

     6. Registered Agent. The Corporation designates CT Corporation System, a foreign corporation authorized to do business in this State, having an office at 1633 Broadway, New York, New York 10019, its registered agent in this State upon whom process against this Corporation may be served.

     7. Director Liability. No person who is or was a director of the Corporation shall have personal liability to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that the foregoing shall not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law of New York. No amendment to or repeal of this
Article 7 shall apply to or have any effect on the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Business Corporation Law of New York is amended hereafter to expand or limit the liability of a director, then the liability of a director of the Corporation shall be expanded to the extent required or limited to the extent permitted by the Business Corporation Law of New York, as so amended.

     8. Stockholder Vote Required. Any of the following actions may be taken by the stockholders of the Corporation only by the affirmative vote of the holders of two-thirds of all outstanding shares entitled to vote thereon: (a) adoption, amendment or repeal of any By-Law, or any provision of this Certificate of Incorporation, relating to (i) the number, classification and terms of office of directors, (ii) the quorum of directors required for the transaction of business, (iii) the filling of newly created directorships and vacancies occurring in the Board of Directors, (iv) the removal of directors, or
(v) the power of the Board of Directors to adopt, amend or repeal By-Laws of the Corporation or the vote of the Board of Directors required for any such adoption, amendment or repeal; (b) the removal of directors; or (c) any amendment or repeal of this Article 8. Nothing contained in this Article 8 shall in any way limit the power of the Board of Directors to adopt, amend or repeal By-Laws of the Corporation.

     9.  Duration.  The Corporation's duration is to be perpetual."

     5. This restatement of the Restated Certificate of Incorporation was authorized by the Board of Directors of the Corporation pursuant to Section 807(a) followed by the affirmative vote of the holders of a majority of all the outstanding shares of the Corporation entitled to vote thereon.

     IN WITNESS WHEREOF, we have signed this certificate on the [     ] day of
[          ], 1994 and we affirm the statements contained herein as true under penalties of perjury.

                                          --------------------------------------
                                          Edgar J. Smith, Jr.,
                                          Vice President

                                          --------------------------------------
                                          Thomas A. Cunnane,
                                          Assistant Secretary

                                                                         ANNEX C

                           GENERAL SIGNAL CORPORATION
                                  ------------

                                    BY-LAWS

                                  ------------

                  AS AMENDED THROUGH [               ], 1994*

                                   ARTICLE I

                             SHAREHOLDERS' MEETING

     SECTION 1. Annual Meeting: The Annual Meeting of the shareholders of this Corporation for the election of directors and the transaction of such other business as may properly come before such meeting shall be held each year on such date and at such time and place, whether within or without the State of New York, as shall be determined by the Board of Directors.

     SECTION 2. Special Meeting: A Special Meeting of the shareholders may be held at any time upon the call of the Board of Directors or the Chairman of the Board and shall be called by the Secretary at the written request of shareholders owning at least two-thirds of the outstanding shares of stock entitled to vote, which request shall specify the matters to be presented to such meeting.

     SECTION 3. Notice of Annual or Special Meeting: Written notice of the holding of each Annual or Special Meeting of the shareholders shall be given by the Secretary. Such notice shall state the place, date and hour of the meeting, and the purpose or purposes for which the meeting is called, and shall be signed by the Secretary, and shall indicate that it is being issued by or at the direction of the person or persons calling the meeting. A copy of such notice shall be mailed, postage prepaid, not less than ten nor more than fifty days before the date of the meeting, to each shareholder of record as of such record date, not less than ten nor more than fifty days before the date of the meeting, as may be fixed by the Board of Directors for determining the shareholders entitled to notice of, or to vote at, the meeting. Such notice shall be directed to the shareholder at his address as it appears on the record of shareholders, or, if he shall have filed with the Secretary a written request that notices to him be mailed to some other address, then directed to him at such other address.

     If, at any meeting, action is proposed to be taken which would, if taken, entitle certain shareholders to receive payment for their shares, the notice of such meeting shall include a statement of that purpose and to that effect.

     At any meeting of shareholders or any such adjourned meeting, only such business shall be conducted as shall have been properly brought before such meeting or any such adjourned meeting. To be properly brought before any meeting of shareholders or any such adjourned meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before such meeting or any such adjourned meeting by or at the direction of the Board of Directors, or
(c) otherwise properly brought before such meeting or any such adjourned meeting by a shareholder. For business to be properly brought before any meeting of shareholders or any such adjourned meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than forty-five days nor more than sixty days prior to such meeting; provided, however, that in the event less than fifty-five days' prior public disclosure of the date of such meeting is made to the shareholders or in the event the only public disclosure of the date of the meeting is written notice in accordance with this Article I, Section 3, notice by such shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of such meeting was mailed or such public disclosure was made. A shareholder's notice to the Secretary

- ---------------

* Revisions to April 21, 1994 By-laws are underlined.

shall set forth as to each matter the shareholder proposes to bring before such meeting (a) a brief description of the business desired to be brought before such meeting and the reasons for conducting such business at such meeting, (b) the name and address, as they appear on the Corporation's books, of the shareholder proposing such business, (c) the class and number of shares of the securities of the Corporation which are beneficially owned by such shareholder, and (d) any material interest of such shareholder in such business.

     No business shall be conducted at any meeting of shareholders or any such adjourned meeting except in accordance with the procedures set forth in this
Article I, Section 3. In the event that a shareholder seeks to bring one or more matters before a meeting of shareholders or any such adjourned meeting, the Board of Directors shall establish a committee consisting of non-management directors for the purpose of reviewing compliance with this Article I, Section 3; provided, however, that if the business to be brought before such meeting or any such adjourned meeting by a shareholder relates to the removal, replacement or election of one or more directors, the Secretary shall appoint two or more inspectors, neither or whom shall be an affiliate of the Corporation, to act in lieu of such committee to review compliance with this Article I, Section 3. If the committee or the inspectors (as the case may be) shall determine that a shareholder has not complied with this Article I, Section 3, the committee or the inspectors (as the case may be) shall direct the chairman of such meeting to declare to such meeting or any such adjourned meeting that such business was not properly brought before such meeting or any such adjourned meeting in accordance with the provisions of this Article I, Section 3; and the chairman shall so declare to such meeting or any such adjourned meeting and any such business not properly brought before such meeting or any such adjourned meeting shall not be transacted.

     Only individuals who are nominated in accordance with the procedures set forth in this Article I, Section 3, shall be eligible for election as directors. Nominations of individuals for election to the Board of Directors may be made at a meeting of shareholders or any such adjourned meeting by or at the direction of the Board of Directors or by any shareholder of the Corporation entitled to vote for the election of directors at such meeting or any such adjourned meeting who complies with the notice procedures set forth in this Article I, Section 3.

     Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary. To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than forth-five days nor more than sixty days prior to such meeting; provided, however, that in the event less than fifty-five days prior public disclosure of the date of such meeting is made to the shareholders or in the event the only public disclosure of the date of the meeting is written notice in accordance with this Article I, Section 3, notice by such shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of such meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth (a) as to each individual whom such shareholder proposes to nominate for election or re-election as director, (i) the name, age, business address and residence address of such individual, (ii) the principal occupation or employment of such individual, (iii) the class and number of shares, or the amount of any securities of the Corporation which are beneficially owned by such individual and (iv) any other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such individual's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on the Corporation's books, of such shareholder and (ii) the class and number of shares of the securities of the Corporation which are beneficially owned by such shareholder. At the request of the Board of Directors, any individual nominated by the Board of Directors for election as a director shall furnish to the Secretary that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. No individual shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Article I, Section 3. In the event that a shareholder seeks to nominate one or more directors, the Secretary shall appoint two inspectors, neither of whom shall be an affiliate of the Corporation, to determine whether such shareholder has complied with this Article I, Section 3. If the inspectors shall determine that such shareholder has not complied with this Article I, Section 3, the inspector shall direct the chairman of such meeting or any such adjourned meeting to declare to such meeting or any such adjourned meeting that a nomination was not made in accordance with the prescribed procedures, and the chairman shall so declare to such meeting or any such adjourned meeting and the defective nomination shall be disregarded.

     SECTION 4. Presiding Officer: At all meetings of shareholders the Chairman of the Board shall preside, or in his absence, any Vice Chairman of the Board, the Chairman of the Executive Committee, the President or any Vice President may preside.

     SECTION 5. Inspectors: Prior to each meeting of the shareholders, the Board of Directors may appoint two Inspectors of Election and two or more Alternate Inspectors, to serve at such meeting and any adjournment thereof. If any Inspector refuses to serve, or shall not be present at the meeting of the shareholders, the Alternate Inspectors shall act in the order of their appointment.

     SECTION 6. Voting and Method of: Except as other wise provided in the Certificate of Incorporation, at all meetings of the shareholders, each shareholder entitled to vote shall be entitled to one vote for every share standing in his name on the record of shareholders, and all questions to be decided by the shareholders, except the question of election of directors and such other questions the manner of deciding which is specifically regulated by statute, shall be decided by a majority of the votes cast at the meeting in person or by proxy by the holders of shares entitled to vote thereon. All voting shall be viva voce, except that any qualified voter may require a vote by ballot on any question to be decided. In case of a vote by ballot, each ballot shall state the name of the share holder voting and the number, class and series (if any) of shares owned by him, and in addition, if such ballot be cast by a proxy, the name of the proxy shall be stated.

     SECTION 7. Quorum: Except as may be otherwise provided by law or by the Certificate of Incorporation, at all meetings of the shareholders, the holders of a majority of the shares entitled to vote thereat shall constitute a quorum for the transaction of any business.

     SECTION 8. Fiscal Year: The fiscal year of the Corporation shall close on the 31st day of December in each year. The officers of the Corporation shall prepare and cause to be submitted to the shareholders at the Annual Meeting a detailed statement showing the financial condition of the Corporation.

                                   ARTICLE II

                                   DIRECTORS

     SECTION 1. Directors, Election of:. The directors shall be classified with respect to their terms of office by dividing them into three classes. All classes shall be as nearly equal in number as possible, and no class shall include less than three directors. Subject to such limitations, the size of each class may be fixed by action of the shareholders or of the Board of Directors.

     At each Annual Meeting of Shareholders, directors to replace those whose terms expire at such Annual Meeting shall be elected to hold office until the expiration of the term of whatever class they are assigned to, provided that no director may be assigned to a class the term of which will expire later than the Annual Meeting next succeeding the director's attaining age 72. NOTWITHSTANDING THE FOREGOING, H. VIRGIL SHERRILL AND E. MANDELL DE WINDT SHALL BE PERMITTED TO BE NOMINATED AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON
[                ] FOR A TERM TO EXPIRE NO LATER THAN THE ANNUAL MEETING TO BE
HELD IN [1997 AND 1996, RESPECTIVELY].
     Each director shall hold office until the expiration of the term for which he is elected, and until his successor has been elected and qualified, provided, however, that a director may be removed from office as a director, but only for cause, by action of the shareholders or of the Board of Directors.

     SECTION 2. Number of Directors: The number of the directors of the Corporation shall be not less than 9 nor more than 18 as shall be determined from time to time by the Board of Directors.

     SECTION 3. Newly Created Directorships And Vacancies: Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board for any reason may be filled by the vote of a majority of the directors then in office, although less than a quorum may exist. A director elected to fill a newly created directorship or a vacancy shall be elected to hold office until the next Annual

Meeting of the shareholders, and (if he is to have a successor) until his successor has been elected and qualified.

     SECTION 4. Regular Meetings: Regular Meetings of the Board of Directors shall be held at such times and places as may be fixed by the Board of Directors provided that the Organization Meeting of the newly elected Board of Directors shall be held on the same day as the Annual Meeting of the shareholders, at which time the Executive Committee and other Committees of the Board and Officers shall be elected or appointed. Unless otherwise required by appropriate resolution of the Board of Directors, or by law, notice of any such meetings need not be given.

     SECTION 5. Special Meetings: Special Meetings of the Board of Directors shall be called by the Secretary upon the order of the Chairman of the Board, THE VICE CHAIRMAN OF THE BOARD, the President, or the Chairman of the Executive Committee, or upon the written request of five (5) directors.

     SECTION 6. Presiding Officer: At all meetings of the Board of Directors, the Chairman of the Board of Directors shall preside, or in his absence, the Chairman of the Executive Committee, the President or any Vice President who is a member thereof may preside.

     SECTION 7. Quorum: A majority of the directors then in office or half of such number when the number of directors then in office is even, but not less than one-third of the entire Board, shall constitute a quorum for the transaction of business at all meetings of the Board.

     SECTION 8. Notice: The Secretary shall mail to each director notice of any Special Meeting, or of any Regular Meeting, if required, at least two days before the meeting, or shall telegraph or telephone such notice not later than the day before such meeting. Each director shall file with the Secretary a designation of the address to which such notice to him shall be sent, and any such notice to him thereafter shall be addressed in accordance with his latest designation.

     SECTION 9. Designation of Executive and Other Committees: The Board of Directors shall by resolution adopted by a majority of the entire Board, designate an Executive Committee of not less than three of its members of whom the Chairman of the Board, the Chairman of the Executive Committee, WHO SHALL BE THE VICE CHAIRMAN OF THE BOARD, and the President shall be ex officio members, and said Executive Committee shall have authority to exercise and shall exercise in the interim between the Regular and Special meetings of the Board of Directors all of the rights, powers and duties of the Board of Directors, except such as cannot be lawfully delegated.

     The Board of Directors may, by resolution adopted by a majority of the entire Board, designate one or more directors as alternate members of the Executive Committee, who may replace any absent member or members of the Executive Committee, at any meeting thereof, when required to constitute a quorum.

     Meetings of the Executive Committee may be called by the Secretary upon order by the Chairman of the Executive Committee or in his absence by the Chairman of the Board, the President, or upon written request of two (2) members of the Executive Committee.

     At all meetings of the Executive Committee, the Chairman of the Executive Committee shall preside, or in his absence the Chairman of the Board, or the President may preside.

     At all meetings of the Executive Committee, a majority of the full membership of the Executive Committee, including vacancies not filled or eliminated, shall constitute a quorum for the transaction of business.

     The Board of Directors may by resolution adopted by a majority of the entire Board, designate other Committees, each consisting of three or more directors, and delegate to them such powers and duties of the Board as may be lawfully delegated and determined to be appropriate by the Board.

     The Executive Committee and each other Committee designated pursuant to this Section and each member or alternate member thereof, shall serve until the next Annual Meeting of the shareholders and at the pleasure of the Board of Directors. Vacancies in the Executive Committee or any other Committee, occurring for any reason, may by resolution adopted by a majority of the entire Board at any meeting of the Board of

Directors, be filled or may be eliminated by reducing the number constituting the membership of such Committee provided, however, that the membership of any Committee shall not be reduced to less than three.

     Notice of the time and place of any meeting of the Executive Committee shall be given in the manner provided in Section 8 of this Article for the giving of notice of meetings of the Board of Directors. Meetings of any other Committee designated pursuant to this Section 9 shall be held in such manner, and at such times and places, and upon such notice, if any, as shall be provided in the resolution of the Board creating such Committee.

     SECTION 10. Compensation: Each director who is not a full-time employee of the Corporation or of any consolidated subsidiary shall be paid such compensation for serving as a director as the Board of Directors may, from time to time, determine.

     SECTION 11. Action by Unanimous Written Consent: Any action required to be or permitted to be taken by the Board of Directors or any Committee thereof may be taken without a meeting if all members of the Board of Directors or the Committee consent in writing to the adoption of a resolution authorizing the action. The resolution and written consents thereto by the members of the Board of Directors or Committee shall be filed with the minutes of the proceedings of the Board of Directors or Committee.

     SECTION 12.  Participation In Meetings By Means Of Conference
Telephone: Any one or more members of the Board of Directors or any Committee thereof may participate in a meeting of the Board of Directors or Committee by means of a conference telephone or similar communication equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such meeting.

                                  ARTICLE III

                                    OFFICERS

     SECTION 1. Executive Officers: The Officers of the Corporation shall consist of a Chairman of the Board of Directors, a Vice-Chairman of the Board, a President, a Vice President-Finance, one or more other Vice Presidents, one or more of whom may also be designated Executive Vice President or Senior Vice President, a Secretary, a Treasurer and a Controller, all of whom shall be elected annually by the Board at a meeting following the Annual Meeting of the shareholders. The Board may also elect one or more Assistant Treasurers and one or more Assistant Secretaries and such subordinate officers and agents of the Corporation as it may from time to time determine. The same person may hold two or more offices, except that the Chairman of the Board and President shall not hold the office of Secretary.

     SECTION 2. Chairman Of The Board, Duties Of: The Chairman of the Board shall be a director and shall be chief executive officer of the Corporation and, subject to the direction of the Board, shall exercise general supervision over the business and affairs of the Corporation and shall perform such other duties as may be assigned to him from time to time by the Board. If the office of the President is not independently established, he shall perform all duties of that office. He shall preside at all meetings of the Board of Directors and shall also preside at all meetings of the shareholders of the Corporation.

     SECTION 3. DUTIES OF VICE CHAIRMAN OF THE BOARD: THE VICE CHAIRMAN SHALL BE A DIRECTOR AND AN EXECUTIVE OFFICER OF THE CORPORATION AND SHALL SERVE AS CHAIRMAN OF THE EXECUTIVE COMMITTEE. FOR A PERIOD OF TWELVE (12) MONTHS FOLLOWING THE EFFECTIVE DATE OF THE AGREEMENT AND PLAN OF MERGER BETWEEN RELIANCE ELECTRIC COMPANY AND THE CORPORATION DATED AS OF AUGUST 30, 1994, THE VICE CHAIRMAN OF THE BOARD'S DUTIES SHALL BE FOCUSED PRIMARILY ON THE DEVELOPMENT OF THE STRATEGY FOR AND IMPLEMENTATION OF THE TRANSITION OF THE RELIANCE ELECTRIC COMPANY BUSINESS INTO THE BUSINESS OF THE CORPORATION UPON CONSULTATION WITH AND UNDER THE DIRECTION OF THE CHAIRMAN OF THE BOARD. NOTWITHSTANDING ARTICLE IV, SECTION 2, DURING THE ABOVE PERIOD, THE CHAIRMAN OF THE BOARD, WITH THE ADVICE OF THE VICE CHAIRMAN OF THE BOARD, SHALL SELECT THE PRESIDENT OF ANY SEGMENT OF THE CORPORATION'S BUSINESS OPERATED AS A DIVISION. IN ADDITION, THE VICE CHAIRMAN OF THE BOARD SHALL HAVE SUCH OTHER DUTIES AS THE CHAIRMAN OF THE BOARD AND THE VICE CHAIRMAN OF THE BOARD SHALL AGREE.

     SECTION 4. President, Duties of: The President shall be a director and shall be the chief operating officer of the Corporation and, subject to the direction of the Board of Directors and the Chairman of the Board, shall direct and supervise the business operations of the Corporation and shall perform such other duties as from time to time the Board of Directors may prescribe or the Chairman of the Board may assign to him. The office of the President will normally be vested in the Chairman of the Board, provided, however, that in the discretion of the Board of Directors, the position of President may be established independent of, but reporting to, the Chairman of the Board.

     SECTION 5.  Vice President-Finance, And Other Vice Presidents, Duties
Of: The Vice President-Finance shall serve as principal financial officer of the Corporation and shall perform such other duties as shall from time to time be prescribed by the Board of Directors or assigned to him by the Chairman of the Board or by the President. Each other Vice President shall perform such duties as from time to time may be prescribed by the Board of Directors or assigned to him by the Chairman of the Board or the Officer to whom he reports.

     SECTION 6. Treasurer and Controller, Duties Of: The Treasurer shall have the care and custody of all the funds and securities of the Corporation and, in general, shall perform all the duties incident to the office of Treasurer including the appointment of depository and disbursement banks. The Controller shall have charge of the books of account of the Corporation and, in general, shall perform all the duties incident to the office of the Controller. The Treasurer and the Controller shall also discharge such other duties as from time to time the Board of Directors may prescribe or the Chairman of the Board, the President, or the Vice President-Finance may assign.

     SECTION 7. Secretary, Duties Of: The Secretary shall keep the minutes of the meetings of the Board of Directors, of the Executive Committee and other Committees of the Board and of the shareholders, and shall attend to the giving and service of all notices for meetings of the Board of Directors, of the Executive Committee and other Committees of the Board and of the shareholders and otherwise whenever required, except to the extent, that such duties shall have been specifically delegated to another officer by the Board of Directors or by the Chairman of the Board. He shall have the custody of such books and papers as the Board of Directors, the Chairman of the Board, or the President may provide. He shall also discharge such other duties as from time to time the Board of Directors may prescribe or the Chairman of the Board, or the President may assign to him.

     SECTION 8. Assistant Officers: The Board of Directors may elect one or more Assistant Secretaries or one or more Assistant Treasurers. Each Assistant Secretary, if any, and each Assistant Treasurer, if any, shall have such authority and perform such duties as from time to time the Board of Directors may prescribe or the Chairman of the Board or the President may assign.

     SECTION 9. Subordinate Officers: The Board of Directors may elect such subordinate officers as it may deem desirable. Each such officer shall have such authority and perform such duties as the Board of Directors may prescribe. The Board of Directors may, from time to time, authorize any officer to appoint and remove subordinate officers and prescribe the powers and duties thereof.

     SECTION 10. Surety Bonds of Officers: The Board of Directors may require from any officer of the Corporation a bond in such amount as it may determine for the faithful discharge of the duties of any such officer; such bond to be approved by the Board and to be obtained at the expense of the Corporation.

     SECTION 11. Compensation of Officers: The Chairman of the Board, with the advice of the President of the Corporation, shall have power to fix the compensation of all officers of the Corporation, except the Chairman of the Board and the officers reporting directly to him. The Board of Directors shall have power to fix the compensation of the Chairman of the Board and of the officers reporting directly to him. The Board of Directors may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.

     SECTION 12. Vacancy: Any vacancy of an office occurring may be filled at any Regular or Special Meeting of the Board of Directors.

     SECTION 13. Removal of Officers: Any officer of the Corporation may be removed, with or without cause, by the vote of the Board of Directors at any meeting thereof.

     SECTION 14. Checks and Obligations: All notes and all checks, drafts, or other orders for the payment of money, and all endorsements thereof, executed on behalf of the Corporation shall be signed by any person or persons designated for the purpose either by the Board or by an officer or officers of the Corporation pursuant to authority delegated by the Board of Directors.

     SECTION 15.  Execution Of Contracts, Assignments, Deeds And Other
Documents: All contracts, agreements, assignments, transfers, guaranties, deeds, stock powers or other instruments of the Corporation may be executed and delivered by the Chairman of the Board, the President, or any Vice President or by such other officer or officers, or agent or agents, of the Corporation as shall be thereunto authorized from time to time either by the Board or by power of attorney executed by the Chairman of the Board, the President, any Senior Vice President, or by any person pursuant to authority granted by the Board; and the Secretary or any Assistant Secretary, the Treasurer or any Assistant Treasurer may affix the seal of the Corporation thereto and attest same.

     SECTION 16. Execution of Proxies: The Chairman of the Board, the President, or any Vice President or any other person designated by the Board of Directors, may authorize from time to time the execution and issuance of proxies to vote upon shares of stock of other corporations owned by the Corporation, or authorize the execution of a consent to action taken or to be taken by such other corporation. All such proxies or consents may be signed in the name of the Corporation by any of the persons above-mentioned in this Section 16 or by any other person or persons designated for the purpose either by the Board of Directors or by power of attorney executed by any person pursuant to authority granted by the Board.

     SECTION 17.  Facsimile Signatures:  Any signature which is authorized by
Section 14, 15 or 16 of this Article may be facsimile, if so determined by the Board of Directors, or by an officer or officers of the Corporation pursuant to authority delegated by the Board of Directors.

                                   ARTICLE IV

                             CREATION OF DIVISIONS

     SECTION 1. Creation of Divisions: The Board of Directors may from time to time create divisions and may set apart to such divisions such aspects or portions of the business, affairs and properties of the Corporation as the Board may from time to time determine. Each division of the Corporation shall be organized and regulated as hereinafter provided in this Article IV. As used in the succeeding Sections of this Article, the term "Company" shall refer to any division of the Corporation.

     SECTION 2. Executive Officers of Company: The Chairman of the Board of the Corporation may appoint, with the advice of the President of the Corporation, as Executive Officers of the Company, a President, one or more Vice Presidents, appropriate Financial Officers and a Secretary and in his discretion, one or more Assistant Secretaries and Assistant Financial Officers and such subordinate officers as may from time to time be deemed desirable. Such officers shall be appointed as soon as practicable following the creation of the Company and thereafter shall hold office at the discretion of the Chairman of the Board of the Corporation. The same person may hold two or more offices of the Company, except the offices of President and Secretary of the Company, and any person holding an office of the Company may also be elected by the Board as an officer of the Corporation. Vacancies occurring in any office may be filled at any time by the Chairman of the Board of the Corporation, with the advice of the President of the Corporation. The Executive Officers and all other persons who shall serve the Company in the capacities set forth in this Article are hereby appointed agents of the Corporation with the powers and duties herein set forth. However, the authority of said agents shall be limited to matters related to the properties, business and affairs of the Company, and shall not extend to any other portion of the properties, business and affairs of the Corporation nor are such Executive Officers or other persons to be considered officers of the Corporation.

     SECTION 3. Authority of the Executive Officers of Company: The President of the Company shall be the Chief Executive Officer of the Company. He shall exercise general supervision over the business, affairs and properties of the Company and shall be directly responsible to, and shall perform such other duties as may be assigned to him from time to time by, the Chairman of the Board or the assigned Officer or other employee of the Corporation to whom the President of the Company reports. All Executive Officers other than the President of the Company, and any subordinate officers, shall be directly responsible to the President of the Company and any Officer or other employee of the Corporation as the Chairman of the Board or the assigned Officer of other employee of the Corporation to whom the President of the Company reports shall direct.

     SECTION 4. Use of Divisional Names: In executing any document on behalf of any division of the Corporation, the name of such division shall be followed by the words "a division of General Signal Corporation." In any instance in which a division of the Corporation shall use the name of the division followed by the words, "a unit of General Signal," such words shall have the same meaning as "a division of General Signal Corporation."

                                   ARTICLE V

                                INDEMNIFICATION

     SECTION 1. Indemnification: Except to the extent expressly prohibited by the New York Business Corporation Law, the Corporation shall indemnify each person made or threatened to be made a party to any action or proceeding, whether civil or criminal, and whether by or in the right of the Corporation or otherwise, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation, or serves or served at the request of the Corporation any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity while he or she was such a director or officer (hereinafter referred to as "Indemnified Person"), against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such Indemnified Person establishes that either (a) his or her acts were committed in bad faith, or were the result of active and deliberate dishonesty, and were material to the cause of action so adjudicated, or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     The Corporation shall advance or promptly reimburse upon request any Indemnified Person for all expenses, including attorneys' fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if such Indemnified Person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such Indemnified Person is entitled.

     Nothing herein shall limit or affect any right of any Indemnified Person otherwise than hereunder to indemnification or expenses, including attorneys' fees, under any statute, rule, regulation, certificate of incorporation, by-law, insurance policy, contract or otherwise.

     Anything in these by-laws to the contrary notwithstanding, no elimination of this by-law, and no amendment of this by-law adversely affecting the right of any Indemnified Person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such Indemnified Person of such action, and no elimination of or amendment to this by-law shall thereafter deprive any Indemnified Person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

     The Corporation shall not, except by elimination or amendment of this by-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the right of any Indemnified Person to, indemnification in accordance with the provisions of this by-law. The indemnification of any Indemnified Person provided by this by-law shall be deemed to be a contract between the Corporation and each Indemnified Person and shall continue after such Indemnified

Person has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnified Person's heirs, executors, administrators and legal representatives. If the Corporation fails timely to make any payment pursuant to the indemnification and advancement or reimbursement of expenses provisions of this Article V and an Indemnified Person commences an action or proceeding to recover such payment, the Corporation in addition shall advance or reimburse such Indemnified Person for the legal fees and other expenses of such action or proceeding.

     The Corporation is authorized to enter into agreements with any of its directors or officers extending rights to indemnification and advancement of expenses to such Indemnified Person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such Indemnified Person pursuant to this by-law, it being expressly recognized hereby that all directors or officers of the Corporation, by serving as such after the adoption hereof, are acting in reliance hereon and that the Corporation is estopped to contend otherwise. Persons who are not directors or officers of the Corporation shall be similarly indemnified and entitled to advancement or reimbursement of expenses to the extent authorized at any time by the Board of Directors.

     In case any provision in this by-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to its directors or officers, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law whether arising from alleged or actual occurrences, acts or failures to act occurring before or after the adoption of this Article V.

     For purposes of this by-law, the Corporation shall be deemed to have requested an Indemnified Person to serve an employee benefit plan where the performance by such Indemnified Person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such Indemnified Person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on an Indemnified Person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable fines. For purposes of this by-law, the term "Corporation" shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions.

                                   ARTICLE VI

                                 CAPITAL STOCK

     SECTION 1. Certificates of Capital Stock: All certificates of stock of the Corporation, both preferred and common, shall be separately numbered and the facsimile signature of the Chairman of the Board or the President, or any Vice Chairman of the Board, or a Vice President and the facsimile counter-signature of the Treasurer, or an Assistant Treasurer, or the Secretary or an Assistant Secretary and the facsimile seal of the Corporation shall appear thereon, all in manner as authorized under the laws of the State of New York and approved by the New York Stock Exchange.

     SECTION 2. Transfer Agent and Registrar: All certificates of stock of the Corporation shall be issued only through a Transfer Agent of the Corporation's stock, consisting of a Bank or Trust Company, duly appointed by the Board of Directors to act as Transfer Agent and bear the counter-signature of the Registrar of the Corporation's stock duly appointed by the Board of Directors to act as Registrar. Endorsement to the foregoing effect shall be made upon all certificates issued.

     SECTION 3. Transfer of Shares: Shares of stock shall be transferable only on the books of the Corporation by the holder thereof in person or pursuant to a power of attorney duly executed and filed with the Transfer Agent, upon the surrender of the certificate representing the shares to be transferred, properly endorsed. All certificates surrendered for transfer shall be cancelled by the Transfer Agent.

     SECTION 4. Lost, Destroyed or Stolen Certificates: No certificate for shares of stock of the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation, if the Board of Directors shall so require, of a bond of indemnity upon such terms and secured by such surety as the Board of Directors may in its discretion determine to be satisfactory.

     SECTION 5. Seal of Corporation: The seal of the Corporation shall be circular in form and bear the words "GENERAL SIGNAL CORPORATION" next inside the line of its circumference and the words "Incorporated June 13th, 1904" in the center within the line of an inner circle.

                                  ARTICLE VII

                                   AMENDMENTS

     SECTION 1. Amendments: Except as otherwise provided by the Certificate of Incorporation, any provision or provisions of these By-Laws, including any amendment thereof, regardless of the manner in which any such provision or amendment may have been adopted, may be deleted or amended in any respect at any Annual Meeting of the shareholders, or at any Special Meeting called for that purpose, by a majority of the votes cast at such meeting in person or by proxy by the holders of shares entitled to vote thereon, or with the exception of this
Section 1 of Article VII, by a majority of the Board of Directors then in office at any meeting thereof.

                                  ARTICLE VIII

                                WAIVER OF NOTICE

     SECTION 1. Waiver of Notice: Any notice required by these By-Laws may be waived in writing, either before or after the action requiring such notice is taken.

                                                                         ANNEX D
              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on an national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

             b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

             c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 61,L. '93, eff. 7-1-93.)

                                                                         ANNEX E

                                     A R T

                                                                 August 29, 1994

The Board of Directors
General Signal Corporation
One High Ridge Park
Stamford, CT 06904

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the shareholders of General Signal Corporation, a New York corporation ("General Signal" or the "Company"), of the consideration to be paid to the shareholders of Reliance Electric Company, a Delaware corporation ("Reliance"), pursuant to the terms of the Agreement and Plan of Merger, dated as of August 29, 1994 (the "Agreement"), by and between the Company and Reliance.

     Pursuant to the terms and subject to the conditions of the Agreement, Reliance will be merged with and into the Company (the "Merger") and each of the outstanding shares of common stock of Reliance will be converted into shares of common stock of General Signal as provided in the Agreement. Consummation of the Merger is subject to the terms and conditions set forth in the Agreement. We further understand that the Merger is intended to qualify as a non-taxable transaction under Section 368 of the Internal Revenue Code of 1986, as amended, and that, for accounting purposes, the Merger is intended to be treated as a pooling of interests.

     In arriving at our opinion, we have reviewed the Agreement. We have also reviewed financial and other information that was publicly available or furnished to us by the Company and reliance including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of each of the Company and reliance for the 1994 and 1995 fiscal years prepared by the management of the Company and Reliance, respectively. In addition, we have (i) examined the impact of the Merger on earnings attributable to the Company's common stock given a range of possible operating synergies resulting from the Merger; (ii) compared the relative contribution of the Company's revenues, operating income, net income and other measures to the merged entity with the Company's post-Merger pro forma ownership of the merged entity; (iii) compared certain financial, security and other data of Reliance with various other electrical equipment companies which we deemed to be comparable to Reliance; (iv) reviewed the historical stock prices and trading volumes of the common stock of the Company and Reliance as well as the relative trading levels of those companies' common stocks; (v) reviewed prices and premiums paid in certain other business combinations and compared those to the premium proposed to be paid in the Merger; and (vi) conducted such other financial studies, analysis and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all the financial and other information that was available to us from public sources, that was provided to us by the Company and Reliance or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of the Company and Reliance as to the future operating and financial performance of the Company and Reliance. In particular, we have relied upon, without independent investigation, the estimates of the Company and Reliance of the operating synergies achievable as a result of the Merger. We did not make any independent evaluation of the assets, liabilities or operations of the Company or Reliance, nor did we verify any of the information reviewed by us. We have made no independent investigation of any legal matters affecting the Company or Reliance.

     Our opinion is necessarily based upon economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion, except as expressly contemplated by the letter agreement, dated August 16, 1994, by and between the Company and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). We are expressing no opinion herein as to the prices at which the Company's common stock, post-Merger, will actually trade at any time. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

     DLJ is a wholly-owned subsidiary of The Equitable Life Companies Incorporated of the United States ("The Equitable"). DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past two years, DLJ has received an aggregate of $2.3 million in connection with various investment banking services rendered to the Company. Alliance Capital Management L.P. ("Alliance"), a 65% owned affiliate company of The Equitable, owns approximately 75,000 shares of the Company (0.2% of the outstanding common shares) and approximately 4.3 million shares of Reliance (8.6% of the outstanding common shares). Although DLJ and Alliance share a common parent company in The Equitable, DLJ disclaims any ability to influence the investment decisions made by Alliance.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be paid by the Company to the shareholders of Reliance pursuant to the Agreement is fair to the shareholders of the Company from a financial point of view.

                                          Very truly yours,


                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By:
                                             ------------------------------
                                                   Frederick C. Lane
                                                   Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article V, Section 1, Paragraph 1 of the By-Laws of General Signal reads as follows:

          "SECTION 1: Except to the extent expressly prohibited by the New York Business Corporation Law, the Corporation shall indemnify each person made or threatened to be made a party to any action or proceeding, whether civil or criminal, and whether by or in the right of the Corporation or otherwise, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation, or serves or served at the request of the Corporation or any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity while he or she was such a director or officer (hereinafter referred to as 'Indemnified Person'), against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such Indemnified Person establishes that either (a) his or her acts were committed in bad faith, or were the result of active and deliberate dishonesty, and were material to the cause of action so adjudicated, or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled."

     General Signal also has entered into individual contracts with its directors, Chief Financial Officer and General Counsel providing for indemnification similar to the indemnification provisions in General Signal's By-Laws. A copy of General Signal's By-Laws has been filed with the Securities and Exchange Commission as an exhibit to General Signal's Quarterly Report on Form 10-Q/A for the three months ended March 31, 1994.

     Sections 721 through 726 of the New York Business Corporation Law ("BCL") contain provisions for indemnification by General Signal, under certain circumstances, of officers and directors of General Signal for certain liabilities which may be incurred by them in their capacities as such.

     General Signal has purchased insurance to indemnify General Signal and all of its directors, officers and certain other employees who hold management positions in General Signal and its operating divisions and subsidiaries for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of New York.

     Limitation on Directors' Liability. General Signal's Restated Certificate of Incorporation includes a provision eliminating directors' liability to General Signal and stockholders of General Signal in certain circumstances authorized by New York law. This provision, which is authorized by Section 402(b) of the BCL, provides that a director shall not be personally liable to General Signal or its stockholders for monetary damages for breach of duty as a director unless the director's acts or omissions (a) were in bad faith, (b) involved intentional misconduct or a knowing violation of law, (c) resulted in the director deriving an improper personal benefit, or (d) resulted in the paying of a dividend, the approval of a stock repurchase, the distribution of corporate assets upon dissolution, or the making of a loan to a director in violation of Section 714 of the BCL.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

EXHIBIT NO.                                          DESCRIPTION
- -----------       ---------------------------------------------------------------------------------
 2            --  Agreement and Plan of Merger, dated as of August 30, 1994, by and between General
                  Signal and Reliance Electric Company (included in the Registration Statement as
                  Annex A).
 3.1          --  Restated Certificate of Incorporation of General Signal, as amended through April
                  21, 1994, previously filed as Exhibit 3.1 to the Registrant's Form 10-Q/A for the three months ended March 31, 1994 filed June 10, 1994.
 3.2          --  Form of Restated Certificate of Incorporation of General Signal (included in the
                  Registration Statement as Annex B).
 3.3**        --  By-laws of General Signal, as amended through August 29, 1994.
 3.4          --  Form of Restated By-Laws of General Signal (included in the Registration
                  Statement as Annex C).
 4.1          --  Copies of the instruments with respect to the Registrant's long-term debt are available from the Securities and Exchange Commission upon request.
 4.2          --  Copies of the Credit Agreements among the Registrant and various Commercial
                  Banking Institutions, as amended through December 31, 1993, as described in the
                  Notes to the General Signal Financial Statements herein, are available from the
                  Securities and Exchange Commission upon request.
 4.3**        --  Specimen Class B Common Stock Certificate
 5**          --  Opinion of Cahill Gordon & Reindel regarding the legality of the securities being registered.
 8**          --  Opinion of Cahill Gordon & Reindel regarding certain federal income tax consequences.
12**          --  Calculation of Ratios of Earnings to Fixed Charges.
23.1*         --  Consent of Ernst & Young LLP.
23.2*         --  Consent of KPMG Peat Marwick LLP.
23.3*         --  Consent of Price Waterhouse LLP.
23.4**        --  Consent of Cahill Gordon & Reindel (included in Exhibit 5).
23.5**        --  Consent of Donaldson, Lufkin & Jenrette Securities Corporation.
23.6**        --  Consent of Goldman, Sachs & Co.
23.7**        --  Consent of Prudential Securities Incorporated.
24            --  Powers of Attorney (see signature page).
99.1**        --  Consents of Director Nominees.
99.2**        --  Proxy Card.
(b)           --  Financial Statement schedules and reports of independent auditors.
99.2**        --  Reports of Independent Auditors.

- ---------------
 * Filed herewith.

** To be filed by Amendment.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (c) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 19th day of October, 1994.

                                          GENERAL SIGNAL CORPORATION

                                          By: /s/     EDGAR J. SMITH, JR.
                                              Edgar J. Smith, Jr.
                                              Vice President, General
                                              Counsel and Secretary

                               POWERS OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes Stephen W. Nagy and Edgar J. Smith, Jr. and each of them singly, such person's true and lawful attorneys, each with full power of substitution to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person's signature as it may be signed by said attorneys to any and all amendments.

              SIGNATURE                               TITLE                        DATE
- -------------------------------------      ----------------------------      -----------------
/s/     EDMUND M. CARPENTER                Chairman and Chief Executive      October 19, 1994
(Edmund M. Carpenter)                      Officer and Director
                                           (Principal Executive
                                           Officer)
/s/        STEPHEN W. NAGY                 Senior Vice President --          October 19, 1994
(Stephen W. Nagy)                          Finance and Chief Financial
                                           Officer (Principal Financial
                                           and Accounting Officer)
/s/       TERRY J. MORTIMER                Vice President and                October 19, 1994
(Terry J. Mortimer)                        Controller (Principal
                                           Accounting Officer)
/s/        RALPH E. BAILEY                 Director                          October 19, 199B
(Ralph E. Bailey)
/s/        VAN C. CAMPBELL                 Director                          October 19, 1994
(Van C. Campbell)
/s/      RONALD E. FERGUSON                Director                          October 19, 1994
(Ronald E. Ferguson)

              SIGNATURE                               TITLE                        DATE
- -------------------------------------      ----------------------------      -----------------
/s/         JOHN P. HORGAN                 Director                          October 19, 1994
- -------------------------------------
(John P. Horgan)
/s/        C. ROBERT  KIDDER               Director                          October 19, 1994
- -------------------------------------
(C. Robert Kidder)
/s/        RICHARD J.  KOGAN               Director                          October 19, 1994
- -------------------------------------
(Richard J. Kogan)
                                           Director                                    , 1994
- -------------------------------------
(Michael D. Lockhart)
/s/        NATHAN R. OWEN                  Director                          October 19, 1994
- -------------------------------------
(Nathan R. Owen)
/s/       ROLAND W. SCHMITT                Director                          October 19, 1994
- -------------------------------------
(Roland W. Schmitt)
/s/          JOHN R.  SELBY                Director                          October 19, 1994
- -------------------------------------
(John R. Selby)

                               INDEX TO EXHIBITS

                                                                                         SEQUENTIAL
EXHIBIT NO.                                    DESCRIPTION                               PAGE NUMBER
- -----------       ---------------------------------------------------------------------  -----------
 2            --  Agreement and Plan of Merger, dated as of August 30, 1994, by and between General Signal and Reliance Electric Company (included in the
                  Registration Statement as Annex A).
 3.1          --  Restated Certificate of Incorporation of General Signal, as amended through April 21, 1994, previously filed as Exhibit 3.1 to the
                  Registrant's Form 10-Q/A for the three months ended March 31, 1994 filed June 10, 1994.
 3.2          --  Form of Restated Certificate of Incorporation of General Signal
                  (included in the Registration Statement as Annex B).
 3.3**        --  By-laws of General Signal, as amended through August 29, 1994.
 3.4          --  Form of Restated By-Laws of General Signal (included in the
                  Registration Statement as Annex C).
 4.1          --  Copies of the instruments with respect to the Registrant's long-term debt are available from the Securities and Exchange Commission upon request.
 4.2          --  Copies of the Credit Agreements among the Registrant and various
                  Commercial Banking Institutions, as amended through December 31,
                  1993, as described in the Notes to the General Signal Financial
                  Statements herein, are available from the Securities and Exchange
                  Commission upon request.
 4.3**        --  Specimen Class B Common Stock Certificate
 5**          --  Opinion of Cahill Gordon & Reindel regarding the legality of the securities being registered.
 8**          --  Opinion of Cahill Gordon & Reindel regarding certain federal income tax consequences.
12**          --  Calculation of Ratios of Earnings to Fixed Charges.
23.1*         --  Consent of Ernst & Young LLP.
23.2*         --  Consent of KPMG Peat Marwick LLP.
23.3*         --  Consent of Price Waterhouse LLP.
23.4**        --  Consent of Cahill Gordon & Reindel (included in Exhibit 5).
23.5**        --  Consent of Donaldson, Lufkin & Jenrette Securities Corporation.
23.6**        --  Consent of Goldman, Sachs & Co.
23.7**        --  Consent of Prudential Securities Incorporated.
24            --  Powers of Attorney (see signature page).
99.1**        --  Consents of Director Nominees.
99.2**        --  Proxy Card.
(b)           --  Financial Statement schedules and reports of independent auditors.
99.2**        --  Reports of Independent Auditors.

- ---------------
 * Filed herewith.

** To be filed by Amendment.